     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 13, 1996
                                                     REGISTRATION NO. 333-4507
- -----------------------------------------------------------------------------


                      SECURITIES AND EXCHANGE COMMISSION

                            WASHINGTON, D.C. 20549

                                AMENDMENT NO. 1
                                      TO

                                   FORM S-1

                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                            TEAM RENTAL GROUP, INC.

            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


              DELAWARE                            7514                       59-3227576
(State or other jurisdiction of      (Primary standard industrial      (I.R.S. employer
 incorporation or organization)      classification code number)       identification number)

                               125 BASIN STREET
                                   SUITE 210
                         DAYTONA BEACH, FLORIDA 32114
                                (904) 238-7035

  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                SANFORD MILLER
                           CHAIRMAN OF THE BOARD AND
                            CHIEF EXECUTIVE OFFICER
                            TEAM RENTAL GROUP, INC.
                               125 BASIN STREET
                                   SUITE 210
                         DAYTONA BEACH, FLORIDA 32114
                                (904) 238-7035

   (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA
                          CODE, OF AGENT FOR SERVICE)

                                  COPIES TO:

     Jeffrey M. Stein                              B. Lynn Walsh
     King & Spalding                            J. Stephen Hufford
    191 Peachtree Street                         Hunton & Williams
 Atlanta, Georgia 30303-1763               NationsBank Plaza -- Suite 4100
      (404) 572-4600                         600 Peachtree Street, N.E.
                                            Atlanta, Georgia 30303-2216
                                                 (404) 888-4000

   Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

   If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [ ]

   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]







   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                       CALCULATION OF REGISTRATION FEE

- -----------------------------------------------------------------------------


      TITLE OF EACH CLASS         AMOUNT TO BE    PROPOSED MAXIMUM   PROPOSED MAXIMUM     AMOUNT OF
        OF SECURITIES TO           REGISTERED      OFFERING PRICE   AGGREGATE OFFERING   REGISTRATION
         BE REGISTERED               (1)(2)         PER UNIT (3)        PRICE (3)         FEE (2)(3)
- ------------------------------  ---------------  ----------------  ------------------  --------------
Class A Common Stock, $.01 par     4,600,000
 value per share ..............      shares            $15.75          $72,450,000         $23,164
- ------------------------------  ---------------  ----------------  ------------------  --------------


- -----------------------------------------------------------------------------


   (1) Includes 4,223,636 shares of Class A Common Stock that were previously registered on May 24, 1996. The Registration Fee of $21,119 for such shares was paid at the date of filing. The Registrant is registering an additional 376,364 shares of Class A Common Stock by this Amendment and paying an additional registration fee of $2,045 herewith.

   (2) Includes 600,000 shares of Class A Common Stock issuable upon exercise of an over-allotment option granted by the Company to the Underwriters.

   (3) Estimated solely for the purpose of calculating the registration fee for the additional shares registered under this amendment based upon the average between the high and low price of the Common Stock on the Nasdaq National Market on June 7, 1996, pursuant to Rule 457(c).


   THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                            TEAM RENTAL GROUP, INC.
                             CROSS REFERENCE SHEET
         PURSUANT TO ITEM 501(B) OF REGULATION S-K SHOWING LOCATION IN
            PROSPECTUS OF INFORMATION REQUIRED BY ITEMS OF FORM S-1



ITEM NUMBER AND CAPTION IN FORM S-1                     LOCATION IN PROSPECTUS
- -------------------------------------------------     -----------------------------------------------
 1. Forepart of the Registration Statement and
    Outside Front Cover Page of Prospectus ............  Facing Page; Outside Front Cover Page

 2. Inside Front and Outside Back Cover Pages of
    Prospectus ........................................  Inside Front Cover Page; Outside Back
                                                         Cover Page

 3. Summary Information, Risk Factors and
    Ratio of Earnings to Fixed Charges ................   Prospectus Summary; Risk Factors; The Company

 4. Use of Proceeds ...................................   Prospectus Summary; Use of Proceeds

 5. Determination of Offering Price ...................   Outside Front Cover Page; Underwriting

 6. Dilution ..........................................   Not Applicable

 7. Selling Security Holders ..........................   Principal and Selling Stockholders

 8. Plan of Distribution ..............................   Underwriting

 9. Description of Securities to Be Registered  .......   Description of Capital Stock

10. Interests of Named Experts and Counsel  ...........   Not Applicable
                                                          Outside Front Cover Page; Prospectus Summary; Risk
                                                          Factors; The Company; Use of Proceeds; Price Range
                                                          of Common Stock; Dividend Policy; Capitalization;
                                                          Pro Forma Consolidated Financial Statements;
                                                          Selected Financial Data; Management's Discussion
                                                          and Analysis of Financial Condition and Results of
                                                          Operations; Business; Management; Certain
                                                          Transactions; Principal and Selling Stockholders;
                                                          Description of Capital Stock; Shares Eligible for

11. Information with Respect to the Registrant  .......   Future Sale

12. Disclosure of Commission Position on
    Indemnification for Securities Act Liabilities  ...   Not Applicable

   Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.







                  SUBJECT TO COMPLETION, DATED JUNE 13, 1996
                               4,000,000 Shares



                              [TEAM RENTAL LOGO]



                           Team Rental Group, Inc.
                             Class A Common Stock
                               ($.01 par value)


Of the shares of Class A Common Stock of Team Rental Group, Inc. (the "Company" or "TEAM") offered hereby (the "Offering"), 3,167,273 shares are being sold by the Company and 832,727 shares are being sold by the Selling Stockholders named herein under "Principal and Selling Stockholders" (the "Selling Stockholders"). The Company will not receive any proceeds from the sale of shares by the Selling Stockholders. The Class A Common Stock is listed on The Nasdaq Stock Market's National Market under the symbol "TBUD." On June 12, 1996, the last reported sale price of the Class A Common Stock on the Nasdaq National Market was $16.50 per share.


  The Company has two classes of Common Stock, the Class A Common Stock, par value $.01 per share (the "Class A Common Stock"), and the Class B Common
 Stock, par value $.01 per share (the "Class B Common Stock"). Holders of the
  Class A Common Stock are entitled to one vote per share and holders of the Class B Common Stock are entitled to ten votes per share.

 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE CLASS A COMMON STOCK, SEE "RISK FACTORS" BEGINNING
                               ON PAGE 9 HEREIN.

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
  AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
      ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE
                       CONTRARY IS A CRIMINAL OFFENSE.



                                UNDERWRITING                       PROCEEDS TO
                   PRICE TO     DISCOUNTS AND      PROCEEDS TO       SELLING
                    PUBLIC       COMMISSIONS       COMPANY(1)      STOCKHOLDERS
                -----------  -----------------  --------------- ---------------

Per Share .....   $             $                  $               $
Total(2) ...... $             $                  $               $



- ------------


   (1) Before deduction of expenses payable by the Company estimated at $635,000.

   (2) The Company has granted the Underwriters an option, exercisable for 30 days from the date of this Prospectus, to purchase a maximum of 600,000 additional shares of Class A Common Stock to cover over-allotments of shares. If the option is exercised in full, the total Price to Public
       will be $   , Underwriting Discounts and Commissions will be $    and
       Proceeds to Company will be $   . See "Underwriting."

   The shares are offered by the several Underwriters when, as and if delivered to and accepted by the Underwriters and subject to their right to reject orders in whole or in part. It is expected that the Class A Common
Stock will be ready for delivery on or about      , 1996, against payment in
immediately available funds.


CS First Boston
                The Chicago Corporation
                                      McDonald & Company Securities, Inc.

                 The date of this Prospectus is       , 1996.

                         [MAP AND PHOTOS TO BE ADDED]













IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE CLASS A COMMON STOCK AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NASDAQ NATIONAL MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

IN CONNECTION WITH THIS OFFERING, CERTAIN UNDERWRITERS AND SELLING GROUP MEMBERS AND THEIR RESPECTIVE AFFILIATES MAY ENGAGE IN PASSIVE MARKET MAKING TRANSACTIONS IN THE CLASS A COMMON STOCK ON THE NASDAQ NATIONAL MARKET IN ACCORDANCE WITH RULE 10b-6A UNDER THE SECURITIES EXCHANGE ACT OF 1934. SEE "UNDERWRITING."

DURING THE OFFERING, CERTAIN PERSONS AFFILIATED WITH PERSONS PARTICIPATING IN THE DISTRIBUTION MAY ENGAGE IN TRANSACTIONS FOR THEIR OWN ACCOUNTS OR FOR THE ACCOUNTS OF OTHERS IN THE CLASS A COMMON STOCK PURSUANT TO EXEMPTIONS FROM RULES 10b-6, 10b-7 AND 10b-8 UNDER THE SECURITIES EXCHANGE ACT OF 1934.

                              PROSPECTUS SUMMARY

   The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and the financial statements and notes thereto appearing elsewhere in this Prospectus. Unless the context otherwise requires, references to the "Company" or "TEAM" in this Prospectus include Team Rental Group, Inc. and its operating subsidiaries and predecessors. The information set forth herein assumes no exercise of the Underwriters' over-allotment option. "Common Stock," as used herein, refers collectively and without distinction to the Class A Common Stock and the Class B Common Stock.

                                 THE COMPANY


   Team Rental Group, Inc. is the largest Budget Rent a Car ("Budget") franchisee worldwide and is one of the largest independent retailers of late model automobiles in the United States. In 1994, TEAM embarked on a strategy to significantly expand its Budget franchise base and to develop a branded retail car sales operation within its Budget franchise territories. This strategy both leverages management's experience and creates certain operating efficiencies between these complementary businesses. Through its 159 vehicle rental locations, TEAM had pro forma 1995 revenue of $202.9 million, and the Company operates nine retail car sales facilities with monthly sales revenue of $10.7 million for May 1996. The Company estimates it will purchase approximately 40,000 vehicles over the next twelve months, consisting of new automobiles and trucks for its Budget rental operations, late model automobiles for its retail car sales operations and new passenger vans for its van pooling operations.

                                   STRATEGY

   Since its initial public offering in August 1994, the Company has pursued an aggressive growth strategy in both its vehicle rental and retail car sales operations. TEAM has added nine Budget franchise territories with 136 current locations to the four territories that it operated at the time of its initial public offering, thereby enhancing the economies of scale in its operations, balancing its geographic scope and reducing seasonal fluctuations. Concurrently, the Company has developed or acquired its first nine retail car sales facilities--all within its Budget territories.

   The Company's strategy is to increase its revenues and improve its profitability by:

   o  Significantly expanding its retail car sales operations;

   o  Acquiring additional Budget franchises; and

   o  Enhancing the scale and performance of its Budget Franchise Group.

   Significantly Expand Retail Car Sales Operations. In recent years, there has been increasing demand for low mileage, late model cars and several companies have begun retailing such cars on a national or regional basis under a single trade name. The Company's senior executive officers have significant experience in acquiring and selling low mileage, late model cars and the Company believes it will be able to obtain efficiencies by operating retail car sales facilities in conjunction with certain of its Budget rental facilities. The Company will seek to significantly expand its retail car sales operations by adding facilities in (i) its seven existing car sales markets, (ii) the Budget territories where it does not currently have retail car sales operations and (iii) markets beyond its franchise territories.

   Acquire Additional Budget Franchise Territories. TEAM will seek to increase its revenues and profitability through additional opportunistic acquisitions of Budget franchise territories, and believes that desirable acquisition candidates will continue to exist within the Budget System. While the Company would consider the acquisition of franchise territories in most regions of the United States, there may be greater opportunities to achieve additional operating efficiencies by acquiring franchise territories contiguous to its existing territories. The Company believes that both TEAM and BRAC have benefited from the improved results achieved by the franchises acquired by the Company.

   Enhance the Scale and Performance of its Budget Franchise Group. The Company believes it will be able to enhance the profitability of its existing Budget franchises and any additional Budget franchises that it may acquire by reducing the cost of operating those franchises and increasing the rental revenues realized. The Company believes it will be able to reduce costs through achieving further economies of scale, optimizing fleet mix and utilization, and implementing standard cost management practices in its newly acquired territories. The most significant elements of achieving revenue growth include utilizing yield management models to optimize pricing, adding additional locations in its existing and newly acquired franchise territories (particularly by adding non-airport locations) and placing an increased emphasis on the sale of ancillary products and services.

                                GROWTH HISTORY

   The following tables chronologically detail TEAM's acquisitions of Budget franchises and the openings of its retail car sales facilities:

VEHICLE RENTAL--BUDGET FRANCHISE ACQUISITIONS



                                                                                 1995
                                              LOCATIONS AT    FLEET SIZE AT    REVENUES
FRANCHISE TERRITORY          DATE ACQUIRED    MAY 31, 1996    MAY 31, 1996    (MILLIONS)
- -------------------------  ---------------  --------------  ---------------  ----------
Owned prior to August
 1994
San Diego ................  April 1987      12                    1,610         $ 18.6
Albany ...................  August 1991     3                       237            2.5
Rochester ................  November 1991   3                       217            2.5
Richmond .................  December 1991   5                       415            3.6
                                            --------------  ---------------  ----------
Total for franchises owned prior to
 initial public offering .................. 23                    2,479           27.2
                                                            ---------------  ----------
Acquired since August 1994
Philadelphia .............  August 1994     22                    2,019           21.0
Pittsburgh ...............  August 1994     14                    1,070           13.0
Cincinnati ...............  August 1994     8                       880            8.0
Fort Wayne ...............  November 1994   3                       187            1.7
Charlotte ................  January 1995    6                       565            6.5
Dayton ...................  January 1995    6                       452            5.2
Hartford .................  March 1995      13                      928            9.6
Los Angeles(1) ...........  October 1995    41                    5,355           63.4(2)
Phoenix ..................  February 1996   23                    2,953           47.3(2)
                                            --------------  ---------------  ----------
Total for franchises acquired since
 initial public offering .................. 136                  14,409          175.7
                                            --------------  ---------------  ----------
Total ..................................... 159                  16,888         $202.9
                                            ==============  ===============  ==========


- ------------


   (1) Excludes the vehicle rental operations at Los Angeles International Airport.

   (2) Includes operations prior to their date of acquisition by the Company. See the Unaudited Pro Forma Consolidated Statement of Operations for the year ended December 31, 1995 included under "Pro Forma Consolidated Financial Statements."

RETAIL CAR SALES--FACILITIES OPENED



                                                     MAY 1996 SALES
                         DATE           MAY 1996          REVENUE
METROPOLITAN AREA   ACQUIRED/OPENED   VEHICLES SOLD     (THOUSANDS)
- -----------------  ---------------  ---------------  ---------------

San Diego--East  .    November 1994        61            $   982
Dayton--North  ...    January 1995         34                518
San Diego--West  .    April 1995           100              1,843
Philadelphia .....    May 1995              91              1,712
Charlotte ........    September 1995        90              1,462
Richmond .........    October 1995          92              1,497
Ontario ..........    October 1995          35                688
Cincinnati .......    April 1996            47                726
Dayton--South  ...    April 1996            80              1,305
                                    ---------------  ---------------
 Total ............................        630            $10,733
                                    ===============  ===============




In February 1996, the Company also acquired VPSI, Inc. ("Van Pool"), which operates commuter van pooling services in 21 markets. Van Pool had a fleet of approximately 3,250 vehicles at May 31, 1996.

   Sanford Miller (Chairman and Chief Executive Officer), John P. Kennedy (President and Chief Operating Officer) and Jeffrey D. Congdon (Chief Financial Officer and Secretary) (collectively, the "Principal Executive Officers") have a combined 74 years of experience in the vehicle rental business and have acquired and operated 54 Budget franchises over the past 15 years. In addition, Messrs. Miller and Congdon have a combined 25 years of experience operating retail car sales facilities. These individuals will remain the controlling stockholders of the Company after consummation of the Offering.

   The principal executive offices of the Company are located at 125 Basin Street, Suite 210, Daytona Beach, Florida 32114, and its telephone number at that location is (904) 238-7035.


                                 THE OFFERING


Class A Common Stock offered by:
 The Company ...................................... 3,167,273 shares

 Selling Stockholders ............................. 832,727 shares
                                                    4,000,000 shares

Common Stock to be outstanding
 after the Offering(1)  ........................... 8,660,449 shares of Class A
                                                    Common Stock 1,936,600
                                                    shares of Class B Common
                                                    Stock 10,597,049 shares of
                                                    Common Stock The proceeds to
                                                    the Company from the
                                                    Offering will be used to
                                                    reduce outstanding
                                                    indebtedness and for general
                                                    corporate purposes. The
                                                    Company will not receive any
                                                    proceeds from the sale of
                                                    shares by the

Use of Proceeds to the Company .................... Selling Stockholders.

Nasdaq National Market symbol ..................... TBUD


- ------------


   (1) Does not include 285,000 shares of the Class A Common Stock reserved for issuance under the Company's stock option plans, of which options to purchase 217,600 shares have been granted, and 362,500 shares of the Class A Common Stock reserved for issuance upon exercise of outstanding stock purchase warrants. See "Management--Benefit Plans" and "Description of Capital Stock-- Warrants."

                            SUMMARY FINANCIAL DATA


   Historical Data. The 1994 data include results of operations for the Company's Philadelphia and Pittsburgh, Pennsylvania, Cincinnati, Ohio and Ft. Wayne, Indiana operations from their respective acquisition dates. The 1995 data include results of operations for the Company's Hartford, Connecticut and Los Angeles, California operations from their respective acquisition dates. The data for the three months ended March 31, 1995 include results of operations for the Company's Hartford, Connecticut operation from its acquisition date. The data for the three months ended March 31, 1996 include results of operations for the Company's Phoenix, Arizona operation and for Van Pool from their respective acquisition dates. Each of the foregoing acquisitions was accounted for using the purchase method of accounting. The data for 1993 include the separate capital structures of corporations that were acquired in August 1994 and are presented on a combined basis as companies under common control and, therefore, do not provide a meaningful basis for presentation of earnings per share data.


   Pro Forma Data. The following tables also set forth certain unaudited pro forma consolidated financial and operating data for the Company (i) for the year ended December 31, 1995, giving effect to the following transactions as if they had occurred on January 1, 1995: (a) the acquisition of the Los Angeles, California Budget franchise (the "Los Angeles Acquisition"), which was effective on October 1, 1995 and (b) the acquisition of the Phoenix, Arizona Budget franchise (the "Phoenix Acquisition"), which was completed on February 27, 1996 (the Los Angeles Acquisition and the Phoenix Acquisition are referred to collectively as the "Acquisitions"), and (ii) for the three months ended March 31, 1996, giving effect to the Phoenix Acquisition as if it had occurred on January 1, 1995.


   Pro Forma, As Adjusted Data. The unaudited pro forma consolidated statements of operations, as adjusted, include adjustments for the Acquisitions, as described above, and adjustments for the sale of 3,167,273 shares of the Class A Common Stock offered by the Company hereby with estimated net proceeds of $48.8 million, as described under "Use of Proceeds," and the repayment of certain of the Company's outstanding indebtedness from the proceeds of the Offering. The unaudited pro forma consolidated statement of operations data, as adjusted, for the year ended December 31, 1995 and the three months ended March 31, 1996, give effect to such transactions as if they had occurred on January 1, 1995.

                                                  YEAR ENDED DECEMBER 31,
                               ------------------------------------------------------------
                                                                      PRO       PRO FORMA,
                                                                     FORMA      AS ADJUSTED
                                           HISTORICAL             (UNAUDITED)   (UNAUDITED)
                               --------------------------------  -----------  -------------
                                  1993       1994        1995        1995          1995
                               ---------  ---------  ----------  -----------  -------------
                                 (DOLLARS IN THOUSANDS EXCEPT PER SHARE AND BUDGET RENTAL
                                                           DATA)
STATEMENT OF OPERATIONS DATA:
Operating revenues:
Vehicle rental revenues  .....   $22,321    $38,642    $107,067     $203,525     $203,525
Retail car sales revenues  ...        --         --      42,662       42,662       42,662
                               ---------  ---------  ----------  -----------  -------------
 Total operating revenues  ...    22,321     38,642     149,729      246,187      246,187
Vehicle depreciation expense       4,358      7,382      27,476       59,392       59,392
Operating income .............     2,450      4,196      14,180    19,328        19,328
Vehicle interest expense .   .     2,462      3,909      13,874       26,844     25,946
Non-vehicle interest
 expense .....................       401    531        632         3,502         913
Income (loss) from continuing
 operations before income
 taxes .......................       610        426       1,022    (9,643)       (6,156)
Net income (loss) ............       428        250         337    (5,786)       (3,694)
Weighted average common
 shares outstanding (000s)            --      3,704       6,369        7,430     10,597
Earnings (loss) per common
 share .......................        --      $0.07       $0.05    $(0.78)       $(0.35)
OPERATING DATA:
Adjusted EBITDA(1) ...........    $1,392     $1,632      $3,854     $(1,228)     $4,593
BUDGET RENTAL DATA:
 Locations in operation at
  period end .................        19         63         133          157
 Number of useable vehicles
  at period end(2) ...........     2,006      5,044      11,143       14,955
 Rental transactions(3)  .....   163,000    276,000     689,000    1,276,000
 Daily dollar average(4)  ....    $34.01     $37.32      $41.26       $38.75
 Vehicle utilization(5)  .....     77.2%      80.06%      80.0%        81.4%
 Average monthly revenue  per
  unit(6) ....................      $791       $909      $1,007         $946
RETAIL CAR SALES DATA:
 Locations in operation at
  period end .................        --    --                7            7
 Average monthly vehicles
  sold .......................        --    --              351          351
 Average monthly sales
  revenue ....................        --    --           $4,883       $4,883







                    (RESTUBBED TABLE CONTINUED FROM ABOVE)


                                          THREE MONTHS ENDED MARCH 31,
                                                  (UNAUDITED)
                               ------------------------------------------------
                                                                     PRO FORMA,
                                                            PRO          AS
                                      HISTORICAL           FORMA      ADJUSTED
                               -----------------------  ---------  ------------
                                    1995        1996       1996         1996
                               ------------  ---------  ---------  ------------

STATEMENT OF OPERATIONS DATA:
Operating revenues:
Vehicle rental revenues  .....     $17,354     $44,697    $52,911     $52,911
Retail car sales revenues  ...       4,916      21,097     21,097      21,097
                               ------------  ---------  ---------  ------------
 Total operating revenues  ...    22,270        65,794     74,008      74,008
Vehicle depreciation expense         5,126      11,804     13,983      13,983
Operating income .............         372       7,254      7,749       7,749
Vehicle interest expense .....       2,616       5,621      6,612       6,399
Non-vehicle interest
 expense .....................          67         254        473          --
Income (loss) from continuing
 operations before income
 taxes .......................      (1,911)      2,128      1,413       2,099
Net income (loss) ............      (1,146)      1,277        848       1,260
Weighted average common
 shares outstanding (000s)           6,037       7,256      7,430      10,597
Earnings (loss) per common
 share .......................      $(0.19)      $0.18      $0.11       $0.12
OPERATING DATA:
Adjusted EBITDA(1) ...........     $(1,447)     $3,432     $3,233      $3,446
BUDGET RENTAL DATA:
 Locations in operation at
  period end .................          94         159        159
 Number of useable vehicles
  at period end(2) ...........       7,076      17,264     17,264
 Rental transactions(3)  .....     120,700     237,700    279,000
 Daily dollar average(4)  ....      $39.67      $40.87     $41.13
 Vehicle utilization(5)  .....       77.8%       84.2%      83.0%
 Average monthly revenue  per
 unit(6) .....................        $926      $1,030     $1,022
RETAIL CAR SALES DATA:
 Locations in operation at
  period end .................           2           7          7
 Average monthly vehicles
  sold .......................          99         411        411
 Average monthly sales
  revenue ....................      $1,632      $6,476     $6,476








                                  AS OF MARCH 31, 1996
                                       (UNAUDITED)
                               -------------------------
                                  ACTUAL     AS ADJUSTED
                               ----------  -------------
                                     (IN THOUSANDS)
BALANCE SHEET DATA:
Revenue earning vehicles, net    $314,591     $314,591
Retail car sales inventory  ..     13,832       13,832
Total assets .................    478,677      478,677
Fleet financing facilities  ..    145,682      145,682
Other vehicle obligations  ...    207,039      197,039
Notes payable ................     47,508       14,508
Total debt ...................    400,968      357,968
Common stock warrant .........      2,000        2,000
Stockholders' equity .........     43,596       92,347

- ------------


   (1) Adjusted EBITDA consists of income before income taxes plus (a) non-vehicle depreciation and amortization expenses and (b) non-vehicle interest expense. Adjusted EBITDA is not presented as an alternative measure of operating results or cash flows from operations (as determined in accordance with generally accepted accounting principles), but is presented because it is a widely accepted financial indicator of a company's ability to service unsecured debt.


   (2) Vehicles available for rental.

   (3) Rounded to the nearest thousand.

   (4) Rental revenue divided by number of days that vehicles were actually rented.

   (5) Number of days vehicles were actually rented divided by number of days vehicles were available for rent.

   (6) Average monthly revenue divided by average monthly fleet.

APITAL PRINTING SYSTEMS]

                                 RISK FACTORS

   Prospective investors should consider carefully the following factors in addition to other information included in this Prospectus before purchasing any of the shares of Class A Common Stock.

RISKS INHERENT IN GROWTH STRATEGY


   The Company's growth strategy has placed and will continue to place significant demands on the Company's resources. Since completing its initial public offering in August 1994, the Company has increased its rental operations from four Budget franchise territories with 19 locations to thirteen territories with 159 locations, and increased the size of its fleet from 2,715 vehicles to 16,888 vehicles. Certain of the franchises acquired by the Company had either been unprofitable or had inconsistent profitability prior to their acquisition by the Company, and the Company may acquire under-performing franchises in the future. The inability of the Company to improve the profitability of such acquired franchises or to successfully integrate acquired franchises into its operations could have an adverse effect on the Company's results of operations.

   Since November 1994, the Company has developed or acquired its first nine retail car sales facilities, which constitutes a new line of business for the Company, and the Company plans to expand this line of business significantly. The Company's retail car sales facilities have a limited operating history. The successful growth of the Company's retail car sales operation will depend on a number of factors, including the identification of suitable locations, the negotiation of leases for those locations on acceptable terms, the hiring, training and retention of skilled managers for each facility, implementation of standard operating practices, site construction or refurbishment and development of additional sources of cars for resale. A number of these factors will be beyond the Company's control. As a result, there can be no assurance that the Company will be able to continue to develop or acquire new retail car sales facilities.


COMPETITION

   The vehicle rental industry is characterized by intense competition, particularly with respect to price and service. In any geographic market, the Company may encounter competition from national, regional and local vehicle rental companies. The Company's main competitors are The Hertz Corporation ("Hertz"), Avis, Inc. ("Avis"), Alamo Rent a Car Inc. ("Alamo"), National Car Rental System, Inc. ("National"), Dollar Rent a Car Systems, Inc. ("Dollar") and Enterprise Rent a Car ("Enterprise"). There have been occasions when the major vehicle rental companies have been adversely affected by industry-wide price cutting, and the Company has on such occasions lowered its prices in response. The Company is generally not able to unilaterally raise its prices or to maintain its prices in times of industry price cutting. See "Business--Competition."


   The retail car sales industry is characterized by intense competition, consisting primarily of local new car dealerships selling new and late-model cars. The Company believes that competition for the customer seeking to purchase a late model car is based primarily on price and selection, while a customer originally intending to purchase a new car may select a late-model car based on perceived value. In addition to local dealerships, the Company may face competition from retailers that compete on the basis of large inventory size, no-haggle pricing and after-sale service.


REQUIREMENTS FOR CAPITAL; EFFECT OF CHANGES IN INTEREST RATES


   The vehicle rental business is capital intensive and the Company has sought to reduce the cost of financing its fleet of vehicles by arranging more advantageous asset-backed note financings. Since its initial public offering in August 1994, the Company has financed its rental vehicles primarily through asset-backed note facilities and traditional bank credit facilities. The Company currently has two asset-backed note facilities in place to provide financing for rental vehicles eligible for repurchase by specified automobile manufacturers at fixed prices on designated dates pursuant to such manufacturers' vehicle repurchase programs ("Program Vehicles"). Subsequent to the completion of the Offering, the Company intends to enter into an additional asset-backed note facility (the "Third Fleet Financing Facility" and together with the Company's two existing asset-backed facilities, the "Fleet Financing

Facilities") in order to provide financing for additional vehicles, which may include rental vehicles that are not subject to manufacturers' repurchase program. In May 1996, the Company entered into a Revolving Credit Facility in order to provide additional financing for approximately 5,600 Program Vehicles (the "Revolving Credit Facility"). In aggregate, the Fleet Financing Facilities are expected to provide financing for approximately 19,000 vehicles, which the Company believes is sufficient, together with vehicles financed under other vehicle obligations, to meet its base fleet requirements as of May 31, 1996.

   The Company anticipates that amounts available under the Fleet Financing Facilities and the Revolving Credit Facility and under working capital lines and lines of credit being paid down from the net proceeds of the Offering, together with amounts provided by its traditional financing sources, will be sufficient to meet its financing needs for the foreseeable future. Certain events, such as a material increase in damage to vehicles, could reduce the value of the collateral securing the Fleet Financing Facilities and cause the acceleration of the repayment of a portion of the principal of the Fleet Financing Facilities. The Company has financed its retail car sales inventory with $25.7 million of short term secured lines of credit. The failure to obtain sufficient fleet financing or car sales inventory financing on satisfactory terms would materially adversely affect the Company's operations.

   The Company had $401.0 million of indebtedness outstanding at March 31, 1996, substantially all of which bears interest at a floating rate based on either 30-day LIBOR or the prime rate of interest. Accordingly, any increase in prevailing interest rates would result in an increase in interest expense incurred by the Company, which could have an adverse effect on the Company's results of operations. Certain of the agreements under which the Company has borrowings outstanding include significant covenants that, among other things, restrict the ability of the Company to incur additional indebtedness, repay or refinance other indebtedness or amend other debt instruments, pay dividends, create liens on assets, engage in mergers or consolidations or acquire other businesses and otherwise restrict corporate activities. In addition, the Company is required to comply with specified financial tests and ratios. The Company is currently in compliance with the restrictions and covenants contained in its debt agreements, however, its ability to continue to comply could be affected by events beyond its control, including prevailing economic and industry conditions.


   There can be no assurance that the sources of financing utilized by the Company or alternative financing will remain or become available to the Company or on terms acceptable to the Company. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

POTENTIAL CHANGES IN MANUFACTURERS' REPURCHASE PROGRAMS


   At March 31, 1996, approximately 85% of the vehicles in the Company's rental car fleet were Program Vehicles. The availability of Program Vehicles limits the Company's risk of a decline in residual value at the time of disposition and enables the Company to fix its depreciation expense in advance. Vehicle depreciation is the largest cost factor in the Company's operations. The Company believes that manufacturers' repurchase programs enable the manufacturers to stimulate fleet sales in times of weak consumer demand for new automobiles. In response to strong U.S. consumer demand for passenger vehicles in 1993 and 1994, the major U.S. automobile manufacturers reduced the number of vehicles subject to repurchase programs and the financial incentives associated with these programs. U.S. consumer demand for passenger vehicles began to weaken during the second quarter of 1995, and this weakness has continued to date in 1996. In response to these market conditions, there was an increase in the availability of repurchase programs with respect to 1996 model year vehicles, particularly repurchase programs for imported vehicles and these programs are expected to continue for 1997 model year vehicles. However, the Company could be adversly effected if automobile manufacturers reduce the availability of Program Vehicles or related incentives.


   The Company could be at a competitive disadvantage if U.S. automobile manufacturers selectively restrict eligibility to participate in their repurchase programs. Over the past decade, U.S. automobile manufacturers have acquired direct or indirect equity stakes in most of the major car rental systems. General Motors Corporation ("GM") has an equity interest in Avis; Ford Motor Company ("Ford") owns Hertz and has an equity interest in Budget Rent a Car Corporation ("BRAC"); and Chrysler Corporation

("Chrysler") has equity interests in Dollar and Thrifty Rent-A-Car Systems, Inc. ("Thrifty"). For the 1996 model year, the Company purchased substantially all of its vehicles pursuant to programs sponsored by Ford (including its affiliate Mazda Motor of America, Inc. ("Mazda")) and Chrysler. Any effort by GM or Chrysler to restrict eligibility to participate in repurchase programs to rental systems within their corporate families could adversely affect the Company's ability to compete with those of its competitors that have continued access to such programs. Similarly, any effort by Ford or Mazda to restrict the eligibility of Budget franchise operations (as opposed to Budget operations owned by BRAC) to participate in their repurchase programs could have a material adverse effect on the Company's competitive position. The Company is not aware of any plans by the manufacturers to selectively restrict its eligibility to participate in their repurchase programs.


FRANCHISEE STATUS; DEPENDENCE ON BUDGET SYSTEM


   The Company's subsidiaries that operate its vehicle rental business are franchisees of BRAC or, in the case of (i) its Los Angeles and San Diego operations, sub-franchisees of Budget Rent a Car of Southern California ("SoCal"), and (ii) its Los Angeles truck rental operations, the sub-franchisee of an unaffiliated third party. Significant matters relating to the Company's growth and operational strategies must be coordinated with, and approved by, the Company's franchisors. Each of the Company's franchise agreements provides that the franchisor has the right to terminate the franchise granted thereunder if the Company is in violation of the terms of such franchise agreement or the Budget operating manual. Any such termination could have a material adverse effect on the Company. Pursuant to each franchise agreement, the Company must meet certain guidelines relating to the number of rental offices in a franchised territory, the number of vehicles maintained for rental and the amount of advertising and promotion expenditures. See "Business--Franchise Agreements" and "Certain Transactions."

   Due to the nature of franchising and the Company's franchise agreements, the success of the Company is, to a large extent, dependent upon the overall success of Budget's worldwide system (the "Budget System"), including the performance of other Budget franchisees. In particular, the Company relies on BRAC for national promotion, advertising and marketing programs and the BRAC computerized reservation system. The Company believes that BRAC has depended in the past on the financial support of Ford and may in the future continue to rely on such support. Thus, any material adverse change in the financial condition, management or marketing efforts of BRAC or the Budget System, including any material reduction of Ford's financial support of BRAC, could have an adverse effect on the Company's results of operations and financial condition. In addition, as a sub-franchisee in Los Angeles and San Diego, the Company is dependent, in part, on the financial condition and performance of the primary licensees of the underlying Budget franchise agreements with BRAC. See "Business--Vehicle Rental Operations--The Budget System."


   Pursuant to its standard franchise agreements, BRAC generally has a right of first refusal with respect to the sale or transfer of Budget franchises and, even if it does not exercise such right, must consent to the transfer of a Budget franchise. The consent of BRAC is generally required for the sale, assignment or transfer of 33.3% or more of the equity ownership or voting control of a Budget franchisee, and BRAC has the right to approve any transfer of shares by Messrs. Miller, Kennedy and Congdon that would reduce the combined voting power of the shares of Common Stock which they own to less than 50.1%. See "Principal and Selling Stockholders." Messrs. Miller and Congdon, the Company's Chief Executive Officer and Chief Financial Officer, respectively, are currently bound by an agreement with BRAC that limits their ability to acquire additional Budget franchises outside of Southern California prior to May 14, 1999 without the consent of BRAC. Although BRAC has consented to the Company's previous acquisitions, there can be no assurance that BRAC will decline to exercise its right of first refusal or will consent to additional acquisitions by the Company in the future.

SEASONALITY


   The Company's third quarter, during the peak summer travel months, has historically been the strongest quarter of the year. As a result, any occurrence that disrupts travel patterns during the summer period could have a material adverse effect on the Company's annual performance. The Company has sought to reduce this seasonal effect by acquiring franchise territories that are winter travel destinations, and the Company believes that its recent acquisitions of the Los Angeles and the Phoenix operations have reduced and will continue to reduce these seasonal effects. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Seasonality."

REGULATION OF LOSS DAMAGE WAIVERS

   A traditional revenue source for the vehicle rental industry has been the sale of loss damage waivers, by which rental companies agree to relieve a customer from financial responsibility arising from vehicle damage incurred during the rental period. Approximately 6% of the Company's rental revenue during 1995 was generated by the sale of loss damage waivers. The U.S. House of Representatives has from time to time considered legislation that would regulate the conditions under which loss damage waivers may be sold by vehicle rental companies. House Bill H.R. 175, introduced in January 1995, seeks to prohibit the imposition of liability on renters for loss of, or damage to, rented vehicles, except in certain circumstances, and would prohibit the sale of loss damage waivers. In addition, New York State has enacted legislation which eliminated the right of vehicle rental companies to offer for sale loss damage waivers, and California has capped the rates which can be charged for this protection at $9.00 per day. To date, 21 states have enacted legislation which requires disclosure to each customer at the time of rental that damage to the rented vehicle may be covered by the customer's personal automobile insurance. Adoption of national or additional state legislation affecting or limiting the sale of loss damage waivers could result in the loss of this revenue source.

ENVIRONMENTAL RISKS INHERENT IN ON-SITE PETROLEUM STORAGE

   Twenty-nine of the Company's facilities contain tanks for the storage of petroleum products, such as gasoline, diesel fuel and waste oils. At 27 of the Company's locations, one or more of these tanks are located underground. The Company maintains an environmental compliance program that includes the implementation of required technical and operational procedures designed to minimize the potential for leaks and spills, maintenance of records and the regular testing of tank systems for tightness. However, there can be no assurance that these tank systems will at all times remain free from leaks or that the use of these tanks will not result in spills. Any leak or spill, depending on such factors as the material involved, quantity and environmental setting, could result in interruptions to the Company's operations and expenditures that could have a material adverse effect on the Company's results of operations and financial condition.

   There can be no assurance that future environmental legislation and regulations will not require material expenditures by the Company or otherwise have a material adverse effect on the Company's operations. See "Business--Regulation and Environmental Matters."

RISK OF NON-RENEWAL OF AIRPORT CONCESSIONS


   The Company conducts rental operations at 29 airports, with each of these operations conducted pursuant to a concession agreement granted by the local airport authority. In general, these concession agreements are subject to competitive bidding at the time of renewal. The terms of the Company's airport concession agreements are varied and include month-to-month terms at certain locations and fixed terms of various durations at other locations. The Company is at risk of losing its ability to operate at an airport if it is not a successful bidder at the time its concession agreement is subject to renewal.


DEPENDENCE ON PRINCIPAL EXECUTIVE OFFICERS

   The Company's existing operations and continued future development are dependent in part on the active participation of the Company's Principal Executive Officers. The loss of the services of one or more of these individuals could have a material adverse effect on the Company. See "Management."

SHARES ELIGIBLE FOR FUTURE SALE

   A substantial number of shares of Common Stock currently outstanding, or issuable upon exercise of stock options and stock purchase warrants, are or will become eligible for future sale in the public market at prescribed times pursuant to applicable regulations and registration rights of certain security holders. The Company, its executive officers and directors and the Selling Stockholders have agreed that, for a period of 90 days after the date of this Prospectus, they will not sell or otherwise dispose of any shares of Common Stock without the prior written consent of CS First Boston Corporation. Significant sales of the Class A Common Stock in the public market following the Offering could adversely affect prevailing market prices. See "Shares Eligible for Future Sale."

VOTING CONTROL BY PRINCIPAL EXECUTIVE OFFICERS


   The Company has two classes of Common Stock: Class A Common Stock, which is entitled to one vote per share, and Class B Common Stock, which is entitled to ten votes per share. The Principal Executive Officers own all of the outstanding shares of Class B Common Stock, which, following the Offering, will represent approximately 69.1% of the combined voting power of both classes of Common Stock. As a result, the Principal Executive Officers will continue to be able to elect all of the Company's Board of Directors, thereby ensuring that members elected by them will continue to direct the business, policies and management of the Company. See "Principal and Selling Stockholders."


POTENTIAL ANTI-TAKEOVER EFFECTS OF CHARTER AND BYLAW PROVISIONS; POSSIBLE ISSUANCES OF PREFERRED STOCK

   Certain provisions of Delaware law, the Company's Amended and Restated Certificate of Incorporation (in particular, the voting rights of the Class B Common Stock) and the Company's Bylaws could delay or impede the removal of incumbent directors and could make it more difficult for a third party to acquire, or could discourage a third party from attempting to acquire, control of the Company. Such provisions could limit the price that certain investors might be willing to pay in the future for shares of the Class A Common Stock. In addition, shares of preferred stock may be issued by the Board of Directors without stockholder approval on such terms and conditions, and having such rights, privileges and preferences, as the Board of Directors may determine. The rights of the holders of the Class A Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future. The Company has no current plans to issue any shares of preferred stock. See "Description of Capital Stock--Preferred Stock" and "Description of Capital Stock--Section 203."

                                 THE COMPANY


   Team Rental Group, Inc. is the largest Budget franchisee worldwide and is one of the largest independent retailers of late model automobiles in the United States. In 1994, TEAM embarked on a strategy to significantly expand its Budget franchise base and to develop a branded retail car sales operation within its Budget franchise territories. This strategy leverages management's experience and creates certain operating efficiencies between these complementary businesses. Through its 159 vehicle rental locations, TEAM had pro forma 1995 revenue of $202.9 million, and the Company operates nine retail car sales facilities with monthly sales revenue of $10.7 million for May 1996. The Company estimates it will purchase approximately 40,000 vehicles over the next twelve months, consisting of new automobiles and trucks for its Budget rental operations, late model automobiles for its retail car sales operations and new passenger vans for its van pooling operations.


   The following chart illustrates the functional organization of the Company and the operating territories of each business.



                               GRAPHIC TO COME





VEHICLE RENTAL DIVISION


BUDGET FRANCHISE GROUP
   (159 LOCATIONS)
  Albany (3)
  Charlotte (6)
  Cincinnati (8)
  Dayton (6)
  Fort Wayne (3)
  Hartford (13)
  Los Angeles (41)
  Philadelphia (22)
  Phoenix (23)
  Pittsburgh (14)
  Richmond (5)
  Rochester (3)
  San Diego (12)




  VAN POOL GROUP

  (21 MARKETS)
 Atlanta
 Austin
 Boston
 Chicago
 Cincinnati
 Dallas/Ft. Worth
 Danbury
 Detroit
 Honolulu
 Houston
 Los Angeles
 Melbourne
 Newark
 New Orleans
 Orlando
 Pittsburgh
 Richmond
 San Francisco
 St. Paul
 Tampa
 Washington, DC




  RETAIL CAR SALES
        GROUP
   (9 FACILITIES)

 Charlotte
 Cincinnati
 Dayton--North
 Dayton--South
 Ontario
 Philadelphia
 Richmond
 San Diego--East
 San Diego--West

                               USE OF PROCEEDS


   The net proceeds to the Company from the Offering are estimated to be approximately $48.8 million (approximately $58.1 million if the Underwriters' over-allotment option is exercised in full). The Company will not receive any proceeds from the sale of shares by the Selling Stockholders.

   The Company intends to use the net proceeds from the Offering to repay outstanding indebtedness as follows: (i) approximately $17.0 million will be used to repay amounts under a note payable to NationsBank, National Association (South), $7.0 million of which was incurred to finance the Phoenix Acquisition and $10.0 million of which was incurred to repay borrowings incurred in connection with the Los Angeles Acquisition, which indebtedness matures June 28, 1996 and bears interest at a rate of prime plus 3.0% (currently 11.25%), (ii) approximately $13.0 million will be used to repay amounts outstanding under a working capital line with NBD Bank, N.A., which is due November 1996 and bears interest at a rate of LIBOR plus 1.85% (currently approximately 7.7%), (iii) approximately $3.0 million will be used to repay amounts due under a note payable to Spectrum Investment that was assumed in connection with the Los Angeles Acquisition, which matures in August 1999 and bears interest at 8.0%, and (iv) approximately $10.0 million will be used to repay amounts outstanding under a line of credit with World Omni Financial Corp. which are due during the period from June 1996 to October 1996 and bear interest at prime plus 0.25% (currently 8.50%). See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" and "Certain Transactions." The remaining balance of the net proceeds, and any net proceeds from the exercise of the Underwriters' over-allotment option, will be used for general corporate purposes.


                         PRICE RANGE OF COMMON STOCK


   The Class A Common Stock is listed on the Nasdaq National Market under the symbol "TBUD." The following table sets forth the high and low sale prices per share for the Class A Common Stock as reported to the Company by the Nasdaq National Market for the periods indicated:



                                                 HIGH      LOW
                                              --------  -------
1994
 Third Quarter (commencing August 18, 1994)     $12.50    $9.31
 Fourth Quarter .............................    11.50     9.00
1995
 First Quarter ..............................     9.75     8.00
 Second Quarter .............................     9.00     7.25
 Third Quarter ..............................    11.38     6.50
 Fourth Quarter .............................    10.75     8.13
1996
 First Quarter ..............................    10.50     8.25
 Second Quarter (through June 12, 1996)  ....    17.50     9.25




   On June 12, 1996, the last sale price of the Common Stock as reported on the Nasdaq National Market was $16.50 per share. As of June 12, 1996, there were approximately 78 holders of record of the Class A Common Stock.


                               DIVIDEND POLICY

   The Company has never declared or paid dividends on its Common Stock, and anticipates that all earnings will be retained for use in its business. The declaration and payment of any future dividends is at the discretion of the Board of Directors of the Company. However, the Company is party to a number of loan agreements which restrict its ability to pay cash dividends.

                                CAPITALIZATION


   The following table sets forth the capitalization of the Company as of March 31, 1996 (i) on an actual basis and (ii) as adjusted to give effect to sale of the shares of the Class A Common Stock offered by the Company hereby (at an assumed offering price of $16.50 per share) and the application of the estimated net proceeds therefrom. See "Use of Proceeds" and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."



                                                                         AS OF MARCH 31, 1996
                                                                              (UNAUDITED)
                                                                      -------------------------
                                                                         ACTUAL     AS ADJUSTED
                                                                      ----------  -------------
                                                                            (IN THOUSANDS)
Debt:
 Fleet Financing Facilities:
  First Fleet Financing Facility ....................................   $105,682     $105,682
  Second Fleet Financing Facility ...................................     40,000       40,000
 Other vehicle obligations ..........................................    207,039      197,039
 Notes payable ......................................................     47,508       14,508
 Capital lease obligations ..........................................        739          739
                                                                      ----------  -------------
  Total debt ........................................................    400,968      357,968
                                                                      ----------  -------------
Common stock warrant ................................................      2,000        2,000
                                                                      ----------  -------------
Stockholders' equity:
 Class A Common Stock, $.01 par value, one vote per share,
 17,500,000  shares authorized; 5,529,843 shares issued and
 5,493,176 shares  outstanding; 8,697,116 shares and 8,660,449 shares outstanding
  (pro forma, as adjusted)(1) .......................................         54           86
 Class B Common Stock, $.01 par value, ten votes per share,
 2,500,000  shares authorized, 1,936,600 shares issued and
 outstanding ........................................................         20           20
Additional paid-in capital ..........................................     44,709       93,428
Accumulated deficit .................................................       (857)        (857)
Treasury stock (at cost) ............................................       (330)        (330)
                                                                      ----------  -------------
   Total stockholders' equity .......................................     43,596       92,347
                                                                      ----------  -------------
   Total capitalization .............................................   $446,564     $452,315
                                                                      ==========  =============


- ------------


   (1) Does not include 285,000 shares of the Class A Common Stock reserved for issuance under the Company's stock option plans (of which options to purchase 217,600 shares have been granted) and 362,500 shares of the Class A Common Stock reserved for issuance under outstanding warrants. See "Management--Benefit Plans" and "Description of Capital Stock--Warrants."

                 PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS


   The following unaudited pro forma consolidated statements of operations for the year ended December 31, 1995 give effect to the following transactions as if they had occurred on January 1, 1995: (i) the Los Angeles Acquisition, which was effective on October 1, 1995, and the Phoenix Acquisition, which was completed on February 27, 1996 and, (ii) the Offering and the repayment of certain of the Company's outstanding indebtedness from the proceeds thereof. The following unaudited pro forma consolidated statements of operations for the three months ended March 31, 1996 give effect to the following transactions as if they occurred on January 1, 1995:
(i) the Phoenix Acquisition and (ii) the Offering and the repayment of certain of the Company's outstanding indebtedness from the proceeds thereof. The Acquisitions have been accounted for using the purchase method of accounting.

   These unaudited pro forma consolidated financial statements may not be indicative of the results that actually would have occurred if the transactions referred to above had been in effect on the dates indicated or the results that may be obtained in the future. These statements are qualified in their entirety by, and should be read in conjunction with, the audited financial statements of the Company, BRAC-OPCO, Inc. (Los Angeles), and Arizona Rent-A-Car Systems, Inc. (Phoenix) and the notes thereto included elsewhere in this Prospectus and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

   Unaudited pro forma earnings (loss) per common share data, as adjusted, are calculated using 10,597,049 shares of Common Stock outstanding subsequent to the sale of the Class A Common Stock offered hereby.

                             UNAUDITED PRO FORMA
                     CONSOLIDATED STATEMENT OF OPERATIONS
                     FOR THE YEAR ENDED DECEMBER 31, 1995
                     (IN THOUSANDS EXCEPT PER SHARE DATA)



                                 HISTORICAL(A)  LOS ANGELES(B)  PHOENIX(C)
                                -------------  --------------  ----------
Operating revenues ............    $149,729        $49,121       $47,337
Operating expenses:
 Cost of retail car sales  ....      38,021             --            --
 Direct vehicle and operating        13,704          4,949        10,770
 Depreciation-vehicles ........      27,476         18,123        13,888
 Depreciation-non-vehicle  ....       1,341            545         1,362
 Advertising, promotion and
  selling .....................      11,826          3,988         4,189
 Facilities ...................      11,121          4,885         4,257
 Personnel ....................      24,515         10,209         9,486
 General and administrative  ..       6,686          1,539         2,744
 Amortization .................         859            251            11
                                -------------  --------------  ----------
  Total operating expenses  ...     135,549         44,489        46,707
                                -------------  --------------  ----------
Operating income ..............      14,180          4,632           630
Other (income) and expense:
 Vehicle interest .............      13,874          7,589         5,381
 Other interest ...............         632            640           138
 Interest income ..............      (1,348)           (27)           --
                                -------------  --------------  ----------
  Total other expense, net  ...      13,158          8,202         5,519
                                -------------  --------------  ----------
Income (loss) before income
 taxes, cumulative effect of
 accounting change and loss
 from discontinued operations         1,022         (3,570)       (4,889)
Provision (benefit) for income
 taxes ........................         685             --        (1,880)
                                -------------  --------------  ----------
Income (loss) before
 cumulative effect of
 accounting change and loss
 from discontinued operations
 (d) ..........................        $337        $(3,570)      $(3,009)
                                               ==============  ==========
Weighted average common shares
 outstanding ..................       6,369             --            --
                                               ==============  ==========
Earnings (loss) per common
 share ........................       $0.05             --            --
                                =============  ==============  ==========





                    (RESTUBBED TABLE CONTINUED FROM ABOVE)

                                                                                   PRO FORMA FOR
                                                                                        THE
                                  ADJUSTMENTS    PRO FORMA FOR                      ACQUISITIONS
                                    FOR THE           THE        ADJUSTMENTS FOR      AND THE
                                  ACQUISITIONS    ACQUISITIONS     THE OFFERING       OFFERING
                                --------------  --------------  ----------------  --------------
Operating revenues ............            --      $ 246,187      --                 $ 246,187
Operating expenses:
 Cost of retail car sales  ....            --         38,021    --                      38,021
 Direct vehicle and operating          $2,084 (1)     31,507    --                      31,507
 Depreciation-vehicles ........       (95)(2)         59,392    --                      59,392
 Depreciation-non-vehicle  ....                        3,248    --                       3,248
 Advertising, promotion and
  selling .....................      (165)(3)         19,838    --                      19,838
 Facilities ...................      (326)(4)         19,937    --                      19,937
 Personnel ....................    (1,927)(5)         42,283    --                      42,283
 General and administrative  ..            --         10,969    --                      10,969
 Amortization .................           543 (6)      1,664    --                       1,664
                                --------------  --------------  ----------------  --------------
  Total operating expenses  ...           114        226,859    --                     226,859
                                --------------  --------------  ----------------  --------------
Operating income ..............         (114)         19,328    --                      19,328
Other (income) and expense:
 Vehicle interest .............            --         26,844        $(898)(8)           25,946
 Other interest ...............         2,092 (7)      3,502           (2,589)(9)          913
 Interest income ..............            --         (1,375)              --           (1,375)
                                --------------  --------------  ----------------  --------------
  Total other expense, net  ...         2,092         28,971          (3,487)           25,484
                                --------------  --------------  ----------------  --------------
Income (loss) before income
 taxes, cumulative effect of
 accounting change and loss
 from discontinued operations         (2,206)         (9,643)           3,487           (6,156)
Provision (benefit) for income
 taxes ........................   (2,662)(10)         (3,857)           1,395(10)       (2,462)
                                --------------  --------------  ----------------  --------------
Income (loss) before
 cumulative effect of
 accounting change and loss
 from discontinued operations
 (d) ..........................          $456       $(5,786)           $2,092         $(3,694)
                                ==============  ==============  ================  ==============
Weighted average common shares
 outstanding ..................         1,061          7,430            3,167           10,597
                                ==============  ==============  ================  ==============
Earnings (loss) per common
 share ........................            --        $(0.78)               --          $(0.35)
                                ==============  ==============  ================  ==============

- ------------

   (a) Includes results of operation of the Los Angeles Budget franchise from October 1, 1995.

   (b) Reflects operations of the Los Angeles Budget franchise for the period from January 1, 1995 through September 30, 1995.

   (c) Reflects operations of the Phoenix Budget franchise for the period from March 1, 1995 through February 29, 1996. Prior to the Phoenix Acquisition, the fiscal year of the Phoenix Budget franchise ended on the last day of February.

   (d) Accounting change and loss from discontinued operations were incurred by the Phoenix Budget franchise prior to its acquisition by the Company.


   See Notes to Unaudited Pro Forma Consolidated Statements of Operations.

             NOTES TO UNAUDITED PRO FORMA CONSOLIDATED STATEMENT
              OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 1995


     (1)To reflect the addition of royalty payments to SoCal, the former owner of the Los Angeles Budget franchise (representing 5% of concessionable revenues), which was a condition of the purchase.


     (2)To reflect a reduction in the fleet depreciation expense for cars allocated to the managers of the Los Angeles Budget franchise.

     (3)To reflect a reduction in credit card merchant processing fees based on the utilization of the Company's current credit card rate.

     (4)To reflect the elimination of a write-off on assets not acquired by the Company.


     (5)To reflect (a) a $865,045 reduction in wages, bonuses and benefits resulting from a reduction in the number of employees for the acquired operations, (b) a $742,000 reduction relating to salaries previously paid to officers of the acquired operations terminated concurrent with the acquisitions, (c) a $267,000 reduction relating to termination charges relating to medical benefits and (d) a $53,000 reduction resulting from the elimination of retirement plans.


     (6)To reflect (a) a $187,000 increase in franchise rights amortization expense related to the Los Angeles Acquisition and (b) a $356,000 increase in franchise rights amortization expense relating to the Phoenix Acquisition, in each case based on a full year amortization period.


     (7)To reflect additional interest expense that would have been incurred on borrowings of $20.2 million to effect the Acquisitions.

     (8)To reflect the elimination of interest expense on vehicle debt to be paid with proceeds of the Offering.

     (9)To reflect the elimination of interest expense on non-vehicle debt to be paid with the proceeds of the Offering.

     (10)To adjust income taxes for an effective tax rate of 40%.

                             UNAUDITED PRO FORMA
                     CONSOLIDATED STATEMENT OF OPERATIONS
                  FOR THE THREE MONTHS ENDED MARCH 31, 1996
                     (IN THOUSANDS EXCEPT PER SHARE DATA)



                                                             ADJUSTMENTS FOR
                                                               THE PHOENIX
                                  HISTORICAL(A)  PHOENIX(B)    ACQUISITION
                                 -------------  ----------  ---------------
Operating revenues .............     $65,794       $8,214             --
Operating expenses:
 Cost of retail car sales  .....      17,840           --             --
 Direct vehicle and operating  .       5,959        1,479             --
 Depreciation-vehicles .........      11,804        2,179             --
 Depreciation-non-vehicle  .....         536          229             --
 Advertising, promotion and
  selling ......................       4,600          915             --
 Facilities ....................       4,328          838             --
 Personnel .....................      10,689        1,912           $(337)(1)
 General and administrative  ...       2,270          436             --
 Amortization ..................         514            8              60 (2)
                                 -------------  ----------  ---------------
  Total operating expenses  ....      58,540        7,996            (277)
                                 -------------  ----------  ---------------
Operating income ...............       7,254          218             277
Other (income) and expense:
 Vehicle interest ..............       5,621          991              --
 Other interest ................         254            2             217 (3)
 Interest income ...............        (749)          --              --
                                 -------------  ----------  ---------------
  Total other expense, net  ....       5,126          993             217
                                 -------------  ----------  ---------------
Income (loss) before income
 taxes, cumulative effect of
 accounting change and loss
 from discontinued operations  .       2,128         (775)             60
Provision (benefit) for income
 taxes .........................         851         (310)             24
                                 -------------  ----------  ---------------
Income (loss) before cumulative
 effect of accounting change
 and loss from discontinued
 operations ....................      $1,277       $ (465)            $36
                                 =============  ==========  ===============
Weighted average common shares
 outstanding ...................       7,256           --             174
                                                ==========  ===============
Earnings per common share  .....       $0.18           --              --
                                 =============  ==========  ===============






                    (RESTUBBED TABLE CONTINUED FROM ABOVE)


                                                                    PRO FORMA FOR
                                  PRO FORMA FOR                      THE PHOENIX
                                   THE PHOENIX   ADJUSTMENTS FOR   ACQUISITION AND
                                   ACQUISITION     THE OFFERING     THE OFFERING
                                 -------------  ----------------  ---------------
Operating revenues .............     $74,008    --                     $74,008
Operating expenses:
 Cost of retail car sales  .....      17,840    --                      17,840
 Direct vehicle and operating  .       7,438    --                       7,438
 Depreciation-vehicles .........      13,983    --                      13,983
 Depreciation-non-vehicle  .....         765    --                         765
 Advertising, promotion and
  selling ......................       5,515    --                       5,515
 Facilities ....................       5,166    --                       5,166
 Personnel .....................      12,264    --                      12,264
 General and administrative  ...       2,706    --                       2,706
 Amortization ..................         582    --                         582
                                 -------------  ----------------  ---------------
  Total operating expenses  ....      66,259    --                      66,259
                                 -------------  ----------------  ---------------
Operating income ...............       7,749    --                       7,749
Other (income) and expense:
 Vehicle interest ..............       6,612          $(213)(4)          6,399
 Other interest ................         473           (473)(5)             --
 Interest income ...............        (749)                             (749)
                                 -------------  ----------------  ---------------
  Total other expense, net  ....       6,336           (686)             5,650
                                 -------------  ----------------  ---------------
Income (loss) before income
 taxes, cumulative effect of
 accounting change and loss
 from discontinued operations  .       1,413            686              2,099
Provision (benefit) for income
 taxes .........................         565            274                839
                                 -------------  ----------------  ---------------
Income (loss) before cumulative
 effect of accounting change
 and loss from discontinued
 operations ....................        $848           $412             $1,260
                                 =============  ================  ===============
Weighted average common shares
 outstanding ...................       7,430          3,167             10,597
                                 =============  ================  ===============
Earnings per common share  .....       $0.11             --              $0.12
                                 =============  ================  ===============


- ------------

   (a) Includes results of operations of the Phoenix Budget franchise from March 1, 1996.

   (b) Reflects operations of the Phoenix Budget franchise for the period from January 1, 1996 through February 29, 1996.

   See Notes to Unaudited Pro Forma Consolidated Statements of Operations.

            NOTES TO UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF
             OPERATIONS FOR THE THREE MONTHS ENDED MARCH 31, 1996

    (1) To reflect (a) a $312,000 reduction relating to salaries and bonuses previously paid to officers of the Phoenix Budget franchise and (b) a $25,000 reduction resulting from the elimination of a retirement plan.

    (2) To reflect an increase in franchise rights amortization expense.


    (3) To reflect additional interest expense that would have been incurred on borrowings of $15.0 million to effect the Phoenix Acquisition.

    (4) To reflect the elimination of interest expense on vehicle debt to be paid with the proceeds of the Offering.

    (5) To reflect the elimination of interest expense on non-vehicle debt to be paid with the proceeds of the Offering.

                           SELECTED FINANCIAL DATA


   The following table sets forth selected consolidated statement of operations data and selected consolidated balance sheet data of the Company for the five years ended December 31, 1995. Such data were derived from the audited consolidated financial statements of the Company. The audited consolidated financial statements and notes thereto of the Company for each of the three years in the period ended December 31, 1995 are included elsewhere in this Prospectus. The following table also sets forth selected consolidated statement of operations data and selected consolidated balance sheet data of the Company for the three months ended March 31, 1995 and March 31, 1996. Such data were derived from the unaudited consolidated financial statements of the Company included elsewhere in this Prospectus, which unaudited consolidated financial statements, in the opinion of the Company's management, include all adjustments (consisting of only normal recurring adjustments) necessary for a fair presentation of the financial position and results of operations for such periods. The results of operations for the three months ended March 31, 1996 are not necessarily indicative of results that may be expected for the entire year. The selected consolidated financial data set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and notes thereto of the Company included elsewhere in this Prospectus.



                                                      YEAR ENDED DECEMBER 31,
                                     --------------------------------------------------------
                                     1991             1992       1993       1994        1995
                                     ----------  ---------  ---------  ---------  ----------
                                                 (statement of operations data in
                                                  thousands,except per share data)
STATEMENT OF OPERATIONS DATA:
Operating revenues:
Vehicle rental revenues ............ $15,105       $21,968    $22,321    $38,642    $107,067
Retail car sales revenues .......... --                 --         --         --      42,662
                                     ----------  ---------  ---------  ---------  ----------
  Total operating revenues .........  15,105        21,968     22,321     38,642     149,729
Operating costs and expenses:
Direct vehicle and operating  ......   3,903         5,989      5,452      9,439      13,704
Depreciation--vehicles .............   1,939         2,832      4,358      7,382      27,476
Depreciation--non-vehicles .........     227           212        229        446       1,341
Cost of car sales ..................      --            --         --         --      38,021
Advertising, promotion and selling     1,066         1,477      1,658      3,090      11,826
Facilities .........................   2,020         2,662      2,695      4,398      11,121
Personnel ..........................   3,741         4,292      4,537      7,947      24,515
General and administrative expenses      935           736        790      1,515       6,686
Amortization of franchise rights  ..     170           151        152        229         859
                                     ----------  ---------  ---------  ---------  ----------
  Total operating costs and
   expenses ........................  14,001         18,351    19,871     34,446     135,549
Operating income ...................   1,104          3,617     2,450      4,196      14,180
Other (income) expense:
 Vehicle interest expense ..........   1,867          2,440     2,462      3,909      13,874
 Non-vehicle interest expense
  (income), net ....................     503            619       401       (139)       (716)
 Nonrecurring income ............... --                  --    (1,023)        --          --
                                     ----------  ---------  ---------  ---------  ----------
Income (loss) before provision for
 income taxes ...................... (1,266)           558        610        426       1,022
Net income (loss) .................. $(1,266)      $   558    $   428    $   250    $    337
                                                 =========  =========  =========  ==========
Weighted average common shares
 outstanding ....................... --                 --         --      3,704       6,369
Earnings (loss) per common share  .. --                 --         --    $  0.07    $   0.05
                                                 =========  =========  =========  ==========






                    (RESTUBBED TABLE CONTINUED FROM ABOVE)


                                  THREE MONTHS ENDED MARCH 31,
                                           (UNAUDITED)
                                  ----------------------------
                                          1995        1996
                                     ----------  ---------
                                 (statement of operations data in
                                  thousands,except per share data)
STATEMENT OF OPERATIONS DATA:
Operating revenues:
Vehicle rental revenues ............   $17,354     $44,697
Retail car sales revenues ..........     4,916      21,097
                                     ----------  ---------
  Total operating revenues .........    22,270      65,794
Operating costs and expenses:
Direct vehicle and operating  ......     2,625       5,959
Depreciation--vehicles .............     5,126      11,804
Depreciation--non-vehicles .........       285         536
Cost of car sales ..................     4,258      17,840
Advertising, promotion and selling       2,036       4,600
Facilities .........................     2,076       4,328
Personnel ..........................     4,494      10,689
General and administrative expenses        886       2,270
Amortization of franchise rights  ..       112         514
                                     ----------  ---------
  Total operating costs and
   expenses ........................    21,898      58,540
Operating income ...................       372       7,254
Other (income) expense:
 Vehicle interest expense ..........     2,616       5,621
 Non-vehicle interest expense
  (income), net ....................      (333)       (495)
 Nonrecurring income ...............        --          --
                                     ----------  ---------
Income (loss) before provision for
 income taxes ......................    (1,911)      2,128
Net income (loss) ..................   $(1,146)    $ 1,277
                                     ==========  =========
Weighted average common shares
 outstanding .......................     6,037       7,256
Earnings (loss) per common share  ..   $ (0.19)    $  0.18
                                     ==========  =========

                                                                                  THREE MONTHS ENDED
                                                                                       MARCH 31,
                                                    YEAR ENDED DECEMBER 31,           (UNAUDITED)
                                               -------------------------------  ---------------------
                                                  1993       1994       1995        1995       1996
                                               ---------  ---------  ---------  ----------  ---------
OPERATING DATA:
Adjusted EBITDA(1) (in thousands) ............   $1,392     $1,632     $3,854     $(1,447)    $3,432
VEHICLE RENTAL DATA:
 Locations in operation at period end  .......        19         63        133          94        159
 Number of useable vehicles at period end(2)       2,006      5,044     11,143       7,076     17,264
 Rental transactions(3) ......................   163,000    276,000    689,000     120,700    237,700
 Daily dollar average(4) .....................    $34.01     $37.32     $41.26      $39.67     $40.89
 Vehicle utilization(5) ......................    77.2%      80.6%      80.0%        77.8%      84.2%
 Average monthly revenue per unit(6)  ........      $791       $909      1,007        $926     $1,030
RETAIL CAR SALES DATA:
 Locations in operation at period end  .......        --         --          7           2          7
 Average monthly vehicles sold ...............        --         --        351          99        411
 Average monthly sales revenue (in thousands)    --              --     $4,883      $1,632     $6,476



                                                                     AS OF DECEMBER 31,          AS OF MARCH 31, 1996
                                   -----------------------------------------------------------   --------------------
                                      1991         1992          1993         1994      1995           (UNAUDITED)
                                   ---------    ---------     ---------    ---------  --------
                                          (IN THOUSANDS)
BALANCE SHEET DATA:
Revenue earning vehicles, net       $26,870       $23,343       $23,577     $ 97,127  $219,927          $314,591
Retail car sales inventory  ...          --            --            --          943     8,938            13,832
Total assets ..................      36,800        32,027        33,325      162,991   386,323           478,677
Fleet financing facilities  ...          --            --            --      105,682   145,682           145,682
Other vehicle obligations  ....      28,380        23,890        23,857       18,097   149,965           207,039
Notes payable .................       5,924         3,795         1,824        2,785    22,586            47,508
Total debt ....................      34,531        27,880        28,533      127,187   319,017           400,968
Redeemable preferred stock  ...          --         2,747         2,747           --        --                --
Common stock warrant ..........          --            --            --        2,000     2,000             2,000
Stockholders' equity (deficit)       (1,737)       (1,344)       (1,251)      26,748    39,592            43,596



- ------------

   (1) Adjusted EBITDA consists of income before provision for income taxes plus (a) non-vehicle depreciation and amortization expenses and (b) non-vehicle interest expense. Adjusted EBITDA is not presented as an alternative measure of operating results or cash flows from operations (as determined in accordance with generally accepted accounting principles), but is presented because it is a widely accepted financial indicator of a company's ability to service unsecured debt.

   (2) Vehicles available for rental.

   (3) Rounded to the nearest thousand.

   (4) Rental revenue divided by number of days that vehicles were actually rented.

   (5) Number of days vehicles were actually rented divided by number of days vehicles were available for rent.

   (6) Average monthly revenue divided by average monthly fleet.

                   MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                FINANCIAL CONDITION AND RESULTS OF OPERATIONS
GENERAL

   Team Rental Group, Inc. is the largest Budget Rent a Car franchisee worldwide and is one of the largest independent retailers of late model automobiles in the United States. In 1994, TEAM embarked on a strategy to significantly expand its Budget franchise base and to develop a branded retail car sales operation within its Budget franchise territories. This strategy both leverages management's experience and creates certain operating efficiencies between these complementary businesses. Through its 159 vehicle rental locations, TEAM had pro forma 1995 revenues of $202.9 million, and the Company operates nine retail car sales facilities with monthly sales revenue of $10.7 million for May 1996. The Company estimates it will purchase approximately 40,000 vehicles over the next twelve months, consisting of new automobiles and trucks for its Budget rental operations, late model automobiles for its retail car sales operations and new passenger vans for its van pooling operations.

   The results of operations for 1993 reported herein reflect the consolidated accounts of the San Diego, California, Richmond, Virginia and Albany and Rochester, New York Budget franchises (collectively, the "1993 Operations"), which had been operated as separate businesses, but were affiliated through common ownership and control. The 1994 results of operations reported herein include the 1993 Operations and the acquired operations of the Pittsburgh and Philadelphia, Pennsylvania, Cincinnati, Ohio and Fort Wayne, Indiana Budget franchises from their respective acquisition dates through December 31, 1994. The 1995 results of operations reported herein include the consolidated operations of the entities comprising the Company at December 31, 1994 and the acquired operations of the Dayton, Ohio, Charlotte, North Carolina, Hartford, Connecticut, and Los Angeles, California Budget franchises from their respective acquisition dates through December 31, 1995. Results of operations for the three months ended March 31, 1995 reported herein include the acquired operations of the Budget franchises for Dayton, Ohio, Charlotte, North Carolina and Hartford, Connecticut from their respective acquisition dates through March 31, 1995. Results of operations for the three months ended March 31, 1996 reported herein include the acquired operations of the Budget franchise for Phoenix, Arizona and of Van Pool from their respective acquisition dates through March 31, 1996.

RESULTS OF OPERATIONS

   The following table sets forth for the periods indicated the percentage of operating revenues represented by certain items in the Company's consolidated statements of operations.

                                                    YEAR ENDED
                                                   DECEMBER 31,
                                            -------------------------
                                              1993     1994     1995
                                            -------  -------  -------
Vehicle rental revenues ...................    100%     100%    71.5%
Retail car sales revenues .................     --       --     28.5
                                            -------  -------  -------
  Total operating revenues ................    100      100      100
Direct vehicle and operating expenses  ....   24.5     24.4      9.2
Cost of car sales .........................     --       --     25.4
Vehicle depreciation expense ..............   19.5     19.1     18.4
Non-vehicle depreciation expense ..........    1.0      1.2      0.9
Advertising, promotion and selling  .......    7.4      8.0      7.9
Facilities ................................   12.1     11.4      7.4
Personnel .................................   20.3     20.6     16.3
General and administrative expenses  ......    3.6      3.9      4.5
Amortization of franchise rights ..........    0.7      0.6      0.5
                                            -------  -------  -------
Operating income ..........................   10.9     10.8      9.5
Vehicle interest expense ..................   11.0     10.1      9.3
Non-vehicle interest expense (income), net     1.8     (0.4)    (0.5)
Nonrecurring income .......................   (4.6)      --       --
                                            -------  -------  -------
Income (loss) before income taxes  ........    2.7      1.1      0.7
Provision (benefit) for income taxes  .....    0.8      0.5      0.5
                                            -------  -------  -------
Net income (loss) .........................    1.9%     0.6%     0.2%
                                            =======  =======  =======






                    (RESTUBBED TABLE CONTINUED FROM ABOVE)


                                               THREE MONTHS
                                              ENDED MARCH 31,
                                            -----------------
                                               1995     1996
                                            --------  -------
Vehicle rental revenues ...................    78.0%    67.9%
Retail car sales revenues .................    22.0     32.1
                                            --------  -------
  Total operating revenues ................     100      100
Direct vehicle and operating expenses  ....    11.8      9.1
Cost of car sales .........................    19.1     27.1
Vehicle depreciation expense ..............    23.0     17.9
Non-vehicle depreciation expense ..........     1.3      0.8
Advertising, promotion and selling  .......     9.1      7.0
Facilities ................................     9.3      6.6
Personnel .................................    20.2     16.3
General and administrative expenses  ......     4.0      3.4
Amortization of franchise rights ..........     0.5      0.8
                                            --------  -------
Operating income ..........................     1.7     11.0
Vehicle interest expense ..................    11.7      8.5
Non-vehicle interest expense (income), net      1.5     (0.7)
Nonrecurring income .......................      --       --
                                            --------  -------
Income (loss) before income taxes  ........    (8.5)     3.2
Provision (benefit) for income taxes  .....    (3.4)     1.3
                                            --------  -------
Net income (loss) .........................    (5.1)%    1.9%
                                            ========  =======

 Three Months Ended March 31, 1996 Compared to Three Months Ended March 31,
1995.


   General Operating Results. Net income of $0.18 per share for the first quarter of 1996 represented a $0.37 per share increase from the net loss of $0.19 per share experienced in the first quarter of 1995. Income before income taxes increased $4.0 million from a $1.9 million loss in the first quarter of 1995 to $2.1 million of income in the first quarter of 1996. This increase was due to the Company's February 1996 acquisitions of the Budget franchise for Phoenix and of Van Pool and the October 1995 acquisition of the Budget franchise for Los Angeles, which contributed combined pre-tax income of $2.9 million, and decreased vehicle depreciation of $1.1 million resulting from incentives received from car manufacturers. Operating income increased to $7.3 million in the first three months of 1996 as compared to $0.4 million in the corresponding period of 1995. The increase in operating income was somewhat offset by an increase in interest expense of $2.8 million, or 125%, due primarily to an increase in the vehicle fleet resulting from the acquisitions of the Phoenix and Los Angeles Budget franchises and Van Pool, and an increase in the provision for income taxes of $1.6 million due to the enhanced profitability of the Company in 1996.

   Operating Revenues. Vehicle rental revenues increased $27.3 million, or 158%, to $44.7 million in the first three months of 1996 as compared to $17.4 million in the corresponding period of 1995. The increase in rental revenues is due primarily to the increase in the size of the Company from operating 85 rental locations in eight franchise areas at March 31, 1995 to operating 157 locations in 13 franchise territories at March 31, 1996 and to the acquisition of Van Pool in February 1996. This increased size resulted in an increase in the number of rental revenue days from approximately 438,000 in the first quarter of 1995 to approximately 955,000 in the first quarter of 1996. The daily average rental rate increased 3.1% from $39.67 in the first quarter of 1995 to $40.89 for the first quarter of 1996. The average rental term increased from 3.63 days in the first three months of 1995 to 4.02 days in the comparable period of 1996. Vehicle rental revenues also increased in the first quarter of 1996 due to the inclusion of $5.7 million of revenues earned by Van Pool since its acquisition. Revenues from the Company's retail car sales operations increased $16.2 million from $4.9 million in 1995 to $21.1 million in 1996, due to the expansion of the Company's retail car sales facilities from two locations at March 31, 1995 to seven locations at March 31, 1996.

   Operating Expenses. Operating expenses increased approximately $36.6 million, or 167%, to $58.5 million for the three months ended March 31, 1996 as compared to $21.9 million for the same period in 1995. The growth of the Company's vehicle rental operations through the acquisitions discussed above and the addition of six additional retail car sales facilities were the principal causes of all of the increases to the Company's operating expenses. Vehicle depreciation increased approximately $6.7 million, or 130%, due to an increase in fleet of 6,300 vehicles which increased vehicle depreciation by approximately $7.7 million, net of a reduction in vehicle depreciation of approximately $1.0 million resulting from incentives received from car manufacturers. Personnel costs increased approximately 138% in the first quarter of 1996 as compared to the corresponding period of 1995 due to an increase of approximately 900 employees since March 31, 1995. Advertising expenses increased from $2.0 million to $4.3 million due to the increase in the size of the vehicle rental operations and due to the growth of the retail car sales operations from two markets at March 31, 1995 to six markets at March 31, 1996. The retail car sales business typically incurs greater advertising expense than the car rental business. Facilities expense increased $2.3 million, or 108%, due to the addition of 72 locations since March 31, 1995. Other operating expense increases were due to the increased volume of vehicle rental business resulting from the 1995 and 1996 acquisitions. Cost of car sales increased $13.6 million from $4.2 million at March 31, 1995 to $17.8 million at March 31, 1996 due to an increase in the number of car sales facilities from two to seven during that period.


   Other Income and Expense. Vehicle interest expense, net, increased approximately $3.0 million in the first quarter of 1996 due to the increase in the size of the Company's rental fleet from approximately 6,300 vehicles at March 31, 1995 to approximately 12,600 vehicles at March 31, 1996. The Company's cost of funds decreased approximately 0.6% per annum in the first quarter of 1996 as compared to the first quarter of 1995, due primarily to the decrease in LIBOR, upon which most of the Company's debt is based. Other interest income, net of interest expense, increased from approximately $333,000 in the first quarter of 1995 to $495,000 in 1996 due primarily to increased interest income earned on restricted cash during the first quarter of 1996. This was partially offset by an increase in interest expense due to an increase in the Company's borrowings under its working capital facilities from $7.0 million at March 31, 1995 to $20.0 million at March 31, 1996, due primarily to borrowings to fund the Los Angeles Acquisition and the Phoenix Acquisition.

   Provision for income taxes. The provision for income taxes increased $1.6 million from a $765,000 benefit for the first quarter of 1995 to a provision of $851,000 for the first quarter of 1995. The $1.6 million change represents a 40% tax provision resulting from the enhanced profitability of the Company.

 Year Ended December 31, 1995 Compared to the Year Ended December 31, 1994.

   General Operating Results. Net income for 1995 increased $87,000, or 34.8%, to $337,000 from $250,000 in 1994. Income before income taxes more than doubled to $1.0 million in 1995 from $426,000 in 1994. The increase in pre-tax income was due to an increase in operating income of $10.0 million resulting from the growth of the Company's retail car sales operations from one facility at December 31, 1994 to seven facilities at December 31, 1995 and the acquisition of four additional Budget vehicle rental operations, which was offset by increases in interest expense of $9.4 million, due primarily to the increased size of the fleet throughout 1995 as a result of the acquisitions occurring between August 1994 and October 1995 described above. The provision for income taxes increased from $176,000 in 1994 to $685,000 in 1995 due to the enhanced profitability of the Company, nondeductible amortization expense, and state income taxes.

   Operating Revenues. Operating revenues increased 287% for the year ended December 31, 1995 to $149.7 million from $38.6 million in the prior year. This increase was primarily due to the acquisitions discussed above and to an increased volume of vehicle rental business in 1995, resulting in an increase in the number of rental revenue days to 2,590,000 in 1995 from 1,027,000 in 1994. The daily average rental rate increased 11% from $37.32 in 1994 to $41.26 in 1995; the average rental term experienced a slight decrease from
3.82 days in 1994 to 3.76 days in 1995.


   Operating Expenses. Operating expenses increased approximately $101.1 million, or 294%, for the year ended December 31, 1995 as compared to 1994. This increase was due in large measure to the growth of the Company's retail car sales operations, which included $38.0 million of cost of sales for which there was no significant comparable expense in 1994, as well as to increases resulting from the increase in fleet and personnel due to the four acquisitions occurring during 1995. Direct vehicle and operating expense increased $4.3 million or 45.2% to $13.7 million from $9.4 million, due to the increase in the size of the fleet from 5,044 vehicles at December 31, 1994 to 11,143 vehicles at December 31, 1995. The increased costs for vehicle maintenance recorded to direct vehicle and operating expenses were partially offset by a decrease in the number of leased vehicles during the period, as expenses for owned vehicles are charged to both vehicle depreciation and interest expense, whereas leased vehicles are charged to direct vehicle and operating expense. Vehicle depreciation expense increased $20.1 million or 272% to $27.5 million due to an increase in fleet size of 121% to 11,143 vehicles at December 31, 1995. Personnel expenses increased 208% to $24.5 million due to the 226% increase in the employee base from 525 employees at December 31, 1994 to 1,709 employees at December 31, 1995. The number of locations from which the Company rented vehicles increased from 63 locations at December 31, 1994 to 133 locations at December 31, 1995.


   Other Income and Expense. Other expense-net increased approximately $9.4 million, or 249%, in 1995 due primarily to interest expense on the increased vehicle fleet operated by the Company in 1995. Vehicle interest increased $10.0 million due to the increased size of the vehicle fleet throughout 1995. This increase was offset by an increase in interest income earned on cash restricted for acquiring vehicles under the Fleet Financing Facilities of $0.7 million.

   Provision for Income Taxes. The provision for income taxes increased 289% to $685,000 in 1995 from $176,000 in 1994. The Company's effective tax rate increased from 41.3% in 1994 to 67.0% in 1995. The increase in the tax provision was due to the enhanced profitability of the Company in 1995, certain amortization expense that was not deductible for income taxes purposes, and state income taxes.

 Year Ended December 31, 1994 Compared to the Year Ended December 31, 1993.


   General Operating Results. Income before income taxes increased to $426,000 in 1994 from a loss of $413,000, exclusive of the $1.0 million in nonrecurring income from a vehicle manufacturer in 1993. The 1994 acquisitions and the Company's strategy to reduce financing costs through the First Fleet Financing Facility had a favorable impact on income before income taxes for the year ended December 31, 1994. Operating income for 1994 increased $1.7 million due to the 1994 acquisitions. Interest expense, net of interest income, increased in 1994 by $907,000 due to the larger fleet relative to 1993. This increase was offset in part by lower effective interest rates from the First Fleet Financing Facility.


   Operating Revenues. Operating revenues increased 73.1% for the year ended December 31, 1994 to $38.6 million from $22.3 million in the prior year. These increases were primarily due to the acquisitions in August and November 1994 discussed above and an increased volume of rental business in 1994, resulting in an increase in the number of rental revenue days to 1,027,000 in 1994 from 656,000 in 1993. The daily average rental rate increased from $34.02 in 1993 to $35.01 in 1994, which was partially offset by a decrease in the average rental term from 4.02 days in 1993 to 3.82 days in 1994.

   Operating Expenses. Operating expenses increased approximately $14.6 million, or 73.3%, for the year ended December 31, 1994 as compared to 1993. This increase was primarily due to the 1994 acquisitions. Direct vehicle and operating expense increased $4.0 million or 73.1% to $9.4 million from $5.5 million due to an increase in the volume of business from the 1994 acquisitions and an increase in the number of leased vehicles during the year. Expenses for owned vehicles are charged to both vehicle depreciation and interest expense, whereas leased vehicles are charged to direct vehicle and operating expense. Vehicle depreciation expense increased $3.0 million or 69.4% to $7.4 million due to an increase in fleet size of 151.4% from 2,006 vehicles at December 31, 1993 to 5,044 vehicles at December 31, 1994. Personnel expenses increased 75.2% to $7.9 million due to the 232% increase in rental car locations from 19 locations at December 31, 1993 to 63 locations at December 31, 1994.

   Other Income and Expense. Other expense-net increased approximately $1.9 million for the year ended December 31, 1994 due to the absence of $1.0 million of nonrecurring income in 1994 as discussed above and the additional fleet financing costs from the increased number of vehicles in the fleet. The increases were offset in part by the decreased interest costs under the First Fleet Financing Facility and the repayment in August 1994 of all notes outstanding to certain related parties. The interest savings under the First Fleet Financing Facility resulted in increased vehicle interest costs, net of interest income on restricted cash, of only 31.6% in 1994 as compared to 1993, significantly less than the 69.4% increase in vehicle depreciation expense that resulted from the same fleet acquisitions.

LIQUIDITY AND CAPITAL RESOURCES


   Historically, the Company's operations have been funded by cash provided from operating activities and by financing provided under asset-backed notes issued under the First and Second Fleet Financing Facilities and by banks, automobile manufacturers' captive finance companies and leasing companies. The Company intends to continue to fund its operations through these sources and other similar sources and from the proceeds of the Offering.

   Fleet Financing Facilities. At March 31, 1996, amounts outstanding under the Fleet Financing Facilities were comprised of $105.7 million of asset-backed notes issued by the Company's special purpose finance subsidiary, TFFC, in August 1994 (the "First Fleet Financing Facility") and $40.0 million of asset-backed notes assumed by the Company in connection with the Los Angeles Acquisition in October 1995 (the "Second Fleet Financing Facility"). These facilities have been utilized to finance Program Vehicles. Proceeds from these facilities that are temporarily unutilized for vehicle financing are maintained in restricted cash accounts with the trustee and are not available for other purposes. The notes issued under these facilities are collateralized by the financed vehicles and the restricted cash accounts, with the vehicles being leased to the Company's operating subsidiaries.


   The First Fleet Financing Facility is comprised of senior notes requiring monthly interest payments at average LIBOR, as defined, plus 0.75% (6.2% at March 31, 1996). Monthly principal payments of $16,667,000 commence in June 1999 with the last payment due in November 1999. The subordinated notes require monthly interest payments at average LIBOR, as defined, plus 1.30% per annum (6.7% at March 31, 1996) and are payable in full in December 1999.

   The Second Fleet Financing Facility is comprised of senior notes requiring monthly interest payments at an average LIBOR, as defined, plus 0.60% (6.0% at March 31, 1996). Monthly principal payments of $4,812,000 commence in November 1997 with the last payment due in June 1998. The subordinated notes require monthly interest payments at average LIBOR, as defined, plus 1.0% per annum (6.4% at March 31, 1996) and are payable in full in July 1998.

   Subsequent to the completion of the Offering, TFFC expects to enter into the Third Fleet Financing Facility. The Third Fleet Financing Facility is expected to consist of up to approximately $160 million of asset-backed notes. The net proceeds of the Third Fleet Financing Facility would be used to repay outstanding vehicle obligations and to fund future fleet purchases.

   Vehicle obligations. Vehicle obligations consist of outstanding lines of credit to purchase rental vehicles and retail car sales inventory. At March 31, 1996, amounts outstanding under these lines of credit consisted of $200.0 million for rental vehicles and $25.7 million for retail car sales inventory, with maturity dates ranging from June 1996 to June 1997. Vehicle obligations are collateralized by rental vehicles financed under these credit facilities and proceeds from the sale, lease or rental of vehicles and retail car sales inventory.

   Vehicle obligations relating to the rental fleet are generally amortized over 5 to 15 months with monthly principal payments ranging from 2% to 3% of the capitalized vehicle cost. When rental vehicles are sold, the related unpaid obligation is due. Interest payments for rental fleet facilities are due monthly at annual interest rates ranging from 6.80% to 15.25% at March 31, 1996. Management expects vehicle obligations will generally be repaid within one year with proceeds received from either the repurchase of the vehicles by the manufacturers in accordance with the terms of the manufacturers' rental fleet programs or from the sale of the vehicles.

   In May 1996, Team Fleet Services Corporation ("TFSC"), a wholly owned subsidiary of the Company, entered into a Revolving Credit Agreement with NationsBank, National Association (South), as Agent (the "Agent") for the lenders party thereto, providing for up to $100.0 million financing for the acquisition of Program Vehicles (the "Revolving Credit Facility"). The Revolving Credit Facility provides for funding in two tranches. The first tranche, in the amount of $15.0 million, was funded on June 5, 1996 and up to the remaining $85.0 million will be funded within 30 days thereafter, subject to the satisfaction of certain conditions. The Revolving Credit Facility is guaranteed by the Company and certain of its subsidiaries and secured by the Program Vehicles acquired with the proceeds of loans under the facility. The interest rates of loans under the Revolving Credit Facility are, at the option of TFSC and up to certain amounts, based on the Agent's prime rate, LIBOR or the negotiable certificates of deposit rate.


   Monthly payments of interest only on obligations relating to retail car sales inventory are required at the prime rate (8.25% at March 31, 1996). Retail car sales inventory obligations are paid when the inventory is sold but in no event later than 120 days after the date of purchase.


   Working capital facilities. At March 31, 1996, the Company utilized working capital facilities of $20.0 million for the purchase of retail car sales inventory and other working capital requirements, which require monthly interest payments on the outstanding balance at LIBOR plus 1.85% (7.2% at March 31, 1996). The amount utilized under these facilities had increased to $30.0 million at April 30, 1996, with the additional $10.0 million utilized to repay other outstanding notes (as described below). An outstanding facility of $17.0 million is due on June 28, 1996; the remaining balance expires November 1996. The facilities are collateralized by accounts receivable, inventory, equipment, general intangibles, investments and all other personal property of the Company and guarantees of certain of the Company's subsidiaries. Under the terms of one of the agreements, the Company is required to pay commitment fees quarterly equal to 0.125% per annum on the maximum amount of credit available under the credit facility and an annual agent fee of $50,000 as long as the facility has an outstanding balance. The agreements are subject to certain covenants, the most restrictive of which requires the Company to maintain certain financial ratios and minimum tangible net worth and prohibits the payment of cash dividends. At March 31, 1996, the Company was not in compliance with certain covenants under these facilities. In April 1996, certain covenants were amended and the Company is in compliance with the amended terms of the agreements.

   Other notes payable. Other notes payable at March 31, 1996 consisted primarily of a $3.0 million secured promissory note that bears interest at 8% per annum payable in annual installments of $750,000, due August 1999, collateralized by personal guarantees from the previous owners of the Los Angeles operations; a $0.6 million business credit note due November 1996 bearing interest at prime (8.25% at March 31, 1996) collateralized by real property and secured by personal guarantees of certain stockholders of the Company; a $0.7 million collateralized promissory note that bears interest at 8% per annum, payable in monthly installments of $7,000 plus interest, due September 2010, collateralized by real property and personal guarantees of certain stockholders of the Company; a $2.0 million mortgage note bearing interest at 9.10% per annum, payable in monthly installments ranging from $5,400 to $7,800 plus interest, due September 2000 with an option to extend to September 2005, collateralized by real property; and a $0.6 million mortgage note bearing interest at 7.5% per annum, payable in monthly installments of $8,300 plus interest, due June 1998, collateralized by real property.


INFLATION

   The increased acquisition cost of vehicles is the primary inflationary factor affecting the Company's operations. Many of the Company's other operating expenses are inflation sensitive, with increases in inflation generally resulting in increased costs of operations. The effect of inflation-driven cost increases on the Company's overall operating costs is not expected to be greater for the Company than for its competitors.


SEASONALITY

   Generally, in the vehicle rental industry, revenues decrease in the winter months (with the exception of resort destinations) due to the overall decrease in business and leisure travel during this season. The Company increases the size of its fleet and work force in the spring and summer to accommodate increased rental activity during these periods and decreases its fleet and work force in the fall and winter. However, many of the Company's operating expenses such as rent, insurance and administrative personnel are fixed and cannot be reduced during the fall and winter. The Company has sought to reduce this seasonal effect by acquiring franchise territories that are winter travel destinations, and the Company believes that its acquisitions of the Los Angeles operation in October 1995 and the Phoenix operation in February 1996 have reduced and will continue to reduce these seasonal characteristics. The retail car sales business is subject to seasonal effects, with lower sales during the winter months.


QUARTERLY RESULTS

                                            YEAR ENDED DECEMBER 31, 1994
                                          -------------------------------
                                       FIRST     SECOND      THIRD    FOURTH
                                    QUARTER      QUARTER    QUARTER   QUARTER
                                    ---------  ---------  --------- ---------
                                      (IN THOUSANDS EXCEPT PER SHARE DATA)
                                                  (UNAUDITED)
Vehicle rental revenue ............   $5,525     $5,854     $11,634   $15,457
Vehicle sales revenue .............       --         --          --       172
Operating income ..................      268        599       1,341     1,988
Income (loss) before income taxes       (282)        55         268       385
Net income (loss) .................     (282)        55         268       209
Earnings (loss) per common share  .    (0.11)      0.02        0.06      0.04






                    (RESTUBBED TABLE CONTINUED FROM ABOVE)




                                            YEAR ENDED DECEMBER 31, 1995
                                                                                     THREE
                                      ------------------------------------------     MONTHS
                                         FIRST     SECOND      THIRD     FOURTH       ENDED
                                        QUARTER    QUARTER    QUARTER    QUARTER  MARCH 31, 1996
                                      ---------  ---------  ---------  --------- ----------------
                                      (IN THOUSANDS EXCEPT PER SHARE DATA)
                                                  (UNAUDITED)

Vehicle rental revenue ............     $17,354    $23,788    $29,677    $36,248   $44,697
Vehicle sales revenue .............       4,916      8,534     12,706     16,506    21,097
Operating income ..................         372      4,034      8,402      1,372     7,254
Income (loss) before income taxes        (1,911)     1,241      4,788     (3,096)    2,128
Net income (loss) .................      (1,146)       743      3,981     (3,241)    1,277
Earnings (loss) per common share  .       (0.19)      0.12       0.65      (0.42)     0.18

                                   BUSINESS


   Team Rental Group, Inc. is the largest Budget franchisee worldwide and is one of the largest independent retailers of late model automobiles in the United States. In 1994, TEAM embarked on a strategy to significantly expand its Budget franchise base and to develop a branded retail car sales operation within its Budget franchise territories. This strategy both leverages management's experience and creates certain operating efficiencies between these complementary businesses. Through its 159 vehicle rental locations, TEAM had pro forma 1995 revenues of $202.9 million, and the Company operates nine retail car sales facilities with monthly sales revenue of $10.7 million for May 1996. The Company estimates it will purchase approximately 40,000 vehicles over the next twelve months, consisting of new automobiles and trucks for its Budget rental operations, late model automobiles for its retail car sales operations and new passenger vans for its van pooling operations.

   Since its initial public offering in August 1994, the Company has pursued an aggressive growth strategy in both its vehicle rental and retail car sales operations. TEAM has added nine Budget franchise territories with 136 current locations to the four territories that it operated at the time of its initial public offering, thereby enhancing the economies of scale in its operations, balancing its geographic scope and reducing seasonal fluctuations in its performance. Concurrently, the Company has developed or acquired its first nine retail car sales facilities--all within its Budget territories.

   The following tables chronologically detail TEAM's acquisitions of Budget franchises and the openings of its retail car sales facilities:


VEHICLE RENTAL -- BUDGET FRANCHISE ACQUISITIONS


                                                                                 1995
                                              LOCATIONS AT    FLEET SIZE AT    REVENUES
FRANCHISE TERRITORY          DATE ACQUIRED    MAY 31, 1996    MAY 31, 1996    (MILLIONS)
- -------------------------  ---------------  --------------  ---------------  ----------
Owned prior to August
 1994
San Diego ................ April 1987            12           1,610              $ 18.6
Albany ................... August 1991            3             237                 2.5
Rochester ................ November 1991          3             217                 2.5
Richmond ................. December 1991          5             415                 3.6
                                                ----        -------             -------
 Total for franchises owned prior to
 initial public  offering .................       23          2,479                27.2
                                                ----        -------             --------
Acquired since August
 1994
Philadelphia ............. August 1994            22          2,019                21.0
Pittsburgh ............... August 1994            14          1,070                13.0
Cincinnati ............... August 1994             8            880                 8.0
Fort Wayne ............... November 1994           3            187                 1.7
Charlotte ................ January 1995            6            565                 6.5
Dayton ................... January 1995            6            452                 5.2
Hartford ................. March 1995             13            928                 9.6
Los Angeles(1) ........... October 1995           41          5,355                63.4
Phoenix .................. February 1996          23          2,953                47.3
                                                ----        -------             -------
 Total for franchises acquired since
 initial public  offering .................      136         14,409               175.7
                                                ----        -------             -------
Total .....................................      159         16,888              $202.9
                                                ====        =======             =======


- ------------


   (1) Excludes the vehicle rental operations at Los Angeles International Airport.

RETAIL CAR SALES -- FACILITIES OPENED


                                                      MAY 1996 SALES
                         DATE           MAY 1996          REVENUE
METROPOLITAN AREA   ACQUIRED/OPENED   VEHICLES SOLD     (THOUSANDS)
- -----------------  ---------------  ---------------  ---------------
San Diego--East  . November 1994            61            $   982
Dayton--North  ... January 1995             34                518
San Diego--West  . April 1995              100              1,843
Philadelphia ..... May 1995                 91              1,712
Charlotte ........ September 1995           90              1,462
Richmond ......... October 1995             92              1,497
Ontario .......... October 1995             35                688
Cincinnati ....... April 1996               47                726
Dayton--South  ... April 1996               80              1,305
                                    ---------------  ---------------
Total  .............   .............       630            $10,733
                                    ===============  ===============


STRATEGY


   The Company's strategy is to increase its revenues and improve profitability by:


   o      Significantly expanding its retail car sales operations;

   o      Acquiring additional Budget franchises; and


   o      Enhancing the scale and performance of its Budget Franchise Group.


Significantly Expand Retail Car Sales Operations


   The increased cost of new cars and the improved reliability of low-mileage, late model cars have contributed to greater market demand for late model cars in recent years. Notwithstanding this growth, the retail car sales market remains highly fragmented, with most late model cars being sold through the used car operations of local or regional new car dealerships. The Company believes that the market for late model cars is currently undergoing significant changes, with the emergence of companies retailing late model cars on a national or regional basis and utilizing nationally or regionally recognized tradenames. Such entities source cars on a nationwide basis and provide customers with a large selection of attractively priced, late model cars.

   The Company believes that operating retail car sales facilities in its Budget franchise territories and using the Budget tradename presents it with a significant growth opportunity. The Company's senior executive officers have significant experience in acquiring and selling low-mileage, late model cars, and the Company believes that the Budget tradename is of significant value in its targeted consumer market. The Company believes that it will be able to obtain efficiencies by operating retail car sales facilities in conjunction with certain of its Budget rental facilities, including the sharing of service facilities and administrative offices. The Company also believes that operating retail car sales facilities complements certain aspects of its vehicle rental business, particularly by providing a channel through which it will be able to sell its vehicles not subject to manufacturers' repurchase programs directly into the retail market at the end of the rental cycle. By developing this channel, the Company believes that it will be less dependent on the availability of Program Vehicles.


   Since November 1994, the Company has developed or acquired its first nine retail car sales facilities, and the Company will seek to continue to improve the operating performance of each of those facilities. Rather than pursuing a "superstore" strategy, the Company expects to have multiple sales facilities in each of its markets and to add facilities within its franchise territories. This approach will provide more convenient locations for customers, while allowing the Company to achieve certain operating efficiencies and to benefit from marketing and advertising programs conducted for its vehicle rental business. The Company also expects to add facilities in markets where it does not currently have vehicle rental operations.

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


Acquire Additional Budget Franchises

   Since the formation of the Company, the acquisition of Budget franchises has been an important component of the Company's growth strategy. The Company believes that through the franchise acquisitions completed since its initial public offering, it has achieved a sufficient critical mass to realize operating efficiencies, provided better geographic balance and reduced seasonal fluctuations in its operating performance. The Company will seek to increase its revenues and profitability through additional opportunistic acquisitions and believes that desirable acquisition candidates will continue to exist within the Budget System. Individual franchise owners may seek to diversify their financial investment or to retire from active management, particularly as they encounter greater cost pressures as well as other competitive pressures in their operations. While the Company would consider the acquisition of franchise territories in most regions of the United States, there may be greater opportunities to achieve additional operating efficiencies by acquiring franchise territories adjacent to or near its existing territories. For example, the Company may be able to achieve better fleet utilization in the operation of contiguous franchise territories.

   Prior to being acquired by TEAM, a number of the Company's franchises had either been unprofitable or experienced inconsistent profitability. It is in the best interests of BRAC for its franchises to be operated profitably and in a manner that will result in increased franchise fees to BRAC. The transfer of any Budget franchise requires the prior approval of BRAC, and BRAC may itself acquire franchise operations and convert them to wholly-owned operations. See "Risk Factors--Risks Inherent in Growth Strategy." The Company believes that it has been successful in acquiring and operating these "turn around" franchises and that both the Company and BRAC have benefited from the improved results achieved by the franchises acquired by the Company.

Enhance the Scale and Performance of its Budget Franchise Group

   The Company believes that it will be able to enhance the profitability of its current Budget franchises and any additional Budget franchises that it may acquire by reducing the costs of operating those franchises and increasing the rental revenues realized in those operations.


  Cost Reduction Strategies

   o Achieve Economies of Scale. The Company believes that by increasing the scope of its vehicle rental operations, it has significantly improved its fleet purchasing flexibility and lowered the cost of financing and insuring its fleet. Through centralizing certain corporate functions, such as credit card and warranty processing, the Company is also able to reduce the costs of operating its Budget franchises. The Company believes that the benefits of such measures are particularly significant following the acquisition of franchises that have been underperforming prior to their acquisition by the Company, although certain economies of scale may be extended to any operation that the Company acquires.


   o Optimize Fleet Mix and Utilization. The Company believes that it has been able to reduce the cost of its rental operations by extending its fleet management practices to newly-acquired franchise territories. The Company believes that it will continue to improve its fleet utilization and per unit cost versus yield. In addition, the Company believes it has improved the timing and processing of its fleet deliveries and dispositions, reduced fleet downtime and improved fleet make/model composition to better match customer demand.


   o Implement Cost Management Practices. The Company seeks to implement standard cost management practices in each of its franchised territories. Historically, following the acquisition of a territory, the Company has successfully reduced overall personnel cost, lowered vehicle maintenance and damage repair costs and increased the effectiveness of its servicing procedures.

  Revenue Growth Strategies


   o Optimize Yield Management. TEAM utilizes various yield management models designed to optimize pricing based upon such factors as office location, fleet availability by car category and forecast demand patterns. These models also enable TEAM to better optimize fleet utilization by tracking demand patterns and allowing local managers to shift fleet inventory accordingly.

   o Add New Locations. In 1995, on a pro forma basis, approximately half of the Company's vehicle rental revenues were generated at airport locations and approximately half at non-airport locations. The Company believes that it will be able to improve its performance by adding additional locations in its existing and newly-acquired franchise territories (particularly by adding non-airport locations), and that additional revenues may be generated with relatively small increases in administrative overhead. Non-airport locations are particularly attractive to the Company, as such locations typically have less intense rate competition and fewer corporate customers utilizing negotiated rate structures and are typically less affected by economic downturns.


   o Increase the Sale of Ancillary Products/Truck Revenues. The Company seeks to increase vehicle rental revenues in its Budget franchise territories through the sale of ancillary products and services, including loss damage waivers, other insurance products and gasoline purchase options. The Company intends to continue to market more diverse car products at additional locations. The Company believes that it can also increase its revenues in local markets by placing an increased emphasis on truck rentals, which also include rentals of miscellaneous moving equipment and sales of moving supplies.


VEHICLE RENTAL OPERATIONS

 The Budget System

   General. The Budget System consists of over 3,200 BRAC-owned and franchised locations in approximately 115 countries and territories. Approximately one-third of the Budget System's U.S. fleet is operated by franchisees. BRAC was established in 1960 as a franchisor of vehicle rental operations serving the downtown and suburban areas of cities in the United States and Canada. The first major airport location of the Budget System was established in 1967. Since 1989, Ford has held a preferred stock interest in the holding company that owns BRAC and has provided significant financial support to BRAC. In 1995, the Budget System's combined revenue for both BRAC-owned and franchised locations in the U.S. was approximately $2.0 billion. An industry source has indicated that Budget was the fourth largest U.S. vehicle rental system in 1995 based on revenue and the fifth largest based on fleet size.

   System-Wide Services. BRAC provides the Budget System with: (i) national promotion, advertising and public relations; (ii) reservations and information systems; (iii) data processing support; (iv) marketing programs with hotels and airlines; (v) Sears Car and Truck rental concessions; (vi) a sales staff for marketing to corporate customers and the travel community;
(vii) credit card services for commercial customers; (viii) training in local marketing techniques; and (ix) operation and training support. In general, pursuant to its agreements with its franchisees, BRAC is required to expend a certain percentage of franchise royalties that it receives on national advertising and promotion. In addition, BRAC negotiates with automobile manufacturers to develop vehicle acquisition and disposition programs that are available to franchisees as well as to BRAC-owned locations.

   BRAC facilitates one-way car rentals between approximately 735 selected BRAC-owned and franchised locations in the United States. This one-way program is also in place for truck rentals at approximately 325 locations. A limited fleet of vehicles owned by BRAC is dedicated to supplement the one-way vehicle rental capacity of the participating locations, including the Company's franchise operations. This program enables the Budget System to operate more fully as an integrated network of locations.


   Reservations. BRAC, in conjunction with its 50%-owned subsidiary, Compass Computer Services, Inc. ("Compass"), operates a computerized reservation system. Budget's main reservation facility is located in the Dallas metropolitan area and has over 400 employees. Auxiliary centers are located in Toronto, Canada, the United Kingdom, Australia and New Zealand. These centers are linked with the major airline and travel industry reservation systems through the worldwide Budget reservation network. The main reservation facility accepts inquiries and reservations for Budget System locations worldwide on a 24-hour basis, 365 days a year. The reservation centers utilize an extensive database maintained by Compass on rates and vehicles available for nearly all Budget System locations, a special file of pertinent information on frequent renters and other information that facilitates the Budget System's business.

   Sears Car and Truck Rental. In 1970, BRAC established a contractual relationship with Sears, Roebuck and Co. which allows Budget operating locations to provide car and truck rental under the Sears name for a concession fee based on rental revenue. Sears Car and Truck Rental customers may use their Sears charge card for payment of rental charges. Sears Car and Truck Rental is available at Budget locations in the United States and Canada.

 TEAM's Vehicle Rental Operations


    Management Structure. The Company maintains decentralized management of day-to-day rental operations. Many costs incurred by the Company are dependent on local market conditions, including real property rents, collision and damage repair costs and labor costs. The Company believes that decentralized management can manage these costs better than corporate headquarter staff. Decentralization also allows local managers to continue to identify potential customer bases in their territories, to respond to competitive situations within their territories in a flexible way and to adjust fleet size as appropriate to local market conditions. Consequently, the Company relies substantially on the quality and initiative of its local management. Each of the Company's territories is under the direction of a general manager, who is an owner of shares of Class A Common Stock and/or a participant in the Company's 1994 Incentive Stock Option Plan (the "1994 Option Plan"). See "Management--Benefit Plans--1994 Option Plan." The general managers employed by the Company typically have significant experience in the vehicle rental business.


   The Company coordinates vehicle purchases among its franchised territories to enable it to benefit from volume purchases of vehicles. The Company handles billing and collection on a decentralized basis, but employs centralized cash management to permit optimal use of its financial resources. The Company's corporate staff manages the acquisition and financing of new franchises and general managers develop local vehicle rental markets.

   Rental Vehicle Purchasing. The Company participates in a variety of vehicle purchase programs with major domestic and foreign manufacturers, although actual purchases are made directly through local dealers. The average price for automobiles purchased by the Company in 1995 for its rental fleet was approximately $17,700. On average during 1995, 42% of the purchases were comprised of Ford vehicles, 15% of Chrysler vehicles and 21% of Mazda vehicles. These percentages vary among the Company's operations and will most likely change from year to year. The vehicle purchase programs sponsored by manufacturers sometimes provide the Company with sales incentives for the purchase of certain models, and most of these programs allow the Company to serve as a drop-ship location for vehicles, thus enabling the Company to receive a fee from the manufacturers for preparing newly purchased vehicles for use. There can be no assurance that the Company will continue to be able to benefit from sales incentives in the future.


   The Company financed its rental vehicle purchases in 1995 primarily through the First Fleet Facility, manufacturers' finance subsidiaries and, during the peak rental season, bank lines of credit. Approximately 24% of the Company's fleet cost was financed through the First Fleet Facility at December 31, 1995. The Company expects to continue to take advantage of asset-backed note facilities, which have more attractive interest rates than traditional financing sources, to finance future fleet purchases. The Los Angeles franchise financed fleet purchases through the Second Fleet Facility, which was acquired by TEAM together with the franchise. In addition, the Company will seek to continue its arrangements with the finance subsidiaries of major vehicle manufacturers and other traditional sources of credit. See "Risk Factors--Potential Changes in Manufacturers' Repurchase Programs" and "Risk Factors--Requirements for Capital; Effect of Changes in Interest Rates."

   Fleet Utilization and Seasonality. The Company's business is subject to seasonal variations in customer demand, with the summer vacation period representing the peak season for vehicle rentals. This general seasonal variation in demand, along with more localized changes in demand at each of the Company's operations, causes the Company to vary its fleet size over the course of the year. In 1995, on a pro forma basis (excluding the Phoenix Budget franchise and Van Pool), the Company's average monthly fleet size ranged from a low of 12,316 vehicles in January to a high of 16,450 vehicles in July. Fleet utilization, which is based on the average number of days vehicles are rented compared to the total number of days vehicles are available for rental, ranged from 70% in December to 89% in August and averaged 80% for all of 1995. The Company has sought to reduce this seasonal effect by acquiring franchise territories that are winter travel destinations, and the Company believes that acquisitions of the Los Angeles operation in October 1995 and the Phoenix operation in February 1996 have reduced and will continue to reduce the effect of these seasonal characteristics.

   Rental Vehicle Disposition. The Company's current operating strategy is to maintain its fleet at an average age of 12 months or less. Approximately 85% of the vehicles purchased by the Company in 1995 were eligible for participation in manufacturers' repurchase programs. These programs currently require that the Company maintain Program Vehicles in its fleet for a minimum of six months and impose numerous return conditions, including those related to mileage and repair condition. Less than 3% of the Program Vehicles purchased by the Company and scheduled to be returned in 1995 were ineligible for return. At the time of return to the manufacturer, the Company receives the price guaranteed at the time of purchase and is thus protected from fluctuations in the prices of previously-owned vehicles in the wholesale market at the time of disposition. The future percentage of Program Vehicles in the Company's fleet will be dependent on the availability and attractiveness of the manufacturers' repurchase programs, over which the Company has no control. See "Risk Factors--Potential Changes in Manufacturers' Repurchase Programs." In addition to disposal of its vehicle rental fleet through the manufacturers' repurchase programs, the Company also disposes of its rental fleet through automobile auctions, sales to wholesalers and the Company's retail car sales operations. While the disposal of rental vehicles through the Company's retail car sales operation has been minimal to date, the Company believes that such dispositions may increase as its retail car sales operation continues to grow and as the Company evaluates the mix of its Program Vehicles and vehicles not subject to manufacturers' repurchase programs.

   Vehicle Rental Facilities. The Company leases all of its airport and non-airport vehicle rental facilities and currently operates from 159 rental locations. The airport facilities are located on airport property owned by airport authorities or located near the airport in locations convenient for bus transport of customers to the airport. One of the Company's airport facilities in each Budget franchise territory serves as the administrative headquarters for the franchise territory and, as a general rule, each airport facility includes vehicle storage areas, a vehicle maintenance facility, a car wash, a refueling station and rental and return facilities. In all airport locations, the facility leases are not co-terminus with the local airport concession agreement. See "Risk Factors--Risk of Non-Renewal of Airport Concessions." The Company's non-airport facilities generally consist of a limited parking facility and a rental and return desk and are generally subject to long-term leases with renewal options. Certain of these leases also have purchase options at the end of their terms.

   Van Pooling Operations. Van Pool, the Company's commuter van pooling subsidiary, was acquired by the Company in February 1996 and maintains offices in 21 cities located in 15 states and the District of Columbia. Founded in 1977, Van Pool provides van pooling services to individuals, corporations and municipalities. Pursuant to van pool agreements between the Company and either the volunteer driver, corporation or municipality (the "contracting party"), the contracting party agrees to drive or arrange a van pool which travels a fixed route set by the Company. The Company sets the fees, which are collected by the driver and remitted to the Company. Van Pool employs approximately 40 individuals at its home office in Troy, Michigan and approximately 40 individuals in its local markets, and currently operates a fleet of approximately 3,250 passenger vans.


RETAIL CAR SALES OPERATIONS


   Since November 1994, TEAM has developed or acquired nine retail car sales facilities, establishing TEAM as one of the largest independent retailers of late model cars in the United States, with monthly revenue of $10.7 million in May 1996.

   Retail Car Sales Inventory. The Company has historically acquired most of its retail car sales inventory at auctions, although it has acquired some cars directly upon their disposition by other car rental companies and from the TEAM rental fleet. In the future, the Company expects to increase its acquisitions of cars from the disposition of cars used by other car rental companies and to purchase a smaller portion from auctions. The Company coordinates car purchases among its retail car sales locations to enable it to benefit from volume purchases of cars. The average price of automobiles purchased by the Company in 1995 for its retail car sales facilities was approximately $11,750. The Company financed its retail sale car purchases in 1995 primarily through a third party finance company.

   Management and Personnel. The Company maintains decentralized management of the day-to-day functions of its sales operations. The Company's retail car sales operations are managed by two regional vice presidents, both of whom own shares of Class A Common Stock and/or participate in the 1994 Option Plan. See "Management--Benefit Plans--1994 Option Plan." In addition, each retail car sales location is operated by a general manager, one or two sales managers and one or two individuals responsible for financing and insurance.

   Trademarks. Within its franchise territories, the Company operates its retail car sales operations under the name "Budget Car Sales." However, BRAC has indicated that the use of the Budget name in connection with retail vehicle sales operations is not a contractual right granted under its standard franchise agreements. The Company's management does not believe that the success of these operations is dependent on the use of the Budget name and currently plans to operate under a different name in its franchise territories, if necessary. The Company also plans to operate under a different name in those locations in which it is not a Budget franchisee. Ultimately, the Company will seek to establish retail car sales operations at multiple sites in larger metropolitan areas and advertise those operations under one name.


   Vehicle Pricing and Financing. While many cars display stickers indicating their "blue book" value, customers are permitted to negotiate pricing terms with the sales managers. Various local enterprises provide financing to customers of the Company on a non-exclusive basis. In 1995, the vehicles sold at its retail car sales facilities consisted primarily of 1995 model automobiles and passenger vans, with some 1994 models and very few 1993 models. To supplement its sale of vehicles, the Company sells extended service contracts and related consumer insurance products to its customers.


   Retail Car Sales/Service Facilities. Each of the Company's retail car sales facilities consists of a showroom and an outdoor display area, which together accommodate the on-site display of at least 100 cars, and a service area. Although certain of the Company's retail car sales facilities have been converted from facilities that were used in other businesses, the Company prefers to build its own retail car sales facilities and believes that such facilities can be built at an average cost of approximately $1.2 million. The service departments operated at each retail car sales facility are responsible for inspecting a car's condition and for providing necessary reconditioning and maintenance services before sale. These services are provided uniformly for its retail car sales facilities in accordance with an inspection checklist developed by the Company. Service departments also provide after-sale service for the Company's customers.


COMPETITION


   The vehicle rental industry is characterized by intense price and service competition. In any given location, the Company may encounter competition from national, regional and local companies, many of which, particularly those owned by the major automobile manufacturers, have greater financial resources than the Company. The Company's main competitors for vehicle rentals are Hertz, Avis, Alamo, National and Dollar, which serve primarily airport and near-airport locations, and Enterprise, which primarily serves non-airport locations. The Company's operations are generally the third or fourth largest at the airports in which it operates, although its extensive non-airport operations may give it a larger presence in the metropolitan regions in which such airports are located. The key competitive factors in the industry are pricing, quality of service, name identification, vehicle availability and location. There have been many occasions during the history of the vehicle rental industry in which all of the major vehicle rental companies have been adversely affected by severe industry-wide price cutting, and the Company has, on such occasions, lowered its prices in response to such price cutting. However, during the past two years, industry-wide rates have increased, reflecting, in part, both increased costs of owning and maintaining vehicles and the need to generate returns on invested capital.

   The retail car sales business is also characterized by intense competition from a range of regional and local car dealerships and other retailers of previously-owned vehicles. The Company believes that it competes primarily against new car dealers retailing previously-owned cars. The Company's retail car sales facilities are located among similar facilities and, in some instances, together with the Company's rental operations. The entry of large, well-capitalized retailers of late model previously-owned cars may provide the Company with significant additional competition.

FRANCHISE AGREEMENTS


   The Company's status as a Budget franchisee is governed by franchise agreements (the "Franchise Agreements"), which grant to the Company's subsidiaries certain exclusive territories in which to operate the Budget vehicle rental business. All of these agreements are direct, "prime" franchise agreements with BRAC, except those relating to the Company's Los Angeles and San Diego operations, which operates as a sub-franchisee of SoCal, and the Company's Los Angeles truck rental operation, which operates as a sub-franchisee of an unaffiliated third party. The Franchise Agreements provide the franchisor with significant rights regarding the business and operations of the Company and impose restrictions on the transfer of ownership of the capital stock of the Company's subsidiaries without the consent of the franchisor. These provisions could affect the Company's ability to sell a car rental operating subsidiary or acquire other franchises or expand within its existing franchise territories.

   The Company is required to operate each of its franchises in accordance with certain standards contained in the Budget operating manual (the "Operating Manual"). The franchisor has the right to monitor the operations of the Company's franchises and any default by the Company under a Franchise Agreement or the Operating Manual may give the franchisor the right to terminate the underlying franchise. The loss of certain franchise rights could have a material adverse effect on the Company.

   In general, the Franchise Agreements grant the Company the exclusive right to operate a Budget Rent a Car and/or Budget Rent a Truck franchise in a particular geographic area for a period of five years. The Franchise Agreements for the San Diego, California, Albany and Rochester, New York, Richmond, Virginia, Philadelphia and Pittsburgh, Pennsylvania, Cincinnati, Ohio, Ft. Wayne, Indiana, Charlotte, North Carolina, Dayton, Ohio and Hartford, Connecticut territories generally provide for an unlimited number of five year renewal terms. Upon renewal, these Franchise Agreements (except for the San Diego, California automobile rental franchise) may contain terms and conditions (other than with respect to royalty fees) different from those contained in the existing Franchise Agreements. The Franchise Agreement for the Los Angeles, California territory with respect to automobile rentals automatically renews for an unlimited number of five year terms. The Franchise Agreement for the Phoenix, Arizona territory automatically renews for an unlimited number of five year renewal terms as long as the franchisee meets certain targets regarding the size of its rental fleet.


   The standard terms of the fees payable to the franchisors under the Company's Franchise Agreements are 7.5% of monthly gross rental revenue and $1.25 per month credit card fee per average number of fleet vehicles, but the Company has negotiated certain franchise agreements with more favorable terms.


   Pursuant to each Franchise Agreement, the Company must meet certain guidelines relating to the number of rental offices in a franchised territory, the number of vehicles maintained for rental and the amount of advertising and promotion expenditures. The Franchise Agreements relating to the Pittsburgh and Philadelphia operations grant the Company rights of first refusal with respect to the franchise agreements relating to certain additional territories in Delaware, New Jersey and Pennsylvania. In general, each Franchise Agreement provides that the Company shall not (i) engage in any other vehicle rental business within the franchise territory or within a two mile radius of any other existing Budget rental location during the term of such agreement and for 12 months thereafter; or (ii) disclose the terms of the Operating Manual or any other confidential information relating to the Budget System to any third party. In addition, each franchisee agrees not to use the word "Budget" or any other Budget trademark other than in its vehicle rental business, except with respect to the Los Angeles territory. Further, the Company has agreed with BRAC in the Franchise Agreements for the San Diego, California automobile rental operations that it will not conduct any business other than its automobile rental operations at any location at which it conducts Budget Rent a Car operations and not to conduct a car sales business under the "Budget" name or on any Budget car rental premises unless authorized to do so under a separate agreement.


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

INSURANCE


   The Company currently has insurance coverage in an amount of up to $1.0 million, with a $500,000 retention per occurrence, with respect to personal injury and damage claims arising from the use of its vehicles, except with respect to vehicles rented through its Los Angeles, San Diego and Phoenix operations. The Company has entered into a contract with a third party administrator, AIG Claim Service, Inc., to handle all claims outside of the state of California involving injuries and property damage in excess of $10,000. Crawford & Company adjusts property damage claims with values less than $10,000. Under California law, vehicle rental customers are primarily liable for damages arising from the use of rental vehicles. Vehicle rental companies are secondarily liable for such damages up to an amount limited by California law to $35,000 per occurrence (exclusive of legal fees and conditioned upon the posting of a $35,000 bond), unless the vehicle rental company has negligently maintained the vehicle or has "negligently entrusted" the vehicle to a rental customer (e.g., the vehicle rental company rented to a customer that did not have a valid driver's license). In addition, a vehicle rental company can be held liable for damages arising from use of its vehicles by its employees. A recent California Court of Appeals decision, although not ruling on the issue, has suggested that rental car companies generally may be subject to primary liability in connection with damages arising from customers' operation of rental vehicles. If changes in California law were ever effected to render permissively uninsured rental car companies primarily liable for such damages, the Company would at such time review its claims handling practices. The Company's Phoenix operations are self-insured, with a $300,000 retention. There is a $700,000 excess coverage policy with Firemans Fund Insurance and a $10 million excess policy through National Union Fire Insurance Company. VPSI, Inc. is covered under the National Union Fire Insurance Company policy up to $1.0 million, subject to a $500,000 retention per occurrence. There is also a $4.0 million excess policy through National Union.

   The Company's workers compensation insurance coverage has been placed with ITT Hartford, subject to a $500,000 retention. All claims will be administered by ITT Hartford's claims operation. The Company's general liability coverage has been placed with ITT Hartford. There is $1.0 million per occurrence, $2 million aggregate coverage with no retention. The Company's property coverage has been placed with Northbrook Insurance Company. The retail vehicle sales operations are insured through Travelers Insurance Company with $1.0 million aggregate coverage per location. There is a $50,000 retention for automobile accidents, $15,000 retention for garagekeepers legal liability claims and $10,000 retention for garage operation losses. All claims will be handled by a third party administrator, Frontier Adjusters. Finally, the Company has a total of $5.0 million in directors and officers liability coverage through Steadfast and RLI Insurance Companies. This coverage is subject to a $1.0 million retention for claims relating to violations under federal securities laws and $100,000 retention for any other claim. The Company has secured employment related practice coverage with a $1.0 million aggregate limit, subject to a $25,000 per occurrence deductible.


REGULATION AND ENVIRONMENTAL MATTERS


   The Company is subject to federal, state and local laws and regulations including those relating to taxing and licensing of vehicles, franchising, consumer credit, environmental protection, retail vehicle sales and labor matters. The principal environmental regulatory requirements applicable to the Company's operations relate to the ownership or use of tanks for the storage of petroleum products, such as gasoline, diesel fuel and waste oils; the treatment or discharge of waste waters; and the generation, storage, transportation and off-site treatment or disposal of solid or liquid wastes. The Company operates 29 locations at which petroleum products are stored in underground or aboveground tanks. The Company has instituted an environmental compliance program designed to ensure that these tanks are in compliance with applicable technical and operational requirements, including periodic integrity testing of underground storage tanks. The Company believes that the locations where it currently operates (exclusive of certain locations in Philadelphia and Pittsburgh) are in compliance, in all material respects, with such regulatory requirements.


   The Company may also be subject to requirements related to the remediation of, or the liability for remediation of, substances that have been released to the environment at properties owned or operated by the Company or at properties to which the Company sends substances for treatment or disposal. Such remediation requirements may be imposed without regard to fault and liability for environmental remediation can be substantial. Certain of the locations in the Philadelphia, Pittsburgh and Cincinnati franchise territories have been the subject of environmental remediation as a consequence of leaks or spills and continue to have some level of environmental impairment that may require further remediation. In connection with the acquisition of those franchise territories, the Seller, Chrysler Credit Corporation, Inc. ("CCC"), agreed to provide up to $873,750 for a period of three years for remediation activities at sites shown to be impaired by assessments performed under the supervision of the Company. Although the ultimate cost of these remediation activities is currently unknown, the Company believes that the amount of funding to be provided by CCC will be sufficient to cover the cost of these remediation activities. See "Risk Factors--Environmental Risks Inherent in On-Site Petroleum Storage."


   The Company may be eligible for reimbursement or payment of remediation costs associated with future releases from its regulated underground storage tanks. The states of California, Kentucky, Ohio, Pennsylvania and Virginia, in which the Company maintains underground storage tanks, have established funds to assist in the payment of remediation costs for releases from certain registered underground tanks. Subject to certain deductibles, the availability of funds, compliance status of the tanks and the nature of the release, these tank funds may be available to the Company for use in remediating future releases from its tank systems.

LEGAL MATTERS

   From time to time, the Company is subject to routine litigation incidental to its business. The Company maintains insurance policies that cover most of the actions brought against the Company. See "Business--Insurance." The Company is currently not involved in any legal proceeding which it believes would have a material adverse effect upon its financial condition or operations.

EMPLOYEES

   The Company had approximately 2,000 employees at April 30, 1996, including part-time and "on call" employees who shuttle vehicles between locations. At April 30, 1996, 64 employees in San Diego, 53 employees in Pittsburgh and 69 employees in Philadelphia were subject to collective bargaining agreements. The collective bargaining agreement covering the San Diego employees expires in October 1997, the collective bargaining agreement covering the Pittsburgh employees expires in November 1998 and the collective bargaining agreement covering the Philadelphia employees expires in October 1998. The Company believes that its employee relations are good.

HEADQUARTERS

   The Company's headquarters facility consists of 2,500 square feet of leased space in Daytona Beach, Florida. The Company believes that this facility is sufficient for its needs because of the decentralized nature of the Company's management.

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

                                  MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

   The executive officers, directors and significant employees of the Company are as follows:


 NAME                    AGE             POSITIONS WITH THE COMPANY
- ---------------------  -----  -----------------------------------------------
                              CHAIRMAN OF THE BOARD OF DIRECTORS, CHIEF

Sanford Miller ....... 43      Executive Officer and Director
                              President, Chief Operating Officer and
John P. Kennedy ...... 51      Director
Jeffrey D. Congdon  .. 53     Chief Financial Officer, Secretary and Director
Ronald D. Agronin  ... 58     Director
Dr. Stephen L. Weber   54     Director
James F. Calvano  .... 59     Director
Jeffrey R. Mirkin  ... 43     Director
Alan D. Liker ........ 58     Director
Donald J. Norwalk  ... 31     Vice President and Treasurer
Scott Tiemann ........ 37     Vice President and Corporate Controller
Jeffrey D. Widholm  .. 32     Vice President--Corporate Development


   Directors are elected annually to serve until the next annual meeting of stockholders and until their successors are elected and qualified. Officers are elected by and serve at the discretion of the Board of Directors.


   Sanford Miller has been the Chairman of the Board of Directors and Chief Executive Officer of the Company since April 1994. From August 1991 until August 1994, he was Vice President of Tranex Rental of New York, Inc. ("Tranex"), which operated the Albany and Rochester Budget franchises, and from December 1991 until August 1994, was Vice President of Capital City Leasing, Inc. ("Capital City"), which operated the Richmond, Virginia Budget franchise. Between 1989 and 1991, Mr. Miller served as Director of Marketing, Special Accounts for BRAC. From 1981 to 1989, Mr. Miller was an executive officer and principal stockholder of corporations that owned and operated 30 Budget franchises that were sold to BRAC in 1989. From 1979 to 1981, he was a North East Regional Field Operations Manager for BRAC. Mr. Miller served as President of the American Car Rental Association, a nation-wide industry trade association, in 1993 and as Chairman of the Licensee Local Market Advisory Board of the Budget System in 1989 and 1990. Mr. Miller is also a director of MoneyGram Payment Systems, Inc. and Tomoka State Bank.


   John P. Kennedy has been President, Chief Operating Officer and a director of the Company since April 1994. From November 1991 until August 1994, he was President of Metro West, Inc., whose wholly-owned subsidiary owns the Company's San Diego airport operations. From September 1989 until October 1991, he was an independent consultant to the vehicle rental industry. From July 1985 to August 1989, he served as President of NYRAC, Inc. d/b/a Budget Rent a Car of Kennedy and La Guardia Airports. From 1968 to 1984, he served in various capacities with Avis, including the position of Vice President of Operations.


   Jeffrey D. Congdon has been the Chief Financial Officer, Secretary and a director of the Company since April 1994. Since December 1990, he has been Secretary and Treasurer of Tranex Credit Corporation, which provides financing for purchases of previously-owned vehicles. From 1980 to 1989, he was an executive officer and principal stockholder of corporations that owned and operated 30 Budget franchises that were sold to BRAC in 1989. From 1982 to the present, Mr. Congdon has owned and operated retail new and/or previously-owned car sales operations in Indianapolis, Indiana.


   Ronald D. Agronin was elected as a director in April 1994. Since 1993, Mr. Agronin has served as Vice Chairman of Black Clawson Company, a manufacturer of paper making machinery, and as President and Chief Executive Officer of United Container Machinery, Inc., a container manufacturer. He served as Executive Vice President and Chief Operating Officer of Black Clawson from 1987 until 1993. He serves as a director of both of these companies. Mr. Agronin is the first cousin of Mr. Miller.

   Dr. Stephen L. Weber was elected as a director in April 1994. Since June 1996, Dr. Weber has been President of San Diego State University. From August 1995 to June 1996, he was the Interim Provost at the State University of New York System Office. From 1988 until June 1996, he was President of State University of New York at Oswego. In July 1996, Dr. Weber will become President of San Diego State University.


   James F. Calvano was elected as a director of the Company in August 1994. Since February 1996, Mr. Calvano has been the President and Chief Executive Officer of MoneyGram Payment Systems, Inc., a provider of electronic money transfer services. From February 1995 until February 1996, Mr. Calvano was Executive Vice President of Marketing for Travelers Group, a subsidiary of Travelers, Inc. From November 1993 until February 1996, he was Chief Administrative Officer of Travelers Insurance Companies. From June 1991 until May 1993, Mr. Calvano was President and Chief Operating Officer of New Valley Corp. Two months before he assumed this position, New Valley Corp. suspended payments on its publicly held debt. An involuntary bankruptcy petition under Title 11 of the U.S. Code was filed against New Valley Corp. in November 1991 and a voluntary bankruptcy petition under Title 11 was filed by New Valley Corp. in March 1993. From January 1989 until December 1990, Mr. Calvano was President and Chief Executive Officer of Carlson Travel Group and Executive Vice President of Carlson Companies Inc. From November 1986 until December 1988, he served as President of Commercial Credit Corp. and Executive Vice President of Primerica Corp. Mr. Calvano served American Express Travel Related Services Co., Inc. as its Vice Chairman, President of Payment Systems Division, USA and President of Consumer Financial Services Division, USA between October 1981 and November 1986. From 1972 to 1981, Mr. Calvano was employed by Avis and served in various capacities, including President and Chief Executive Officer, Executive Vice President and Chief Operating Officer and Group Vice President, Western Hemisphere.

   Jeffrey R. Mirkin was elected as a director of the Company in October 1995. Since 1985, Mr. Mirkin has been the Chief Executive Officer of SoCal, a licensee of BRAC and through its wholly owned subsidiary, an operator of Budget locations in Southern California. See "Certain Transactions."

   Alan D. Liker has been a director since October 1995. He has served as a business advisor to a number of individuals and companies during the past five years, including as Vice President of SoCal since February 1992. Mr. Liker is also a director of Herbalife International. Mr. Liker was a director of Shaklee Corporation and its Japanese affiliate, Shaklee KK until their sale in 1989. From 1976 to 1980, he was a principal of Xerox Development Corporation, a strategic planning unit of Xerox Corporation. Mr. Liker was previously a law professor at the Harvard University, University of California (Los Angeles) and University of Southern California law schools. Previously he was a director of First Charter Bank and Shop Television Network. See "Certain Transactions."


   Donald J. Norwalk has been Vice President and Treasurer of the Company since July 1994. From January 1994 until July 1994, he was the SEC Reporting and Compliance Officer for FFLC Bancorp, Inc., a bank holding company. From January 1989 to January 1994, he was an auditor for Deloitte & Touche, serving clients primarily in the financial, manufacturing and real estate industries.


   Scott Tiemann has been Vice President and Controller of the Company since July 1994. From March 1992 until July 1994, he was employed by BRAC as the Business Manager for Freedom River. From November 1989 until March 1992, he was a city controller for BRAC.


   Jeffrey D. Widholm has been Vice President of Corporate Development of the Company since August 1995. From January 1987 until August 1995, he was a corporate banking officer for BankOne, Indianapolis, N.A., where he was responsible for a loan portfolio of middle market and large corporate clients.


   The Company's Board of Directors has a Compensation Committee and an Audit/Finance Committee. The Compensation Committee, composed of Mr. Agronin and Dr. Weber, establishes salaries, incentives and other forms of compensation for directors, officers and other employees of the Company, administers various incentive compensation and benefit plans and recommends policies relating to such plans. The Audit/Finance Committee, composed of Messrs. Agronin and Calvano, reviews the Company's accounting practices, internal accounting controls and financial results and oversees the engagement of the Company's independent auditors. Nonemployee directors receive an annual retainer of $12,000 and participate in the 1994 Directors' Stock Option Plan. The Company also pays the reasonable out-of-pocket expenses of each director in connection with his attendance at each Board or committee meeting.


   In connection with the Los Angeles Acquisition, the Company and the Principal Executive Officers agreed that for so long as SoCal and its general partners own 500,000 or more shares of the Class A Common Stock received in the Los Angeles Acquisition, the Company and the Principal Executive Officers will nominate and use their best efforts to elect to the Company's Board of Directors two persons designated by SoCal and further, for so long as SoCal and its general partners own less than 500,000 but more than 250,000 shares of Class A Common Stock, the Company and the Principal Executive Officers agreed to nominate to the Company's Board of Directors one person designated by SoCal. Following the Los Angeles Acquisition, Messrs. Mirkin and Liker were selected by SoCal and thereafter elected to the Board of Directors of the Company.


EXECUTIVE COMPENSATION

                          SUMMARY COMPENSATION TABLE

   The following table sets forth a summary of the compensation paid by the Company during the last three fiscal years to the Chief Executive Officer and certain other executive officers of the Company.


                                                                           LONG TERM
                                       ANNUAL COMPENSATION               COMPENSATION
                             -------------------------------------  ---------------------
                                                      OTHER ANNUAL   SECURITIES UNDERLYING
NAME AND PRINCIPAL POSITION    YEAR      SALARY       COMPENSATION          OPTIONS
- ---------------------------  ------  -------------  --------------  ---------------------
Sanford Miller .............   1995     $183,667    $ --                    30,000
 Chairman of the Board and     1994     $ 91,108(1) $ 14,067(2)             --
 Chief Executive Officer       1993       30,000(1)   17,918(2)             --
John P. Kennedy ............   1995     $173,333    $ --                    25,000
 President and Chief           1994     $ 94,558    $ --                    --
 Operating Officer             1993     $111,900    $ --                    --
Jeffrey D. Congdon .........   1995     $173,333    $ --                    25,000
 Chief Financial Officer       1994     $ 26,250(3) $ --                    --
 and Secretary                 1993     $ --        $ --                    --


- ------------

   (1) Does not include $6,924 and $27,696 of cash dividends paid by Tranex and Capital City to Mr. Miller in 1994 and 1993, respectively.

   (2) Other annual compensation consists of $12,476 and $15,192 of payments made by the Company with respect to vehicles used by Mr. Miller in 1994 and 1993, respectively, and $1,591 and $2,726 of gasoline expenses in connection with the use of these vehicles in 1994 and 1993, respectively.


   (3) Represents salary for the period from August 24, 1994 through December 31, 1994.

OPTION GRANTS DURING FISCAL 1995


   The following tables describe the stock options granted to the Chief Executive Officer and certain other executive officers of the Company in the last fiscal year.


                               INDIVIDUAL GRANTS
- ---------------------------------------------------------------------------
               NUMBER OF
               SECURITIES    PERCENT OF TOTAL
               UNDERLYING    OPTIONS GRANTED   EXERCISE OR
               OPTIONS       TO EMPLOYEES IN   BASE PRICE     Expiration
Name           Granted       Fiscal Year       Per Share      Date
- -------------  ------------  ----------------  ------------- ---------------
Mr. Miller  .. 30,000        15.6%             $9.50         March 1, 2005
Mr. Kennedy  . 25,000        13.0%             $9.50         March 1, 2005
Mr. Congdon  . 25,000        13.0%             $9.50         March 1, 2005


                    (RESTUBBED TABLE CONTINUED FROM ABOVE)

                               INDIVIDUAL GRANTS
   POTENTIAL REALIZABLE VALUE
   AT ASSUMED ANNUAL RATES OF
   STOCK PRICE APPRECIATION
      FOR OPTION TERM
- ----------------------------------------
Name                      5%         10%
- -------------    ----------  ----------
Mr. Miller  ..     $179,235    $454,217
Mr. Kennedy  .     $149,362    $378,514
Mr. Congdon  .     $149,362    $378,514




                           NUMBER OF
                  OPTIONS AT DECEMBER 31, 1995
                ------------------------------
NAME              EXERCISEABLE   UNEXERCISEABLE
- --------------  --------------  --------------

Mr. Miller ....        --            30,000
Mr. Kennedy  ..        --            25,000
Mr. Congdon  ..        --            25,000



   No options were exercised in 1995.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION IN COMPENSATION DECISIONS

   The Compensation Committee is composed of Mr. Agronin and Dr. Weber, neither of whom has ever (i) been an officer or employee of the Company or any of its subsidiaries or (ii) entered into a related-party transaction with the Company.






BENEFIT PLANS


   1994 Option Plan. The 1994 Option Plan provides for the grant to selected key employees of the Company and its subsidiaries of either incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986 (the "Code") or nonqualified options (intended not to qualify as incentive stock options) to purchase Class A Common Stock. The 1994 Option Plan is administered by the Compensation Committee of the Board of Directors. The maximum number of shares of Class A Common Stock that may be made subject to options granted pursuant to the 1994 Option Plan is 260,000, and the maximum number of shares for which an employee may be granted options in any three-year period is 75,000, subject, in each case, to adjustments for certain changes in the Company's capitalization. The price per share under an incentive stock option must be at least the fair market value per share as of the date of grant; the price per share under a nonqualified option is determined by the Compensation Committee but may not be less than the greater of 85% of such fair market value per share or the book value per share on the date the nonqualified stock option is granted. In the case of an employee who owns more than 10% of the voting power of the Company, the price per share under an incentive stock option must be at least 110% of the fair market value per share as of the date of grant. No option may be exercised within six months from the date of grant, except that an option will be immediately exercisable upon the occurrence of certain events, including a "change in control" of the Company as defined in the 1994 Option Plan. Except in the event of the death or disability of a holder of nonqualified stock options, no option may be exercised more than 10 years after its date of grant (and, in the case of an employee who owns more than 10% of the voting power of the Company, an incentive stock option held by such employee may not be exercised more than five years after its date of grant). Unless sooner terminated, the 1994 Option Plan terminates on April 24, 2004. As of the date of this Prospectus, 192,600 options have been granted under the 1994 Option Plan and an additional 250,000 options have been granted subject to the amendment of the 1994 Option Plan to increase the number of shares available for grant thereunder (as described in the following paragraph).

   The Board of Directors has approved and recommended to the stockholders that they approve at the Company's annual stockholder meeting on June 18, 1996 a proposal to amend the 1994 Option Plan to (i) increase the number of shares of Common Stock available for grant under such plan from 260,000 to 760,000, an increase of 500,000 shares of Common Stock, (ii) provide that the committee that administers the 1994 Option Plan must be comprised of "outside directors" and that the option price for all options to be granted under the 1994 Option Plan may not be less than the fair market value of Common Stock on the day the option is granted in order to qualify the 1994 Option Plan for an exception to the $1,000,000 remuneration deduction limitation imposed under Section 162(m) of the Code and (iii) permit the grant of options to purchase shares of Class B Common Stock. In the event that the proposed amendment is approved, 317,400 options would remain available for grant under the 1994 Option Plan (after giving effect to the grant of 250,000 options described in the preceding paragraph).


   1994 Directors' Stock Option Plan. The Company's 1994 Directors' Stock Option Plan (the "1994 Directors' Plan") provides for the grant to directors of the Company who are not employees of the Company ("outside directors") of options to purchase Class A Common Stock. Because the 1994 Directors' Plan by its terms specifies the class of directors eligible to receive options, the timing of the grant of options, the number of shares underlying options to be granted and the exercise price of such options, there is no discretionary administration with regard to these matters. The Board of Directors may appoint a committee to perform ministerial duties in connection with the 1994 Directors' Plan. The maximum number of shares of the Class A Common Stock subject to options granted pursuant to the 1994 Directors' Plan is 25,000. Each outside director was granted an option for 5,000 shares of Class A Common Stock on the date on which the director was elected to office or, if later, the effective date of the 1994 Directors' Plan. The exercise price per share under an option was the fair market value per share as of the date of grant. The options are exercisable in full beginning six months after the date of grant, except that an option will be immediately exercisable upon the occurrence of certain events, including a change in the control of the Company. Except in the event of a holder's death or disability, no option may be exercised more than 10 years after its date of grant. Unless sooner terminated, the 1994 Directors' Plan will terminate on April 24, 2004. As of the date of this Prospectus, 5,000 options have been granted to each of Messrs. Agronin, Calvano, Weber, Mirkin and Liker under the 1994 Directors' Plan. There are no additional options available for grant under the 1994 Directors' Plan.

                             CERTAIN TRANSACTIONS

   Concurrently with the completion of the initial public offering in August 1994, Messrs. Miller, Kennedy, Congdon and certain current and former employees of the Company (the "Exchange Stockholders"), who were the stockholders of certain of the corporations that owned the Albany and Rochester, New York, Richmond, Virginia and San Diego, California Budget franchises, exchanged all of their shares of these corporate entities for an aggregate of 563,400 shares of the Class A Common Stock and 1,936,450 shares of the Class B Common Stock (the "Share Exchange"). The Principal Executive Officers thereby acquired 100% of the shares of the Class B Common Stock that have been issued by the Company. Upon consummation of the Share Exchange and the redemption of the preferred stock of the Company's subsidiary that operates the San Diego airport franchise, all of the Albany, Rochester, Richmond and San Diego operating companies became wholly-owned subsidiaries of the Company. See "Shares Eligible for Future Sale."


   Pursuant to an agreement dated as of November 1, 1994, Team Rental of Ft. Wayne, Inc. ("TRFW") a wholly-owned subsidiary of the Company, purchased all of the shares of capital stock of Ft. Wayne Rental Group, Inc. ("Ft. Wayne"). Ft. Wayne, which was owned by Sanford Miller and others, including a former employee of the Company, acquired the assets constituting the Ft. Wayne business in June 1993 for approximately $26,000, plus the assumption of approximately $66,000 of liabilities. The total purchase price for the stock of Ft. Wayne was 18,500 shares of the Class A Common Stock of the Company valued at approximately $200,000 (plus a de minimis amount of cash to prevent the issuance of fractional shares of stock). Mr. Miller received 7,400 shares of Class A Common Stock in exchange for his shares of Ft. Wayne stock. Prior to the acquisition of Ft. Wayne, Tranex Rentals of New York, Inc. d/b/a Budget Rent a Car of Albany and Rochester, which became a subsidiary of the Company in the Share Exchange, leased vehicles to Ft. Wayne. The aggregate payments under this lease amounted to approximately $366,000 in 1994.

   Messrs. Miller, Kennedy and Congdon have guaranteed the performance of the obligations of some or all of the Company's subsidiaries under their respective Franchise Agreements. In connection with the initial public offering, the Company's franchisors agreed to release these individuals from their guarantees under the Franchise Agreements and substitute the Company's guarantee therefor, provided that the Company maintains net worth of at least $15 million. In the event that the Company's net worth falls below this level, the Company has the option to provide the franchisors with a $5 million letter of credit that could be drawn on in the event of a monetary default under the Franchise Agreements or, in the alternative, to allow the personal guarantees to be reinstated.


   The Company's Richmond, Virginia airport facility is leased from a partnership formed by Mr. Miller and an employee of the Company (the "Richmond Partnership"). This lease terminates in 1998, subject to renewal. Rental payments under the lease agreement amounted to approximately $31,200, $95,000 and $97,000 in 1993, 1994 and 1995, respectively. The monthly base rent under this lease (approximately $7,800, $7,900 and $8,100 in 1993, 1994 and 1995, respectively) escalates by approximately 3% per annum. The Company has entered into another lease for a non-airport facility located in Chesterfield County, Virginia that is owned by the Richmond Partnership. This lease commenced in June 1994 and terminates in May 1999, subject to renewal. Rental payments under the lease agreement amounted to approximately $24,000 and $33,000 in 1994 and 1995, respectively. The monthly base rent under this lease was approximately $3,400 and $3,500 in 1994 and 1995, respectively and escalates by approximately 3% per annum. The Company's Rochester, New York airport facility is leased from a partnership formed by Mr. Miller and a former employee of the Company. This lease terminates in 2003, subject to renewal. The monthly base rent under this lease (approximately $6,350, $6,700 and $6,800 in 1993, 1994 and 1995, respectively) escalates by 5% per annum until August 30, 1996, and thereafter annual increases will be the higher of 5% or the amount of the increase in the consumer price index. Rental payments under the lease amounted to $25,400, $75,000 and $81,000 in 1993, 1994 and 1995, respectively. All of these leases are on a triple net basis (i.e., the Company is responsible for the payment of taxes and insurance, utilities and for the general maintenance of these facilities in addition to its obligations to pay base rent). All of these leases provide for an initial term of ten years and two five-year renewal terms. The Company believes that these leases are on terms no less favorable to the Company than could be obtained from unaffiliated third parties.


   The Company's Philadelphia, Pennsylvania retail vehicle sales facility, regional administrative headquarters and vehicle maintenance facility are leased from MCK Real Estate Corporation ("MCK"), which is owned by Messrs. Miller, Congdon and Kennedy. This lease terminates in September 2002, subject to renewal. Rental payments under the lease were approximately $168,000 for 1995. The monthly base rent (approximately $26,000 per month in 1995) escalates by 3% per annum. The Company's Richmond, Virginia retail car sales facility is leased from MCK. This lease terminates in October 2000, subject to renewal. Rental payments under this lease were approximately $10,000 for 1995. The monthly base rent under this lease (approximately $10,000 per month in 1995) escalates by 3% per annum. The Company's second Dayton, Ohio retail car sales facility, which opened in April 1996, is leased from MCK. This lease terminates in March 2001, subject to renewal. The monthly base rent under this lease (approximately $10,000 per month in 1996) escalates by 3% per annum. All of these leases are on a triple net basis. The Company believes that these leases are on terms no less favorable than could be obtained from unaffiliated third parties.


   Prior to the Company's initial public offering, the Company's subsidiaries funded their operations in part through loans from the Company's executive officers. The following table sets forth certain information with respect to loans provided by the Principal Executive Officers. All such loans, together with accrued interest, were repaid upon the completion of the initial public offering.

                             ORIGINAL      OUTSTANDING
   NAME OF EXECUTIVE                      PRINCIPAL    INTEREST RATE
OFFICER PROVIDING LOAN    DATE OF LOAN     AMOUNT        PER ANNUM
- ----------------------  --------------  -----------  ----------------

Sanford Miller ........ January 1992      $ 40,000          10%
                        September 1992    $310,000          15%
                        December 1992     $ 56,000          10%
                        January 1993      $130,000          12%
                        June 1994         $516,257          12%
Jeff Congdon .......... December 1989     $200,000    prime plus 1.75%
                        September 1992    $310,000          15%
                        January 1993      $130,000          12%
                        June 1994         $516,257          12%
John Kennedy .......... September 1992    $310,000          15%
                        January 1993      $130,000          12%
                        June 1994         $250,000          12%


   In addition, in order to finance the organizational expenses incurred by the Company prior to the initial public offering, Messrs. Miller, Congdon and Kennedy advanced the following amounts: Mr. Miller--$41,289 at prime plus 1.5%; $3,300, non-interest bearing; Mr. Congdon--$14,266 at prime plus 1.5%; $1,800, non-interest bearing; and Mr. Kennedy--$14,266 at prime plus 1.5%; $1,800, non-interest bearing. All of these advances, together with accrued interest, were repaid upon completion of the initial public offering.


   In connection with the Los Angeles Acquisition, the Company entered into a Franchise Agreement with SoCal, under which the Company agreed to pay to the seller, SoCal, a royalty of 5% of the monthly gross rental revenues derived from those operations, subject to a minimum amount. In addition, the Company issued a note to SoCal in the principal amount of approximately $4,750,000 (the "SoCal Note"), assumed the obligations of SoCal under a note in the principal amount of approximately $4,700,000 which was secured by the personal guaranty of Jeffrey R. Mirkin (the "SoCal Bank Note") and assumed certain other indebtedness that was personally guaranteed by Mr. Mirkin. Mr. Mirkin is the Chief Executive Officer and a general partner of SoCal and upon consummation of the Los Angeles Acquisition became a director of the Company. The Company operates as a sub-franchisee of SoCal in the San Diego territory and pays royalty fees to SoCal based on rental revenues for vehicles other than trucks. In 1993, 1994 and 1995, the Company paid SoCal approximately $1,100,000, $1,000,000 and $1,200,000 in royalty fees, respectively. Except as described above, prior to the Los Angeles Acquisition, there was no material relationship between the Company and SoCal. The SoCal Note together with accrued interest of $103,906, and the SoCal Bank Note were repaid in April 1996. There is approximately $700,000 of other indebtedness currently payable by the Company to SoCal.


   Sanford Miller is a member of the board of directors of Tomoka State Bank in Ormond Beach, Florida. The Company maintains a checking account at that bank with an average balance of $100,000.

                      PRINCIPAL AND SELLING STOCKHOLDERS


   The table below sets forth, as of June 10, 1996 certain information with respect to the beneficial ownership of Common Stock by (i) each person who is known by the Company to be the beneficial owner of more than 5% of the Common Stock of the Company, (ii) each of the executive officers and directors of the Company and all directors and executive officers as a group and (iii) each of the Selling Stockholders, in each case both before and after giving effect to this Offering.



                                   SHARES BENEFICIALLY                    SHARES BENEFICIALLY
                                    OWNED PRIOR TO          NUMBER         OWNED AFTER            PERCENT OF TOTAL
                                     THE OFFERING (1)      OF SHARES      THE OFFERING (1)        VOTING POWER OF
                                 ---------------------   TO BE SOLD IN    -------------------       COMMON STOCK
                                      NUMBER   PERCENT    THE OFFERING    NUMBER    PERCENT      AFTER THE OFFERING
- -------------------------------  -----------  ---------  ---------------  ------    ------       ------------------
DIRECTORS AND EXECUTIVE OFFICERS
- --------------------------------
Sanford Miller(2) ..............     926,500     12.4%   --               926,500      8.8%            32.6%
Jeffrey D. Congdon(3) ..........     533,350      7.2    --               533,350      5.1             18.6
John P. Kennedy(4) .............     523,500      7.0    --               523,500      5.0             18.5
Ronald D. Agronin (5) ..........       7,000       *     --                 7,000           *            *
Dr. Stephen L. Weber(5) ........       8,100       *     --                 8,100           *            *
James Calvano(5) ...............       5,000       *     --                 5,000           *            *
Jeffrey R. Mirkin(5)(6) ........   1,055,000     14.2    400,000          655,000      6.3              2.4
Alan D. Liker(5)(7) ............      83,333      1.1    --                83,333           *            *
All directors and officers as a
 group (8 persons)(8) ..........   3,063,450     41.0    400,000        2,663,450     24.2            72.1

OTHER SELLING STOCKHOLDERS
- --------------------------
Katzin Investments L.C.(9)  ....     272,727      3.7    272,727               --      --                --
Richard Sapia(10) ..............     204,875      2.8    100,000          104,875      1.4               *
James Salatto ..................     117,733      1.6     60,000           57,733           *            *

OTHER FIVE PERCENT STOCKHOLDERS
- -------------------------------
Ronald Baron(11) ...............     454,000      6.1    --               454,000      4.4              1.6


- ------------

   *  Less than 1%.

    (1) In determining the number and percent of shares beneficially owned by each person, shares that may be acquired by such person pursuant to options exercisable within 60 days of the date hereof are deemed outstanding for purposes of determining the total number of outstanding shares for such person and are not deemed outstanding for such purpose for all other stockholders. To the best of the Company's knowledge, except as otherwise indicated, beneficial ownership includes sole voting and dispositive power with respect to all shares.


    (2) Of the 926,500 shares of Common Stock owned, 905,800 are shares of Class B Common Stock and 20,700 are shares of Class A Common Stock, 4,000 of which shares are owned by Mr. Miller's children. Mr. Miller's address is 125 Basin Street, Daytona Beach, Florida 32114.

    (3) Of the 533,350 shares of Common Stock, 515,400 are shares of Class B Common Stock and 17,950 are shares of Class A Common Stock. Mr. Congdon's address is 7050 West Washington Street, Indianapolis, Indiana 46241.

    (4) Of the 523,500 shares of Common Stock, 515,400 are shares of Class B Common Stock and 8,100 are shares of Class A Common Stock. Mr. Kennedy's address is 45 Riverside Avenue, Westport, Connecticut 06880.


    (5) Includes 5,000 shares of Class A Common Stock issuable upon exercise of options granted under the 1994 Directors' Plan.


    (6) Includes 1,050,000 shares of Class A Common Stock beneficially owned by SoCal, a general partnership, of which Mr. Mirkin is a general partner and the trustee of certain trusts which are general partners of SoCal. Mr. Mirkin's address is 150 South Doheny Drive, Beverly Hills, California 90211.


    (7) Includes 78,333 shares of Class A Common Stock that may be acquired by Mr. Liker from SoCal pursuant to an option granted by SoCal to Mr. Liker.

    (8) Includes 25,000 shares issuable upon the exercise of options granted under the 1994 Directors' Plan.


    (9) Katzin Investments L.C. is controlled by the former stockholders of Arizona Rent A Car Systems, Inc. ("ARAC"). The Company acquired the Phoenix Budget franchise through the acquisition of ARAC in February 1996.

   (10) Mr. Sapia is a former employee of the Company and was a stockholder of certain companies from which the Company acquired Budget rental franchises.

   (11) Includes 240,000 shares owned by BAMCO, Inc., a registered investment advisor controlled by Mr. Baron, in its capacity as an advisor to clients, which may include registered investment companies; 114,000 shares owned by Baron Capital Management, Inc., a registered investment company controlled by Mr. Baron; and 100,000 shares owned by Baron Capital Partners, L.P., an investment partnership of which Mr. Baron is a general partner. Mr. Baron shares voting and dispositive power as to 354,000 shares, as to which he disclaims beneficial ownership. This information is represented in reliance upon a Schedule 13D filed by Mr. Baron with the Securities and Exchange Commission on or about April 24, 1996. Mr. Baron's address is c/o BAMCO, Inc., 450 Park Avenue, New York, New York 10022.

                         DESCRIPTION OF CAPITAL STOCK

   The authorized capital stock of the Company consists of 17,500,000 shares of the Class A Common Stock, 2,500,000 shares of the Class B Common Stock and 250,000 shares of the preferred stock, $.01 par value per share (the "Preferred Stock"). Immediately prior to the date of this Prospectus, there were 5,493,176 shares of the Class A Common Stock, 1,936,600 shares of the Class B Common Stock and no shares of the Preferred Stock outstanding. All of the outstanding shares of Class B Common Stock are held by the Principal Executive Officers.

CLASS A COMMON STOCK AND CLASS B COMMON STOCK

   Voting Rights. Each share of the Class A Common Stock is entitled to one vote and each share of the Class B Common Stock is entitled to ten votes on all matters submitted to a vote of the stockholders. The Class A Common Stock and the Class B Common Stock vote together as a single class on all matters presented for a vote of the stockholders, except as noted below. Immediately following the Offering, the holders of the Class B Common Stock will have approximately 69.5% of the combined voting power of the outstanding Class A and Class B Common Stock and therefore will retain effective control of the Company, continue to direct the business, management and policies of the Company and continue to have the ability to elect all of the members of the Board of Directors.

   The Company's Amended and Restated Certificate of Incorporation requires a vote of 60% of the number of shares of the Class B Common Stock outstanding, voting separately as a class, and a majority of the shares of the Class A Common Stock, voting separately as a class, to approve any modification to the rights and privileges of the Class A Common Stock or the Class B Common Stock or any reclassification or recapitalization of the Company's outstanding capital stock.

   Dividends. Each share of the Class A Common Stock is entitled to receive dividends if, as and when declared by the Board of Directors of the Company out of funds legally available therefore. Identical dividends, if any, must be paid on both the Class A Common Stock and the Class B Common Stock at any time that dividends are paid on either, except that stock dividends payable on shares of the Class B Common Stock are payable only in shares of the Class B Common Stock and stock dividends payable on shares of the Class A Common Stock are payable only in shares of the Class A Common Stock. If a dividend or distribution payable in the Class A Common Stock is made on the Class A Common Stock, the Company must also make a pro rata and simultaneous dividend or distribution of shares of Class B Common Stock on the Class B Common Stock. If a dividend or distribution payable in Class B Common Stock is made on the Class B Common Stock, the Company must also make a pro rata and simultaneous dividend or distribution of shares of Class A Common Stock on the Class A Common Stock.

   Convertibility. Each share of the Class B Common Stock is convertible at any time at the option of the holder into the Class A Common Stock on a share-for-share basis. Shares of the Class B Common Stock will be automatically converted into shares of the Class A Common Stock on a share-for-share basis in the event that the record or beneficial ownership of such shares of the Class B Common Stock shall be transferred (including, without limitation, by way of gift, settlement, will or intestacy) to any person or entity that was not a holder of Class B Common Stock at the time of transfer. Therefore, the shares of Class B Common Stock will only exist so long as they are held by one or more of the Principal Executive Officers. Shares of the Class A Common Stock are not convertible.

   Liquidation Rights. In the event of the dissolution of the Company, after satisfaction of amounts payable to creditors and distribution to the holders of outstanding Preferred Stock, if any, of amounts to which they may be preferentially entitled, holders of the Class A Common Stock and the Class B Common Stock are entitled to share ratably in the assets available for distribution to the stockholders.

   Other Provisions. There are no preemptive rights to subscribe to any additional securities which the Company may issue and there are no redemption provisions or sinking fund provisions applicable to the Class A Common Stock or the Class B Common Stock, nor is either class subject to calls or assessments by the Company. All outstanding shares of Common Stock are, and all shares to be outstanding upon completion of this Offering will be, legally issued, fully paid and nonassessable.

PREFERRED STOCK

   The Board of Directors of the Company has the authority, without further action by the stockholders, to cause the Company to issue up to 250,000 shares of Preferred Stock in one or more series and to fix the rights, preferences, privileges and restrictions granted to or imposed upon any unissued shares of Preferred Stock and to fix the number of shares constituting any series and the designations of such series. The issuance of Preferred Stock, while providing flexibility in connection with possible financings, acquisitions and other corporate transactions, could, among other things, adversely affect the voting power of the holders of Common Stock and, under certain circumstances, make it more difficult for a third party to gain control of the Company, deny stockholders the receipt of a premium on their Common Stock and have a depressive effect on market price of the Common Stock. The Company has no present plan to issue any shares of Preferred Stock.

WARRANTS

   In connection with the Company's initial public offering and acquisition of the Budget operations in Philadelphia, Pittsburgh and Cincinnati, the Company issued to BRAC a warrant (the "BRAC Warrant") to purchase 175,000 shares of the Class A Common Stock at the price of the shares in the initial public offering ($9.50 per share). The BRAC Warrant is exercisable commencing August 1996 and expires in August 1999. After August 24, 1998 and prior to August 24, 1999, the holder of the BRAC Warrant will have the right to cause the Company to repurchase the BRAC Warrant for $2.0 million. In connection with financing provided to the Company in April 1996, the Company issued to NationsBank, National Association (South) a warrant (the "NationsBank Warrant") to purchase 187,500 shares of Class A Common Stock at the then current market price ($10.87 per share). The NationsBank Warrant is exercisable from the date of its issuance and expires April 2001.

BYLAW PROVISIONS

   The Company's Bylaws provide that special meetings of the stockholders may be called only by the Board of Directors, the Chairman of the Board, the Chief Executive Officer, the President or Secretary of the Company, or by one or more stockholders holding shares entitled to cast not less than a majority of the aggregate votes entitled to be cast at such meeting. The Bylaws also provide that any action which may be taken at any meeting of stockholders may be taken without a meeting and without prior notice if written consents approving the action are signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to take such action at a meeting of stockholders. Accordingly, the holders of the Class A Common Stock will have insufficient voting power, in the aggregate, to call special meetings of stockholders and the holders of the Class B Common Stock may take certain actions by written consent without formally convening a meeting of stockholders. These provisions will also make it more difficult for a third party to gain control of the Company.

REGISTRATION RIGHTS

   Concurrently with completion of the initial public offering, the Company and the Exchange Stockholders entered into the registration rights agreement (the "Registration Rights Agreement") granting such holders registration rights with respect to the shares of Common Stock received by them as a result of the Share Exchange. The Registration Rights Agreement provided that the holders of at least 33% of the outstanding shares received in the Share Exchange may require the Company to register such shares under the Securities Act of 1933, as amended (the "Securities Act") on two occasions; provided that the aggregate offering price of the shares so registered is not less than $1 million on each occasion. The Registration Rights Agreement also provided that at any time Class A Common Stock is to be registered by the Company under the Securities Act, the Company must notify the Exchange Shareholders to allow their participation in the registration, subject to certain conditions. The Company has agreed to refrain from selling its securities during the ten-day period prior to, and the 180-day period following, the consummation of each underwritten offering made pursuant to the Registration Rights Agreement. The Company has also agreed to pay the costs and expenses of each registration effected under the Registration Rights Agreement, other than underwriting discounts and commissions. The

Registration Rights Agreement was amended in November 1, 1994 to include the signatories to the Ft. Wayne Stock Purchase Agreement. The shares issuable upon the exercise of the BRAC Warrant are also entitled to two demands and unlimited "piggyback" registration rights with respect to the shares issuable upon its exercise, while the shares issuable upon the NationsBank Warrant are entitled to one demand and unlimited "piggyback" registration rights. The Company will bear the expenses of registering such shares, other than underwriting discounts and commissions. In connection with the Los Angeles Acquisition, the Company and SoCal entered into a registration rights agreement granting SoCal and its affiliated entities an unlimited number of "piggyback" registrations subject to certain conditions. The Company will bear the expenses of registering such shares, other than underwriting discounts and commissions. In connection with the Phoenix Acquisition, the Company granted to Katzin Investments L.C. three demand and an unlimited number of "piggyback" registration rights for a period of two years for the shares of Class A Common Stock issued in the Phoenix Acquisition. Katzin Investments, L.C. is selling all of its shares of Class A Common Stock in the Offering pursuant to its Registration Rights. See "Principal and Selling Stockholders." In connection with the Offering, the Company has agreed to pay the Selling Stockholders' costs and expenses, other than underwriting discounts and commissions.


INDEMNIFICATION MATTERS

   As permitted by the Delaware General Corporation Law, the Company's Restated Certificate of Incorporation provides that directors of the Company will not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve international misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, relating to prohibited dividends, distributions and repurchases or redemptions of stock, or (iv) for any transaction from which the director derives an improper personal benefit. The Company's Bylaws provide that the Company shall indemnify its directors, officers, employees and other agents, to the fullest extent provided by Delaware law. The Company has also entered into indemnification agreements with certain of its executive officers and directors. The indemnification agreements require the Company, among other things, to indemnify such directors and officers against certain liabilities that may arise by reason of their status or service as directors or officers (other than liabilities arising from willful misconduct of a culpable nature), and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified. The Company maintains directors' and officers' insurance against certain liabilities.

   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the arrangements described above, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

   At present, there is no pending material litigation or proceeding involving any director, officer, employee or agent of the Company where indemnification will be required or permitted.

SECTION 203


   The Company is subject to Section 203 of the Delaware General Corporation Law, which prohibits a publicly held Delaware corporation from consummating a "business combination," except under certain circumstances, with an "interested stockholder" for a period of three years after the date such person became an "interested stockholder" unless the business combination is approved in a prescribed manner. An "interested stockholder" generally is defined as a person who, together with affiliates and associates, owns (or, within the prior three years, owned) 15% or more of a corporation's outstanding voting stock. A "business combination" includes mergers, asset sales and certain other transactions resulting in a financial benefit to an interested stockholder.


TRANSFER AGENT

   The transfer agent and registrar for the Class A Common Stock is Chemical
Bank.

                       SHARES ELIGIBLE FOR FUTURE SALE


   Upon completion of the Offering, the Company will have outstanding 8,660,449 shares of the Class A Common Stock and 1,936,600 shares of the Class B Common Stock (assuming the Underwriters' over-allotment option is not exercised). The Class B Common Stock is convertible on a share-for-share basis into Class A Common Stock and must be converted to effect any public sale of such stock. Of these shares, 7,454,400 shares, including the 4,000,000 shares of Class A Common Stock sold in the Offering, will be freely tradeable without restriction under the Securities Act, except for any shares purchased by an "affiliate" of the Company (as that term is defined in the Securities Act), which will be subject to the resale limitations of Rule 144 under the Securities Act.

   The remaining 1,206,049 shares of the Class A Common Stock and all shares of the Class B Common Stock are "restricted" securities within the meaning of Rule 144 and may not be resold in a public distribution, except in compliance with the registration requirements of the Securities Act or pursuant to Rule
144. 563,400 of such shares of Class A Common Stock and all of the Class B Common Stock will become eligible for sale under Rule 144 in August 1996. The Company's executive officers and directors, who in the aggregate will hold beneficially 705,850 shares of Class A Common Stock and all of the Class B Common Stock after the Offering, have agreed that they will not sell, contract or offer to sell or otherwise dispose of, directly or indirectly, any shares of capital stock of the Company for a period of 90 days from the date of this Prospectus without the prior written consent of CS First Boston on behalf of the Underwriters. After such date, certain of these stockholders have the right to demand that the Company register their shares under the Securities Act in accordance with agreements between such holders and the Company and may be able to dispose of their shares in a registered public offering effected thereunder. In addition, certain stockholders and holders of the stock purchase warrants possess certain demand and/or "piggyback" registration rights. See "Description of Capital Stock--Registration Rights" and "Management--Benefit Plans."


   The Company has reserved 260,000 shares of Class A Common Stock for issuance under the 1994 Option Plan and 25,000 shares of Class A Common Stock for issuance under the 1994 Directors' Plan. 192,600 stock options are currently issued or outstanding under the 1994 Option Plan and 25,000 stock options are issued and outstanding under the 1994 Directors' Plan. In addition, the stockholders will vote on a proposal at the annual meeting on June 18, 1996 to increase the number of shares of Common Stock available for issuance under the 1994 Option Plan to 760,000, an increase of 500,000 shares. The Company filed a Form S-8 registration statement under the Securities Act to register all 285,000 shares of the Class A Common Stock issuable under the 1994 Option Plan and 1994 Directors' Plan. The registration statement became effective immediately upon filing. Shares issued upon the exercise of stock options after the effective date of the Form S-8 registration statement will be eligible for resale in the public market without restriction, subject to Rule 144 limitations applicable to affiliates and the lock-up agreements applicable to certain shares subject to options as described in the preceding paragraph. The Company has reserved 362,500 shares of the Class A Common Stock for issuance upon the exercise of stock purchase warrants.

                                 UNDERWRITING

   Under the terms and subject to the conditions contained in an Underwriting Agreement dated , 1996 (the "Underwriting Agreement") among TEAM, the Selling Stockholders and the underwriters named below (the "Underwriters"), the Underwriters have severally but not jointly agreed to purchase from the Company and the Selling Stockholders the following respective numbers of shares of Class A Common Stock, as set forth opposite their names.


                                       NUMBER OF
             UNDERWRITER                 SHARES
- ------------------------------------  -----------
CS First Boston Corporation .........
The Chicago Corporation .............
McDonald & Company Securities, Inc.
                                      -----------
  Total .............................   4,000,000
                                      ===========


   The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent and that the Underwriters will be obligated to purchase all of the shares of Class A Common Stock offered hereby (other than those shares covered by the over-allotment option described below) if any are purchased. The Underwriting Agreement provides that, in the event of a default by an underwriter, in certain circumstances the purchase commitments of non-defaulting Underwriters may be increased or the Underwriting Agreement may be terminated.


   The Company has granted to the Underwriters an option exercisable by CS First Boston Corporation on behalf of the Underwriters, expiring at the close of business on the 30th day after the date of this Prospectus, to purchase up to 600,000 additional shares of the Class A Common Stock at the public offering price less the underwriting discounts and commissions, all as set forth on the cover page of this Prospectus. The Underwriters may exercise such option only to cover over-allotments, if any, in the sale of the shares of Class A Common Stock. To the extent such option is exercised, each Underwriter will become obligated, subject to certain conditions, to purchase approximately the same percentage of such additional shares of Class A Common Stock as it was obligated to purchase pursuant to the Underwriting Agreement.


   The Company and the Selling Stockholders have been advised by the Underwriters that the Underwriters propose to offer the shares of the Class A Common Stock to the public initially at the public offering price set forth on the cover page of this Prospectus and, through the Underwriters, to
certain dealers at such price less a concession of $      per share, and the
Underwriters and such dealers may allow a discount of $      per share on
sales to certain other dealers. After the public offering, the public offering price and concession and discount to dealers may be changed by the Underwriters.

   In connection with this offering, the Underwriters and their respective affiliates may engage in passive market making transactions in the Class A Common Stock on the Nasdaq National Market in accordance with Rule 10b-6A under the Securities Exchange Act of 1934 (the "Exchange Act"), during a period before commencement of offers or sales of the shares offered hereby. The passive market making transactions must comply with applicable volume and price limits and be identified as such.

   The Company, its officers and directors and the Selling Stockholders have agreed that they will not offer, sell, contract to sell, announce their intention to sell, pledge or otherwise dispose of, directly or indirectly, or, in the case of the Company, file with the Securities and Exchange Commission (the "Commission") a registration statement under the Securities Act relating to any additional shares of the Company's Common Stock or securities convertible into or exchangeable or exercisable for any shares of the Company's Common Stock without the prior written consent of CS First Boston Corporation, in the case of the Company's officers and directors and the Selling Stockholders, for a period of 90 days and, in the case of the Company, for a period of 180 days, after the date of this Prospectus, except issuances pursuant to the exercise of stock options granted under the 1994 Option Plan.

   The Company and the Selling Stockholders have agreed to indemnify the Underwriters against certain liabilities, including civil liabilities under the Securities Act, or to contribute to payments which the Underwriters may be required to make in respect thereof.

   CS First Boston Corporation acted as placement agent in connection with the First Fleet Financing Facility and Second Fleet Financing Facility and is expected to serve as the placement agent for the Third Fleet Financing Facility. The Chicago Corporation and McDonald & Company Securities, Inc. currently provide financial advisory services to the Company.


                         NOTICE TO CANADIAN RESIDENTS

RESALE RESTRICTIONS

   The distribution of the Class A Common Stock in Canada is being made only on a private placement basis exempt from the requirement that the Company prepare and file a prospectus with the securities regulatory authorities in each province where trades of Class A Common Stock are effected. Accordingly, any resale of the Class A Common Stock in Canada must be made in accordance with applicable securities laws which will vary depending on the relevant jurisdiction, and which may require resales to be made in accordance with available statutory exemptions or pursuant to a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the Class A Common Stock.

REPRESENTATIONS OF PURCHASERS

   Each purchaser of Class A Common Stock in Canada who receives a purchase confirmation will be deemed to represent to the Company, the Selling Stockholder and the dealer from whom such purchase confirmation is received that (i) such purchaser is entitled under applicable provincial securities laws to purchase such Class A Common Stock without the benefit of a prospectus qualified under such securities laws, (ii) where required by law, that such purchaser is purchasing as principal and not as agent, and (iii) such purchaser has reviewed the text above under "Resale Restrictions."

RIGHTS OF ACTION AND ENFORCEMENT

   The securities being offered are those of a foreign issuer and Ontario purchasers will not receive the contractual right of action prescribed by section 32 of the Regulation under the Securities Act (Ontario). As a result, Ontario purchasers must rely on other remedies that may be available, including common law rights of action for damages or rescission or rights of action under the civil liability provisions of the U.S. federal securities laws.

   All of the issuer's directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Ontario purchasers to effect service of process within Canada upon the issuer or such persons. All or a substantial portion of the assets of the issuer and such persons and the Selling Stockholders may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against the issuer or such persons and the Selling Stockholders in Canada or to enforce a judgment obtained in Canadian courts against the issuer or such persons outside of Canada.

NOTICE TO BRITISH COLUMBIA RESIDENTS

   A purchaser of Class A Common Stock to whom the Securities Act (British Columbia) applies is advised that such purchaser is required to file with the British Columbia Securities Commission a report within ten days of the sale of any Class A Common Stock acquired by such purchaser pursuant to this Offering. Such report must be in the form attached to British Columbia Securities Commission Blanket Order BOR #95/17, a copy of which may be obtained from the Company. Only one such report must be filed in respect of Class A Common Stock acquired on the same date and under the same prospectus exemption.

                                LEGAL MATTERS

   The validity of the shares of the Class A Common Stock offered hereby will be passed upon for the Company by King & Spalding, Atlanta, Georgia. Certain legal matters in connection with the Offering will be passed upon for the Underwriters by Hunton & Williams, Atlanta, Georgia.

                                   EXPERTS

   The consolidated financial statements of Team Rental Group, Inc. as of December 31, 1995 and 1994 and for each of the three years in the period ended December 31, 1995 included in this Prospectus and the related financial statement schedules included elsewhere in the registration statement have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports appearing herein and elsewhere in the registration statement and are included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

   The following financial statements included in this Prospectus have been audited by other independent auditors as stated in their reports appearing herein and elsewhere in the Registration Statement and are included in reliance upon the reports of such firms given upon their authority as experts in accounting and auditing:

       (1) The financial statements as of December 31, 1994 and for each of the three years in the period ended December 31, 1994 of BRAC-OPCO, Inc.--Coopers & Lybrand L.L.P.; and

       (2) The consolidated financial statements as of February 29, 1996 and for each of the three years in the period ended February 29, 1996 of Arizona Rent-A-Car Systems, Inc.--Michael Silver & Company.

                            ADDITIONAL INFORMATION

   The Company is subject to the informational requirements of the Exchange Act and, in accordance therewith, files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information filed by the Company with the Commission can be inspected and copied at the public reference section of the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, or at its Regional Offices located at 7 World Trade Center, Suite 1300, New York, New York 10048, and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and copies of such materials can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

   The Company has filed with the Commission a Registration Statement on Form S-1 under the Securities Act with respect to the Class A Common Stock offered hereby. This Prospectus, which is a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement. For further information with respect to the Company and the Class A Common Stock, reference is made to the Registration Statement and the exhibits and schedules filed as a part thereof. Statements made herein concerning the provisions of any documents are not necessarily complete, and in each instance reference is made to the copy of such document filed as an exhibit to the Registration Statement. Each such statement is qualified in its entirety by such reference. The Registration Statement and the exhibits and schedules thereto may be inspected, without charge, at the public reference section or regional offices of the Commission at the address indicated above. Copies of the Registration Statement can be obtained from the public reference section of the Commission upon payment of prescribed fees.

   BUDGET RENT A CAR CORPORATION IS NOT SELLING, OFFERING FOR SALE OR UNDERWRITING ALL OR ANY PART OF THE CLASS A COMMON STOCK. BUDGET RENT A CAR CORPORATION DOES NOT ENDORSE OR MAKE ANY RECOMMENDATIONS WITH RESPECT TO THIS OFFERING.

   NEITHER THE OFFERING NOR THE CONTENTS OF THIS PROSPECTUS (AND SPECIFICALLY, ANY FINANCIAL DATA CONTAINED HEREIN) HAVE BEEN PREPARED, APPROVED OR ENDORSED BY BUDGET RENT A CAR CORPORATION, AND BUDGET RENT A CAR CORPORATION ASSUMES NO OBLIGATION TO ANY INVESTOR IN CONNECTION WITH THIS OFFERING OR THE ACCURACY OR ADEQUACY OF ANY PORTION OF THIS PROSPECTUS.

   BUDGET RENT A CAR CORPORATION FURTHER DISCLAIMS ANY LIABILITY UNDER STATE OR FEDERAL SECURITIES LAWS ARISING OUT OF OR IN CONNECTION WITH THIS OFFERING, INCLUDING WITHOUT LIMITATION ANY LIABILITY AS A SELLER, AFFILIATE OR CONTROLLING PERSON OF A SELLER OR AFFILIATE.


   BUDGET RENT A CAR CORPORATION IS THE EXCLUSIVE OWNER OF THE BUDGET NAME AND LOGO, A FEDERALLY REGISTERED TRADEMARK. NO INVESTOR SHOULD INTERPRET THE USE AND DISPLAY OF SUCH NAME HEREIN AS APPROVAL, ENDORSEMENT, ACCEPTANCE OR ADOPTION OF ANY REPRESENTATION OR STATEMENT CONTAINED HEREIN.

                        INDEX TO FINANCIAL STATEMENTS

                                                                                          PAGE
                                                                                       --------
TEAM RENTAL GROUP, INC.
Independent Auditors' Report .........................................................    F-2
Consolidated Balance Sheets--December 31, 1994 and 1995 and (unaudited) March 31,
 1996 ................................................................................    F-3
Consolidated Statements of Operations for Each of the Three Years in the Period Ended
 December 31, 1995 and the (unaudited) Three Months Ended March 31, 1995 and 1996  ...    F-4
Consolidated Statements of Stockholders' Equity for Each of the Three Years in the
 Period Ended December 31, 1995 and the (unaudited) Three Months Ended March 31, 1996     F-5
Consolidated Statements of Cash Flows for Each of the Three Years in the Period Ended
 December 31, 1995 and the (unaudited) Three Months Ended March 31, 1995 and 1996  ...    F-6
Notes to Consolidated Financial Statements ...........................................    F-7
BRAC-OPCO, INC.
Report of Independent Accountants ....................................................    F-21
Balance Sheets--December 31, 1993 and 1994 ...........................................    F-22
Statements of Income for Each of the Three Years in the Period Ended
 December 31, 1994 ...................................................................    F-24
Statements of Stockholder's Equity for Each of the Three Years in the Period Ended
 December 31, 1994 ...................................................................    F-25
Statements of Cash Flows for Each of the Three Years in the Period Ended
 December 31, 1994 ...................................................................    F-26
Notes to Financial Statements ........................................................    F-28
Consolidated Balance Sheet--September 30, 1995 (unaudited) ...........................    F-37
Consolidated Statements of Operations for the Nine Months Ended September 30, 1995
 (unaudited) .........................................................................    F-38
ARIZONA RENT-A-CAR SYSTEMS, INC. AND SUBSIDIARY
Independent Auditor's Report .........................................................    F-39
Consolidated Balance Sheets--February 28, 1994 and 1995, and February 29, 1996  ......    F-40
Consolidated Statements of Income (Loss) and Retained Earnings for Each of the Three
 Years in the Period Ended February 29, 1996 .........................................    F-42
Consolidated Statements of Cash Flows for Each of the Three Years in the Period Ended
 February 29, 1996 ...................................................................    F-43
Notes to Consolidated Financial Statements ...........................................    F-45

                         INDEPENDENT AUDITORS' REPORT

To the Stockholders and Board of Directors of Team Rental Group, Inc.:

   We have audited the consolidated balance sheets of Team Rental Group, Inc. as of December 31, 1995 and 1994, and the related consolidated statements of operations, stockholders' equity (deficiency) and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the consolidated financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Team Rental Group, Inc. as of December 31, 1995 and 1994, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1995 in conformity with generally accepted accounting principles.

DELOITTE & TOUCHE LLP
Indianapolis, Indiana
April 12, 1996

                           TEAM RENTAL GROUP, INC.

                         CONSOLIDATED BALANCE SHEETS
             (DOLLAR AMOUNTS IN THOUSANDS EXCEPT PER SHARE DATA)

                                                            DECEMBER 31,        MARCH 31,
                                                      ----------------------      1996
                                                          1994        1995
                                                      ----------  ---------- -------------
                                                                               (UNAUDITED)
                        ASSETS
Cash and cash equivalents ...........................   $    878    $    357    $  4,674
Restricted cash and cash equivalents ................     32,691      67,731      24,197
Trade and vehicle receivables, net of allowance for
 doubtful accounts of $501 and $2,297 ...............      5,501      20,928      29,317
Accounts receivable, related parties ................         59          61          61
Vehicle inventory ...................................        943       8,938      13,832
Revenue earning vehicles, net .......................     97,127     219,927     314,591
Other property and equipment, net ...................      5,243      12,503      18,888
Deferred financing fees, net of accumulated
 amortization of $102 and $425 ......................      1,512       2,266       2,092
Franchise rights, net of accumulated amortization of
 $641 and $1,500 ....................................     13,953      46,670      60,554
Other assets ........................................      5,084       6,942      10,471
                                                      ----------  ----------  -----------
  Total .............................................   $162,991    $386,323    $478,677
                                                      ==========  ==========  ===========
 LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES
 Notes payable (including amounts to related parties
  of $5,792 in 1995) ................................   $126,564    $318,233    $400,229
 Capital lease obligations ..........................        623         784         739
 Accounts payable ...................................      1,366      14,698      11,870
 Accrued and other liabilities ......................      4,529       9,315      18,684
 Deferred income taxes ..............................      1,161       1,701       1,559
                                                      ----------  ----------  -----------
  Total liabilities .................................    134,243     344,731     433,081
                                                      ----------  ----------  -----------
COMMITMENTS (NOTE 12)
COMMON STOCK WARRANT ................................      2,000       2,000       2,000
                                                      ----------  ----------  -----------
STOCKHOLDERS' EQUITY
 Preferred stock, $.01 par value, 250,000 shares
  authorized, no shares issued ......................
 Class A common stock, $.01 par value, one vote  per
 share, 17,500,000 shares authorized,  4,036,300,
 5,257,116 and 5,529,843 shares issued ..............         40          52          54
 Class B common stock, $.01 par value, ten votes
  per share, 2,500,000 shares authorized, 1,936,600
  shares issued and outstanding .....................         20          20          20
 Additional paid-in capital .........................     29,159      41,984      44,709
 Accumulated deficit ................................     (2,471)     (2,134)       (857)
 Treasury stock at cost (36,667 shares of Class A
  common stock) .....................................                   (330)       (330)
                                                      ----------  ----------  -----------
  Total stockholders' equity ........................     26,748      39,592      43,596
                                                      ----------  ----------  -----------
  Total .............................................   $162,991    $386,323    $478,677
                                                      ==========  ==========  ===========

               See notes to consolidated financial statements.

                           TEAM RENTAL GROUP, INC.

                    CONSOLIDATED STATEMENTS OF OPERATIONS
                 (AMOUNTS IN THOUSANDS EXCEPT PER SHARE DATA)

                                                                          THREE MONTHS ENDED
                                           YEAR ENDED DECEMBER 31,             MARCH 31,
                                      --------------------------------  ---------------------
                                         1993       1994        1995        1995       1996
                                      ---------  ---------  ----------  ----------  ---------
                                                                              (UNAUDITED)
OPERATING REVENUE:
  Vehicle rental revenue ............   $22,321    $38,642    $107,067    $17,354     $44,697
  Retail car sales revenue ..........                           42,662      4,916      21,097
                                      ---------  ---------  ----------  ----------  ---------
   Total operating revenue ..........    22,321     38,642     149,729     22,270      65,794
                                      ---------  ---------  ----------  ----------  ---------
OPERATING COSTS AND  EXPENSES:
  Direct vehicle and operating ......     5,452      9,439      13,704      2,625       5,959
  Depreciation--vehicles ............     4,358      7,382      27,476      5,126      11,804
  Depreciation--nonvehicle ..........       229        446       1,341        285         536
  Cost of vehicle sales .............                           38,021      4,258      17,840
  Advertising, promotion
    and selling .....................     1,658      3,090      11,826      2,036       4,600
  Facilities ........................     2,695      4,398      11,121      2,076       4,328
  Personnel .........................     4,537      7,947      24,515      4,494      10,689
  General and administrative ........       790      1,515       6,686        886       2,270
  Amortization of franchise rights ..       152        229         859        112         514
                                      ---------  ---------  ----------  ----------  ---------
   Total operating costs and
     expenses .......................    19,871     34,446     135,549     21,898      58,540
                                      ---------  ---------  ----------  ----------  ---------
Operating income ....................     2,450      4,196      14,180        372       7,254
                                      ---------  ---------  ----------  ----------  ---------
OTHER (INCOME) EXPENSE:
  Interest expense--vehicles ........     2,462      3,909      13,874      2,616       5,621
  Interest expense--other ...........       181        341         473         67         136
  Interest income--restricted cash ..                 (670)     (1,348)      (400)       (749)
  Interest expense--related party ...       220        190         159                    118
  Nonrecurring income ...............    (1,023)
                                      ---------  ---------  ----------  ----------  ---------
   Other expense--net ...............     1,840      3,770      13,158      2,283       5,126
                                      ---------  ---------  ----------  ----------  ---------
Income (loss) before income taxes  ..       610        426       1,022     (1,911)      2,128
Provision (credit) for income taxes         182        176         685       (765)        851
                                      ---------  ---------  ----------  ----------  ---------
Net income (loss) ...................   $   428    $   250    $    337    $(1,146)    $ 1,277
                                      =========  =========  ==========  ==========  =========
Weighted average common shares
  outstanding .......................                3,704       6,369      6,037       7,256
                                                 =========  ==========  ==========  =========
Earnings (loss) per common share  ...              $  0.07    $   0.05    $ (0.19)    $  0.18
                                                 =========  ==========  ==========  =========

               See notes to consolidated financial statements.

                            TEAM RENTAL GROUP, INC.

         CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIENCY)
                            (AMOUNTS IN THOUSANDS)

                                                                                            TOTAL
                                               ADDITIONAL                               STOCKHOLDERS'
                                     COMMON     PAID-IN      ACCUMULATED    TREASURY       EQUITY
                                     STOCK      CAPITAL        DEFICIT       STOCK      (DEFICIENCY)
                                   --------  ------------  -------------  ----------  ---------------
Balances at January 1, 1993  .....    $15       $   514        $(1,873)                    $(1,344)

Net income .......................                                 428                         428
Distributions on redeemable
 preferred stock .................                 (275)                                      (275)
Dividends to common stockholders                                   (60)                        (60)
                                   --------  ------------  -------------  ----------  ---------------
Balances at December 31, 1993  ...     15           239         (1,505)                     (1,251)

Net income .......................                                 250                         250
Distributions on redeemable
 preferred stock .................                 (183)                                      (183)
Dividends to common stockholders                                   (47)                        (47)
Net proceeds from initial public
 offering ........................     45        28,903                                     28,948
Deferred taxes due to a change in
 tax status ......................                              (1,169)                     (1,169)
Shares issued in business
 combinations ....................                  200                                        200
                                   --------  ------------  -------------  ----------  ---------------
Balances at December 31, 1994  ...     60        29,159         (2,471)                     26,748

Net income .......................                                 337                         337
Shares issued in business
 combinations ....................     12        12,825                                     12,837
Class A common stock acquired for
 treasury ........................                                           $(330)           (330)
                                   --------  ------------  -------------  ----------  ---------------
Balances at December 31, 1995  ...     72        41,984         (2,134)       (330)         39,592
Net income (unaudited) ...........                               1,277                       1,277
Shares issued in business
 combination (unaudited) .........      2         2,725                                      2,727
                                   --------  ------------  -------------  ----------  ---------------
Balances at March 31, 1996
 (unaudited) .....................    $74       $44,709        $  (857)      $(330)        $43,596
                                   ========  ============  =============  ==========  ===============

               See notes to consolidated financial statements.

                           TEAM RENTAL GROUP, INC.
                    CONSOLIDATED STATEMENTS OF CASH FLOWS
                            (AMOUNTS IN THOUSANDS)



                                                                     YEAR ENDED DECEMBER 31,
                                                              ------------------------------------
                                                                  1993        1994         1995
                                                              ----------  -----------  -----------

CASH FLOWS FROM OPERATING ACTIVITIES:
 Net income (loss) ..........................................   $    428    $     250    $     337
 Adjustments to reconcile net income to net cash  provided
 by operating activities:
  Depreciation ..............................................      4,587        7,828       28,817
  Amortization ..............................................        152          534        1,761
  Deferred income tax provision .............................                      (8)         540
  Provision for doubtful accounts ...........................       (112)        (282)       1,796
  Discount on acquisition note ..............................         58
 Changes in certain assets and liabilities, net of effects
  of acquisitions:
  Receivables ...............................................       (297)        (871)     (11,189)
  Other assets ..............................................       (323)      (1,788)         387
  Car sales inventory .......................................                               (7,995)
  Accounts payable ..........................................        247       (2,259)       9,484
  Accrued and other liabilities .............................        305          256       (7,790)
                                                              ----------  -----------  -----------
   Net cash provided by operating activities ................      5,045        3,660       16,148
                                                              ----------  -----------  -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
 Restricted cash ............................................                 (32,691)     (13,271)
 Proceeds from sale of revenue earning vehicles  ............     48,516       73,728      293,905
 Proceeds from sale of other property and equipment  ........                      51
 Purchases of revenue earning vehicles ......................    (52,767)    (155,176)    (315,863)
 Purchases of other property and equipment ..................       (229)        (637)      (4,562)
 Purchase of franchise rights ...............................                  (1,839)
 Payment for acquisitions, net of cash acquired  ............                  (5,727)      (6,507)
                                                              ----------  -----------  -----------
   Net cash used in investing activities ....................     (4,480)    (122,291)     (46,298)
                                                              ----------  -----------  -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
 Proceeds from initial public offering, net .................                  28,948
 Net increase (decrease) in vehicle obligations  ............        (33)      (5,760)      20,947
 Proceeds from notes payable:
  Medium term notes .........................................                 105,682
  Working capital facilities ................................                                6,890
  Related party .............................................        559        1,392
  Other .....................................................                   2,610        3,399
 Principal payments:
  Related party .............................................        (33)      (3,200)        (276)
  Capital leases ............................................        (66)        (410)        (666)
  Other .....................................................       (747)      (5,665)        (259)
 Deferred financing fees ....................................                  (1,614)         (76)
 Distributions on redeemable preferred stock ................       (275)        (183)
 Repayment of redeemable preferred stock ....................                  (2,747)
 Dividends to common stockholders ...........................        (60)         (47)
 Purchase of treasury stock .................................                                 (330)
                                                              ----------  -----------  -----------
    Net cash provided by (used in) financing activities  ....       (655)     119,006       29,629
                                                              ----------  -----------  -----------
Net increase (decrease) in cash and cash equivalents  .......        (90)         375         (521)
Cash and cash equivalents, beginning of period ..............        593          503          878
                                                              ----------  -----------  -----------
Cash and cash equivalents, end of period ....................   $    503    $     878    $     357
                                                              ==========  ===========  ===========






                    (RESTUBBED TABLE CONTINUED FROM ABOVE)




                                                                  THREE MONTHS ENDED
                                                                      MARCH 31,
                                                              ------------------------
                                                                  1995         1996
                                                              -----------  -----------
                                                                     (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net income (loss) ..........................................   $  (1,146)   $   1,277
 Adjustments to reconcile net income to net cash  provided
 by operating activities:
  Depreciation ..............................................       5,411       12,340
  Amortization ..............................................         296          514
  Deferred income tax provision .............................        (520)        (142)
  Provision for doubtful accounts ...........................
  Discount on acquisition note ..............................
 Changes in certain assets and liabilities, net of effects
 of  acquisitions:
  Receivables ...............................................      (2,790)      (8,389)
  Other assets ..............................................      (3,650)      (3,529)
  Car sales inventory .......................................                   (4,894)
  Accounts payable ..........................................       3,679       (2,828)
  Accrued and other liabilities .............................       7,172        9,369
                                                              -----------  -----------
   Net cash provided by operating activities ................       8,452        3,718
                                                              -----------  -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
 Restricted cash ............................................      14,925       43,534
 Proceeds from sale of revenue earning vehicles  ............      60,831       43,878
 Proceeds from sale of other property and equipment  ........
 Purchases of revenue earning vehicles ......................    (109,091)    (106,812)
 Purchases of other property and equipment ..................      (2,176)      (6,921)
 Purchase of franchise rights ...............................                  (11,497)
 Payment for acquisitions, net of cash acquired  ............      (7,103)
                                                              -----------  -----------
   Net cash used in investing activities ....................     (42,614)     (37,818)
                                                              -----------  -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
 Proceeds from initial public offering, net .................
 Net increase (decrease) in vehicle obligations  ............      29,112       13,540
 Proceeds from notes payable:
  Medium term notes .........................................
  Working capital facilities ................................       6,950       24,922
  Related party .............................................
  Other .....................................................
 Principal payments:
  Related party .............................................
  Capital leases ............................................        (177)         (45)
  Other .....................................................         (58)
 Deferred financing fees ....................................
 Distributions on redeemable preferred stock ................
 Repayment of redeemable preferred stock ....................
 Dividends to common stockholders ...........................
 Purchase of treasury stock .................................
                                                              -----------  -----------
    Net cash provided by (used in) financing activities  ....     35,827       38,417
                                                              -----------  -----------
Net increase (decrease) in cash and cash equivalents  .......      1,665        4,317
Cash and cash equivalents, beginning of period ..............        878          357
                                                              -----------  -----------
Cash and cash equivalents, end of period ....................    $ 2,543      $ 4,674
                                                              ===========  ===========


               See notes to consolidated financial statements.

                           TEAM RENTAL GROUP, INC.
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
             (DOLLAR AMOUNTS IN THOUSANDS EXCEPT PER SHARE DATA)

   (INTERIM FINANCIAL INFORMATION AS OF MARCH 31, 1996 AND FOR THE THREE MONTHS ENDED MARCH 31, 1995 AND 1996 IS UNAUDITED. THE UNAUDITED INTERIM FINANCIAL STATEMENTS REFLECT ALL ADJUSTMENTS, CONSISTING OF NORMAL RECURRING ADJUSTMENTS WHICH ARE, IN THE OPINION OF MANAGEMENT, NECESSARY TO A FAIR STATEMENT OF THE RESULTS FOR THE INTERIM PERIODS. INFORMATION FOR THE INTERIM PERIODS IS NOT NECESSARILY INDICATIVE OF RESULTS TO BE ACHIEVED FOR THE FULL YEAR.)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

   DESCRIPTION OF BUSINESS--Team Rental Group, Inc. (the "Company") is engaged in the business of the daily rental of vehicles, including cars, trucks and passenger vans, and the retail sale of used vehicles. The Company operates Budget Rent a Car ("Budget") franchises granted by Budget Rent a Car Corporation ("BRAC") through its operating subsidiaries serving twelve metropolitan regions in the U.S. including Philadelphia and Pittsburgh, Pennsylvania; San Diego, California; Southern California (excluding San Diego); Cincinnati and Dayton, Ohio; Albany and Rochester, New York; Charlotte, North Carolina; Richmond, Virginia; Hartford, Connecticut and Fort Wayne, Indiana. MCK Realty, Inc. ("MCK") is owned by the Company's principal stockholders. Because MCK is controlled by the Company's principal stockholders and the Company has guaranteed the lease payments assigned to a bank, MCK is included in the consolidated financial statements.

   BASIS OF PRESENTATION--The 1993 financial statements consist of companies affiliated through common ownership and control and reflect the consolidated accounts of each company. Concurrent with the initial public offering (Note
2), the Company exchanged 563,400 shares of Class A common stock and 1,936,450 shares of Class B common stock for all of the outstanding common stock of the combined companies, which accordingly, became wholly owned subsidiaries (the "Share Exchange"). The 1994 and 1995 consolidated financial statements include the accounts of Team Rental Group, Inc. and its wholly owned subsidiaries. All significant intercompany accounts have been eliminated.

   USE OF ESTIMATES--The preparation of financial statements in conformity with generally accepted accounting principles requires management of the Company to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

   CASH AND CASH EQUIVALENTS--The Company considers all highly liquid investments including money market funds, commercial paper and time deposits purchased with an original maturity of three months or less to be cash equivalents.

   RESTRICTED CASH AND CASH EQUIVALENTS--Restricted cash and cash equivalents consists of Medium Term Notes (Note 2) proceeds not currently invested in eligible revenue earning vehicles. Under the terms of the Medium Term Notes Indentures, the Company is required to invest the proceeds in either restricted cash investments as defined by the indenture or revenue earning vehicles.

   REVENUE EARNING VEHICLES--Revenue earning vehicles are stated at cost, after deducting related discounts and manufacturers' incentives, and are depreciated over their estimated economic lives or at rates corresponding to manufacturers' repurchase program guidelines, where applicable. Depreciation rates range from .5% to 3% per month. Management periodically reviews depreciable lives and rates based on a variety of factors including general economic conditions and estimated holding periods of the vehicles. Gains and losses upon the sale of revenue earning vehicles are recorded as an adjustment to depreciation expense.

   ADVERTISING, PROMOTION AND SELLING--Advertising, promotion and selling expense are charged to expense as incurred. The Company incurred advertising expense of $275, $412 and $2,347 in 1993, 1994 and 1995, respectively.

                           TEAM RENTAL GROUP, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
             (DOLLAR AMOUNTS IN THOUSANDS EXCEPT PER SHARE DATA)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  (Continued)
    RETAIL CAR SALES INVENTORY--Retail car sales inventory is stated at the lower of cost (first-in, first-out method) or market.

   OTHER PROPERTY AND EQUIPMENT--Other property and equipment is recorded at cost. Depreciation is being provided on the straight-line method over the following estimated useful lives:

 Buildings .....................................10 - 23 years
Equipment, furniture and fixtures ............. 3 - 10 years
Capital leases and leasehold improvements  .... Lesser of estimated useful lives or terms of related leases

   DEFERRED FINANCING FEES--Direct costs incurred in connection with the Company's borrowings have been deferred and are being amortized over the terms of the related loan agreements on the straight-line basis.

   PREPAID ROYALTY FEES--Prepaid royalty fees of $1,797 and $1,217 (net of accumulated amortization of $203 and $783) at December 31, 1994 and 1995, respectively, are related to the abatement of fees at the Company's Philadelphia operations through June 15, 1999 and are recorded in other assets. The prepaid fees are being amortized using an accelerated method over the royalty abatement period of five years.

   FRANCHISE RIGHTS--Franchise agreements are renewable for an unlimited number of one- and five-year periods, subject to certain terms and conditions. Franchise rights are amortized using the straight-line method over forty years. The Company believes that the vehicle rental industry and, therefore, vehicle rental franchises have an expected life in excess of forty years and the industry will continue as long as the automobile is an accepted method of transportation. The specific markets the Company serves are considered to be stable and are locations which are major national or regional commercial centers that attract business and leisure travelers who need rental vehicles. Circumstances that would indicate possible impairment to franchise rights include the failure of Budget Rent a Car to maintain its international network of rental car franchisers, the termination of the Company's presence in one or more major airport markets, or a significant permanent decline in cash flows from rental operations. The impairment would be measured as the amount by which the carrying value of the related asset exceeds the present value of estimated annual discounted cash flows generated by the franchise operations utilizing an appropriate discount rate. Effective January 1, 1995, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, which requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amounts of these assets may not be recoverable. There was no material effect on the Company's consolidated financial statements upon adoption of SFAS No. 121 in 1995.

   INCOME TAXES--Deferred tax assets and liabilities are computed based on differences between the financial statement and income tax bases of assets and liabilities using enacted tax rates. Deferred income tax expense or benefit is based on the change in deferred tax assets and liabilities from period to period, subject to an ongoing assessment of realization.

   EARNINGS PER COMMON SHARE--Earnings per common share for the year ended December 31, 1994 was computed assuming all of the outstanding common stock of the combined companies (which totaled 2,500,000 shares) was outstanding the entire year and the shares issued in connection with the initial public offering and the Fort Wayne acquisition were outstanding from the dates issued. Earnings per common share for the year ended December 31, 1995 was based on the weighted average number of common shares outstanding during the year considering the 1995 and 1996 acquisitions and the purchase of treasury stock. The assumed issuance of the shares for the common stock warrant to BRAC and the exercise of stock options does not have a materially dilutive effect.

                           TEAM RENTAL GROUP, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
             (DOLLAR AMOUNTS IN THOUSANDS EXCEPT PER SHARE DATA)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  (Continued)
    RETENTION OF SELF INSURED RISKS--At December 31, 1995, the Company has automobile liability insurance coverage of up to $1,000, with a $500 retention per occurrence with respect to personal injury and damage claims arising from the use of its vehicles. The Company provides reserves on reported claims and claims incurred but not reported at each balance sheet date based on actuarial estimates. The actuarially determined reserves are necessarily based on estimates, and while management believes that the amounts are adequate, the ultimate liability may be in excess of, or less than, the amounts provided. Such estimates are reviewed and evaluated in light of emerging claim experience and existing circumstances. Any changes in estimates from this review process are reflected in operations currently.

   STOCK OPTIONS--In October 1995, the Financial Accounting Standards Board issued SFAS No. 123, Accounting for Stock-Based Compensation, which encourages, but does not require, companies to adopt the fair value based method of accounting for stock-based employee compensation plans. Under the fair value method, compensation cost is measured at the grant date based on the fair value of the award and is recognized over the service period, which is usually the vesting period. Companies are also permitted to continue to account for such transactions under Accounting Principles Board Opinion No. 25, but would be required to disclose on a pro forma basis, net income and, if presented, earnings per share, as if the fair value based method of accounting had been applied.

   The accounting requirements of the new method are effective for financial statements for fiscal years beginning after December 15, 1995. The Company has not yet determined if it will elect to change to the fair value based method, nor has it determined the effect the new standard will have on net income and earning per share should it elect to make such a change. Adoption of the new standard will not have an effect on the Company's cash flows.

   RECLASSIFICATIONS--Certain reclassifications have been made to the 1993 and 1994 consolidated statements to conform with the 1995 presentation.

2. INITIAL PUBLIC OFFERING AND MEDIUM TERM NOTES

   The Company sold 3,300,000 shares of Class A common stock on August 25, 1994 and 154,400 shares of Class A common stock on September 19, 1994 at $9.50 per share to investors in an initial public offering resulting in gross proceeds of $32,800 to the Company. Net proceeds to the Company after offering expenses were $28,948. The net proceeds were used to acquire certain assets (certain liabilities were also assumed) of Freedom River, Inc. ("Freedom River"), capitalize Team Fleet Finance Corporation ("TFFC") a wholly owned subsidiary, acquire vehicles under operating leases, redeem the outstanding redeemable preferred stock, acquire the Budget Rent a Truck franchise rights for San Diego, California, repay loans and accrued interest to related and non-related third parties, and purchase equipment leased from related parties.

   Concurrent with the initial public offering, TFFC issued senior and subordinated asset-backed notes ("Medium Term Notes") of $100,000 and $5,682, respectively, in a private placement pursuant to an Indenture between TFFC and Bankers Trust Company, as Trustee. The proceeds of the Medium Term Notes are available to finance the purchase of rental fleet vehicles subject to manufacturers' repurchase programs sponsored by Chrysler, General Motors and Ford.

                           TEAM RENTAL GROUP, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
             (DOLLAR AMOUNTS IN THOUSANDS EXCEPT PER SHARE DATA)

3. ACQUISITIONS

   During 1994, 1995 and the three months ended March 31, 1996, the Company acquired certain Budget franchise operations. The acquisitions have been accounted for under the purchase method of accounting and, accordingly, the Company has allocated the cost of the acquisitions on the basis of the estimated fair value of the assets acquired and liabilities assumed. The 1995 and 1996 allocations are based on preliminary estimates and may be revised at a later date. The accompanying consolidated statements of operations and cash flows reflect the operations of the acquired companies from their respective acquisition dates through the years ended December 31, 1994 and 1995, and the three months ended March 31, 1995 and 1996.

1994 ACQUISITIONS

   FREEDOM RIVER--Concurrent with the initial public offering, the Company acquired certain assets and assumed certain operating liabilities of Freedom River from Chrysler Credit Corporation ("CCC"), a secured creditor of Freedom River, pursuant to a private foreclosure sale conducted by CCC. The assets acquired consisted of the Budget vehicle rental operations in the Philadelphia and Pittsburgh, Pennsylvania and Cincinnati, Ohio metropolitan areas. Substantially all of Freedom River's assets, other than its fleet, were purchased for approximately $10,600.

   FORT WAYNE FRANCHISE--In November 1994, the Company exchanged 18,500 shares of Class A common stock with a value of $200 for all of the outstanding common stock of Fort Wayne Rental Group, Inc. located in Fort Wayne, Indiana. A principal stockholder and director of the Company, who was a stockholder of Fort Wayne Rental Group, Inc., received 7,400 shares of Class A common stock with a value of $80 in this transaction.

1995 ACQUISITIONS

   DAYTON FRANCHISE--In January 1995, the Company purchased all of the outstanding stock of Don Kremer, Inc., located in Dayton, Ohio, for $1,300. The acquisition funding consisted of $650 cash and two notes totaling $650.

   CHARLOTTE FRANCHISE--In January 1995, the Company purchased all of the outstanding stock of MacKay Car & Truck Rentals, Inc., located in Charlotte, North Carolina, for approximately $8,405 consisting of cash of $8,277 and 13,483 shares of Class A common stock.

   HARTFORD FRANCHISE--In March 1995, the Company purchased all of the outstanding stock of Rental Car Resources, Inc., located in Hartford, Connecticut, for approximately $1,475 by issuing 157,333 shares of Class A common stock.

   OPCO FRANCHISE--In October 1995, the Company purchased all of the outstanding stock of BRAC-OPCO, Inc., which operates Budget franchises in the greater Los Angeles area, excluding the vehicle rental operations at Los Angeles International Airport of Southern California and certain other territories as set forth in the franchise agreement, for approximately $11, 234 by issuing 1,050,000 shares of Class A common stock.

   The Company's results of operations as shown in the following table are presented as if the acquisitions had occurred at the beginning of 1994. The unaudited pro forma results are not necessarily indicative of the actual results of operations that would have occurred had the acquisitions actually been made at the beginning of 1994.

                           TEAM RENTAL GROUP, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
             (DOLLAR AMOUNTS IN THOUSANDS EXCEPT PER SHARE DATA)

3. ACQUISITIONS  (Continued)

                                                  YEAR ENDED DECEMBER 31,
                                                  -----------------------
                                                      1994        1995
                                                  ----------  ----------
Operating revenue ...............................   $155,343    $199,743
Income (loss) before provision for income taxes        3,634        (271)
Net income (loss) ...............................      1,781        (516)
Earnings (loss) per common share ................       0.25       (0.07)

   Subsequent to December 31, 1995, the Company made two acquisitions as listed below. The acquisitions will be accounted for under the purchase method of accounting and, accordingly, the Company will allocate the cost of the acquisitions on the basis of the estimated fair value of assets acquired and liabilities assumed. Franchise rights acquired will be amortized over forty years. The Company's consolidated statement of operations will not include the revenues and expenses of the acquired businesses until 1996.

1996 ACQUISITIONS

   VAN POOL OPERATIONS--In February 1996, the Company purchased for a nominal amount all of the outstanding stock of VPSI, Inc. ("VPSI") located in Detroit, Michigan. The Company borrowed $36,700 under a new financing facility to finance the van fleet. VPSI provides commuter van pooling services to business commuters in 22 states.

   PHOENIX FRANCHISE--In February 1996, the Company purchased all of the outstanding stock of Arizona Rent-A-Car Systems, Inc. located in Phoenix, Arizona for approximately $18,000 consisting of cash of approximately $5,000, a promissory note of $10,000 and 272,727 shares of Class A common stock.

   The Company's results of operations as shown in the following table are as if the 1995 and 1996 acquisitions had occurred at the beginning of 1995. These unaudited pro forma results are not necessarily indicative of the actual results of operations that would have occurred had the acquisitions actually been made at the beginning of 1995.

                                                       THREE MONTHS
                                                     ENDED MARCH 31,
                                                  --------------------
                                                     1995       1996
                                                  ---------  ---------
Operating revenue ...............................   $63,019    $76,831
Income (loss) before provision for income taxes         764       (921)
Net income (loss) ...............................       458       (553)
Earnings (loss) per common share ................      0.06      (0.07)

4. REVENUE EARNING VEHICLES

   Revenue earning vehicles consist of the following:

                                                       DECEMBER 31,
                                                 ----------------------
                                                     1994        1995
                                                 ----------  ----------
Revenue earning vehicles .......................   $102,014    $245,849
Less accumulated depreciation and amortization       (4,887)    (25,922)
                                                 ----------  ----------
                                                   $  97,127   $219,927
                                                 ==========  ==========

   Depreciation expense was adjusted for losses of $111, $24 and $90 upon the sale of revenue earning vehicles during the years ended December 31, 1993, 1994 and 1995, respectively.

                           TEAM RENTAL GROUP, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
             (DOLLAR AMOUNTS IN THOUSANDS EXCEPT PER SHARE DATA)

5. OTHER PROPERTY AND EQUIPMENT

   Other property and equipment consist of the following:

                                                      DECEMBER 31,
                                                 --------------------
                                                    1994       1995
                                                 ---------  ---------
Buildings ......................................   $ 4,632    $10,160
Leasehold improvements .........................     1,055      3,994
Furniture, fixtures and office equipment  ......     2,913      7,069
                                                 ---------  ---------
                                                     8,600     21,223
Less accumulated depreciation and amortization      (3,357)    (8,720)
                                                 ---------  ---------
                                                   $ 5,243    $12,503
                                                 =========  =========

   Included in other property and equipment at December 31, 1994 and 1995 are $256 and $827, respectively, of assets held under capital leases.

6. NOTES PAYABLE

   Notes payable consist of the following:

                                   DECEMBER 31,
                             ----------------------
                                 1994        1995
                             ----------  ----------
Medium Term Notes:
 Senior ....................   $100,000    $138,500
 Subordinated ..............      5,682       7,182
Vehicle obligations ........     18,097     149,965
Working capital facilities        2,610       9,500
Related party obligations  .                  5,792
Other notes payable ........        175       7,294
                             ----------  ----------
                               $126,564    $318,233
                             ==========  ==========

   MEDIUM TERM NOTES--Medium term notes are comprised of Notes issued by TFFC in August 1994 ("TFFC notes") and notes assumed in the acquisition of BRAC-OPCO, Inc. in October 1995 ("OPCO notes").

   The TFFC notes are comprised of senior notes requiring monthly interest payments at average LIBOR, as defined, plus 0.75% (6.75% at December 31, 1995). Monthly principal payments of $16,667 commence in June 1999 with the last payment due in November 1999. The subordinated notes require monthly interest payments at average LIBOR, as defined, plus 1.30% per annum (7.3% at December 31, 1995) and are payable in full in December 1999.

   The OPCO notes are comprised of senior notes requiring monthly interest payments at average LIBOR, as defined, plus 0.60% (6.60% at December 31, 1995). Monthly principal payments of $4,812 commence in November 1997 with the last payment due in June 1998. The subordinated notes require monthly interest payments at average LIBOR, as defined, plus 1.0% per annum (7.0% at December 31, 1995) and are payable in full in December 1998.

   The Company has two consolidated subsidiaries that have net assets totaling $10.3 million which are restricted from transfer or distribution to the parent company. These net assets are restricted in accordance with terms of the Medium Term Notes.

                           TEAM RENTAL GROUP, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
             (DOLLAR AMOUNTS IN THOUSANDS EXCEPT PER SHARE DATA)

6. NOTES PAYABLE  (Continued)
    VEHICLE OBLIGATIONS--Vehicle obligations consist of outstanding lines of credit to purchase rental fleet and used vehicle inventory. Available collateralized lines of credit at December 31, 1995 consist of $150,000 for rental vehicles and $25,700 for used vehicle inventory with maturity dates ranging from February 1996 to April 1997. Vehicle obligations are collateralized by revenue earning vehicles financed under these credit facilities and proceeds from the sale, lease or rental of vehicles and used vehicle inventory.

   Rental vehicle obligations are generally amortized over 5 to 15 months resulting in monthly principal payments ranging from 2% to 3% of the capitalized vehicle cost. When rental vehicles are sold, the related unpaid obligation is due. Interest payments for rental fleet facilities are due monthly at annual interest rates ranging from 8.0% to 9.75% at December 31, 1995. Management expects vehicle obligations will generally be repaid within one year from the balance sheet date with proceeds received from either the repurchase of the vehicles by the manufacturers in accordance with the terms of the manufacturers' rental fleet programs or from the sale of the vehicles.

   Monthly payments of interest only for used vehicle inventory obligations are required at annual interest rates ranging from 8.25% to 9.75% at December 31, 1995. Used vehicle inventory obligations are paid when the inventory is sold but in no event later than 120 days after the date of purchase.

   WORKING CAPITAL FACILITIES--Working capital facilities of up to $13,000 are for the purchase of used vehicle inventory and working capital, require monthly interest payments on the outstanding balance at LIBOR plus 1.85% (7.53% at December 31, 1995) and expire November 1996. The facilities are collateralized by accounts receivable, inventory, equipment, general intangibles, investments and all other personal property of the Company and guarantees of the respective subsidiaries. Under the terms of one of the agreements, the Company is required to pay commitment fees quarterly equal to 0.125% per annum on the maximum amount of credit available under the credit facility and an annual agent fee of $50 as long as the facility has an outstanding balance. This agreement is subject to certain covenants, the most restrictive of which requires the Company to maintain certain financial ratios and minimum tangible net worth and prohibits the payment of cash dividends. At December 31, 1995, the Company was not in compliance with certain debt requirements and obtained waivers of such covenants. In February 1996, certain covenants were amended and the Company is in compliance with the amended terms of the agreement.

   RELATED PARTY OBLIGATIONS--At December 31, 1995, related party obligations due to stockholders related primarily to the acquisition of certain franchise territories and consist of an unsecured promissory note bearing interest at 8.75% per annum due January 1996; an unsecured promissory note bearing interest at 9% per annum, payable in monthly installments of $4.3 plus interest due March 2000; and two unsecured promissory notes bearing interest at 8% per annum, payable in quarterly installments of $6.5 and $32.5 plus interest and due October 1999 and October 1997, respectively.

   OTHER NOTES PAYABLE--Other notes payable consist primarily of a secured promissory note that bears interest at 8% per annum payable in annual installments of $750, due August 1999, collateralized by personal guarantees from the previous owners of Southern California operations; a business credit note due November 1996 bearing interest at prime (8.75% December 31, 1995) collateralized by real estate property and secured by personal guarantees of certain stockholders of the Company; a collateralized promissory note bearing interest at 8% per annum, payable in monthly installments of $7 plus interest, due September 2010, collateralized by real estate property and personal guarantees of certain stockholders of the Company; a mortgage note bearing interest at 9.10% per annum, payable in monthly installments ranging from $5.4 to $7.8 plus interest, due September 2000 with an option to extend to September 2005, collateralized by real estate property; and a mortgage note bearing interest at 7.5% per annum, payable in monthly installments of $8.3 plus interest, due June 1998, collateralized by real estate property.

                           TEAM RENTAL GROUP, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
             (DOLLAR AMOUNTS IN THOUSANDS EXCEPT PER SHARE DATA)

6. NOTES PAYABLE  (Continued)
    Future principal payments at December 31, 1995 were as follows:

 YEAR ENDING
DECEMBER 31,       AMOUNT
- --------------  ----------
1996 ..........   $165,147
1997 ..........      1,304
1998 ..........     41,183
1999 ..........    106,796
2000 ..........      3,086
Thereafter ....        717
                ----------
                  $318,233
                ==========

7. RELATED PARTY TRANSACTIONS

   The Company leases facilities from certain stockholders. Operating lease payments for the year ended December 31, 1993, 1994 and 1995 were $33, $196 and $220, respectively. Capital lease payments for the year ended December 31, 1993 were $31. There were no capital lease payments to the stockholders during 1994 or 1995. MCK has assigned lease payments from the Company to a bank.

   At December 31, 1995, the Company was leasing approximately $2,001 of revenue earning vehicles to Arizona Rent-A-Car Systems, a franchise the Company acquired in 1996 (see Note 3).

   Prior to the acquisition of the Fort Wayne operations (see Note 3), the Company leased fleet vehicles to Fort Wayne Rental Group, Inc. for approximately $60 and $366 for the years ended December 31, 1993 and 1994, respectively.

   At December 31, 1994, the Company was leasing approximately $1,200 of revenue earning vehicles to the Dayton Budget franchise which the Company acquired in 1995 (see Note 3) and had trade vehicle receivables of $43 at that date from the Dayton franchise.

   At December 31, 1994 and 1995, the Company has non-interest bearing notes receivable totaling $59, $61, respectively, due from a stockholder and director which are payable on demand.

   Approximately $635, $564 of cash and cash equivalents are on deposit with or are being held as agent for the Company with a bank at December 31, 1994 and 1995, respectively. A stockholder and director of the Company serves on the bank's board of directors.

8. LEASES

   The Company leases revenue earning vehicles and facilities under leases that expire at various dates through August 2013. Generally, the facility leases are subject to payment increases based on cost of living indices and require the Company to pay taxes, maintenance, insurance and certain other operating expenses. Certain facility leases require the Company to pay fixed amounts plus contingent rentals based on gross rental revenues, as defined, and gasoline sales.

                           TEAM RENTAL GROUP, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
             (DOLLAR AMOUNTS IN THOUSANDS EXCEPT PER SHARE DATA)

8. LEASES  (Continued)
    Future minimum payments under noncancellable leases at December 31, 1995 are as follows:

                                                     OPERATING LEASES
                                                ------------------------
YEAR ENDING                            CAPITAL    RELATED    NON-RELATED
DECEMBER 31,                           LEASES     PARTIES      PARTIES
- -----------------------------------  ---------  ---------  -------------
1996 ...............................    $280      $  186       $ 6,743
1997 ...............................     214         193         5,427
1998 ...............................     170         164         3,191
1999 ...............................     166          99         2,234
2000 ...............................     125         102         2,283
Thereafter .........................               1,247         4,928
                                     ---------  ---------  -------------
                                         955      $1,991       $24,806
                                                =========  =============
Less amounts representing interest       171
                                     ---------
                                        $ 784
                                     =========

   Rent expense consists of the following:

                             YEARS ENDED DECEMBER 31,
                          -----------------------------
                             1993      1994      1995
                          --------  --------  ---------
Revenue earning vehicles   $   905    $3,121   $  1,518
Facilities:
 Minimum rentals ........      878     1,990      5,914
 Contingent rentals  ....    1,649     1,923      3,502
                          --------  --------  ---------
Total ...................   $3,432    $7,034    $10,934
                          ========  ========  =========

9. INCOME TAXES

   The provision (credit) for income taxes consists of the following:

               YEARS ENDED DECEMBER
                        31,
             -----------------------
               1993    1994    1995
             ------  ------  -------
Current:
 Federal  ..  $  21    $184
 State .....    161           $ 145
Deferred:
 Federal  ..            (23)    470
 State .....             15      70
             ------  ------  -------
Total ......   $182    $176    $685
             ======  ======  =======

                           TEAM RENTAL GROUP, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
             (DOLLAR AMOUNTS IN THOUSANDS EXCEPT PER SHARE DATA)

                         9. INCOME TAXES  (Continued)
    The provision (credit) for income taxes differs from the amount computed using the statutory federal income tax rate as follows:

                                                            YEARS ENDED DECEMBER 31,
                                                           ------------------------
                                                             1993     1994     1995
                                                           -------  -------  ------
Income tax provision at federal statutory rate  ..........   $ 208    $ 130    $348
Effect of (earnings) losses of nontaxable (subchapter S)
 companies ...............................................    (199)     645
Deductible preferred stock dividends .....................    (110)
Nondeductible portion of amortization of franchise rights       40       12      94
State tax provision, net of federal benefit ..............     161       30     215
Benefit of net operating loss carryforwards ..............             (645)
Tax loss carryforwards not recognized ....................      57
Other ....................................................      25        4      28
                                                           -------  -------  ------
                                                             $ 182    $ 176    $685
                                                           =======  =======  ======

   The tax effects of temporary differences that give rise to the Company's deferred tax assets and liabilities are as follows at December 31:

                                                              YEARS ENDED
                                                             DECEMBER 31,
                                                         -------------------
                                                            1994      1995
                                                         --------  ---------
Deferred tax assets:
 Net operating loss carryforwards ......................   $1,048    $13,195
 Non-deductible reserves ...............................      292      2,267
 Alternative minimum tax carryforward ..................      197        197
 Valuation allowance ...................................              (7,378)
                                                         --------  ---------
                                                            1,537      8,281
                                                         --------  ---------
Deferred tax liabilities:
 Difference between book and tax bases of revenue
  earning vehicles and other property and equipment  ...    2,613      8,690
 Franchise rights ......................................       85      1,292
                                                         --------  ---------
                                                            2,698      9,982
                                                         --------  ---------
 Net deferred tax liability ............................   $1,161    $ 1,701
                                                         ========  =========

   Concurrent with the Share Exchange, the nontaxable status of the commonly owned companies was terminated and a deferred tax liability of approximately $1,169 was recorded with a corresponding charge to the accumulated deficit. The change in the deferred tax liability after the Share Exchange has been reflected as a deferred income tax provision for the years ended December 31, 1994 and 1995, respectively.

   At December 31, 1995, the Company and its subsidiaries have federal tax loss carryforwards of approximately $36,942 expiring between December 2005 and December 2010. The Company has recorded a valuation allowance for a portion of the acquired net operating loss carryforwards due to the uncertainty of their ultimate realization. Any subsequently recognized tax benefits attributed to the change in the valuation allowance will reduce franchise rights.

   The Internal Revenue Code places limitations on the utilization of net operating losses and similar tax attributes by a corporation in the event of a stock ownership change aggregating more than 50% over

                           TEAM RENTAL GROUP, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
             (DOLLAR AMOUNTS IN THOUSANDS EXCEPT PER SHARE DATA)

9. INCOME TAXES  (Continued)
a specified time period. Net operating loss carryforwards in existence when ownership changes occur are subject to an annual utilization limitation that may restrict the future utilization of the net operating losses. Similarly, utilization of losses generated during years when separate returns have been filed may be limited in the future. Such limitations have been considered in the determination of deferred income taxes.

10. BENEFIT PLANS

   STOCK OPTIONS--On April 25, 1994, the Company adopted the 1994 Incentive Stock Option Plan (the "ISO Plan") and the 1994 Directors' Stock Option Plan (the "Directors' Plan").

   The ISO Plan provides for the issuance of up to 260,000 shares of Class A common stock to key employees. The ISO Plan stock options may be either incentive stock options or nonqualified options and expire ten years after the date of grant. The exercise price of incentive stock options may not be less than the fair market value of the underlying shares at the date of grant. The exercise price for nonqualified options may not be less than 85% of the fair market value of the underlying shares or, if greater, the book value of the underlying shares at the date of grant.

   The Directors' Plan provides for the issuance of 25,000 shares of Class A common stock to selected directors of the Company. The Directors' Plan stock options are nonqualified and expire ten years after the date of grant. The exercise price of the nonqualified options under the Directors' Plan is the fair market value of the underlying shares at the date of grant.


   The Company has reserved 285,000 shares of Class A common stock for the stock option plans. The following is an analysis of stock option activity for each of the three years in the period ended December 31, 1995 and the stock options outstanding at December 31, 1995:



                                                                 WEIGHTED
                                                                 AVERAGE
OPTIONS                                               SHARES      PRICE
- --------------------------------------------------  ---------  ----------
Outstanding, January 1, 1993 to December 31, 1994      15,000     $9.50
Granted during 1995 ...............................   202,600      9.50
                                                    ---------
Outstanding, December 31, 1995 ....................   217,600      9.50
                                                    =========


   At December 31, 1995, none of the outstanding stock options were exercisable prior to September 1, 1996 and expire March 1, 2005. The options are nontransferable and will be forfeited upon termination of employment, as defined.

   PROFIT SHARING PLAN--The Company adopted a Profit Sharing Plan with a 401(k) arrangement under the Internal Revenue Code effective January 1, 1996. Employees are eligible to participate after completing one year of service and attaining age 21. Participants may contribute 1% - 15% of their gross compensation. The Company may make discretionary contributions not to exceed 15% of the total plan compensation. There were no contributions made during 1995 or the first quarter of 1996.

                           TEAM RENTAL GROUP, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
             (DOLLAR AMOUNTS IN THOUSANDS EXCEPT PER SHARE DATA)

11. COMMON STOCK WARRANT


   Concurrently with the Freedom River acquisition and in consideration of the abatement of certain future royalty fees to BRAC with respect to Freedom River's Philadelphia vehicle rental operation and other consideration received from BRAC, the Company issued a warrant to BRAC (the "BRAC Warrant") to purchase 175,000 shares of Class A common stock at the initial public offering price. The warrant cannot be exercised prior to August 24, 1996 and expires on August 24, 1999. Subsequent to August 24, 1998 and prior to August 24, 1999, BRAC will have the right to cause the Company to repurchase the BRAC Warrant for $2,000. The Company has reserved Class A common stock for the BRAC Warrant.


12. COMMITMENTS

   FRANCHISE AGREEMENTS--The Company has various franchise agreements with BRAC which require the payment of monthly royalty fees. These fees vary from a flat fee of $13.25 per car per month to 7.5% of gross rental revenues, as defined in the franchise agreements. The above franchise agreements are generally renewable for an unlimited number of five-year periods, subject to certain terms and conditions.

   Concurrent with the initial public offering, the Company purchased for $1,750 the direct franchise rights for Budget Rent a Truck facilities to operate in certain geographic locations in San Diego County and Imperial County, California. This reduced substantially all truck rental royalty fees to 5% of gross rental revenues, as defined. Prior to the purchase of the direct franchise rights, the Company paid royalty fees of 12% of gross rental revenue.

   The Company also participates in a "One-Way" truck rental program in San Diego County and Imperial County, California sponsored by Budget whereby trucks owned by Budget are stationed at the Company's facilities for one-way rental by outside parties. The Company retains fees for Budget "One- Way" truck rental revenue of 20%. Revenues from the "One-Way" truck rental program for the years ended December 31, 1993, 1994 and 1995 were $301, $558 and $1,027, respectively.

   SUBLICENSE AGREEMENTS--The Company has sublicense agreements with Budget of Southern California which entitles the Company to operate Budget Car Rental facilities in Southern California. Sublicense fees to Budget of Southern California range from 5% to 6.5% of gross revenues as defined in the sublicense agreements.

   The Company also has a sublicense agreement with Transportation Storage Associates ("TSA") for the right to rent trucks in and around Los Angeles County. Fees to TSA are 12% of gross revenues as defined in the sublicense agreement.

   Royalty and sublicense fees expensed by the Company for the years ended December 31, 1993, 1994 and 1995 were $1,498, $2,348 and $5,715, respectively. Budget reservation fees expensed by the Company for the years ended December 31, 1993, 1994 and 1995 were $1,023, $1,574 and $3,904, respectively.

13. FINANCIAL INSTRUMENTS

   The following disclosure of the estimated fair value of financial instruments is made in accordance with the requirements of SFAS No. 107, Disclosure About Fair Value of Financial Instruments. The estimated fair value amounts are determined by the Company, using available market information and appropriate valuation methodologies. However, considerable judgment is required in interpreting market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts the Company could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amount.

                           TEAM RENTAL GROUP, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
             (DOLLAR AMOUNTS IN THOUSANDS EXCEPT PER SHARE DATA)

13. FINANCIAL INSTRUMENTS  (Continued)
    CASH AND CASH EQUIVALENTS, RECEIVABLES, ACCOUNTS PAYABLE AND NOTES PAYABLE--The carrying amounts of these items are reasonable estimates of their fair value.

   BRAC STOCK WARRANT--The estimated fair value is based on a pricing model which considers stock volatilities and the put feature of the BRAC Stock Warrant. The estimated fair value was $2,000 and, $1,900 at December 31, 1994 and 1995, respectively.

14. NONRECURRING INCOME

   In 1993, the Company ordered revenue earning vehicles from a vehicle manufacturer pursuant to the manufacturer's repurchase program. Such vehicles were not delivered by the manufacturer. The Company recognized as nonrecurring income cash received of $1,023 for the non-delivery of the vehicles.

15. SUPPLEMENTAL CASH FLOW DISCLOSURE

   In 1995, the Company issued approximately $12,837 of Class A common stock and notes payable of $650 for the 1995 acquisitions. Equipment financed through capital leases in 1995 totaled approximately $827.

   In 1994, $525 of revenue earning vehicles and property and equipment were financed through capital leases. The terms of a capital lease with certain stockholders and a director were modified and, therefore, the capital lease asset and obligation of $536 were eliminated. The net book value of the facility lease and capital lease obligation of $536 was deducted from proceeds from the sale of property and equipment and principal payments of capital lease obligations, respectively. The Company also issued $200 of Class A common stock to acquire the Fort Wayne franchise. In addition, property and equipment of $4,441 were acquired and notes payable of $4,016 were assumed in connection with the Freedom River acquisition.

   In 1994, the Company recorded prepaid royalty fees and the BRAC Stock Warrant of $2,000 for the abatement of certain fees and other consideration received from BRAC (see Note 11).

   In 1993, a $92 note was issued to the lessor of the Albany, New York facility in satisfaction of an agreement to share leasehold improvement costs and a corresponding asset was recorded. Facilities and equipment financed through capital leases in 1993 totaled $916.

   The Company paid interest of $2,756, $4,091 and $13,764 in 1993, 1994 and 1995, respectively.

   Income taxes of $182 and $346 were paid in 1994 and 1995, respectively.

                           TEAM RENTAL GROUP, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
             (DOLLAR AMOUNTS IN THOUSANDS EXCEPT PER SHARE DATA)

16. SEGMENT INFORMATION

   The Company is engaged in the business of the daily rental of vehicles, principally cars, trucks, and passenger vans, and the retail sale of used cars. Segment information for the year ended December 31, 1995 is as follows:

                                            RETAIL CAR    VEHICLE
                                              SALES        RENTAL     ELIMINATIONS    CONSOLIDATED
                                          ------------  ----------  --------------  --------------
Sales to Unaffiliated Customers  ........    $42,662      $107,067                      $149,729
Intersegment Sales ......................                    4,655      $(4,655)
Operating Revenue .......................     42,662       111,722       (4,655)         149,729
Depreciation and Amortization ...........        193        29,483                        29,676
Income Before Provision for Income Taxes       1,869          (847)                        1,022
Identifiable Assets .....................     30,195       356,127                       386,322

   The Company operated in only the rental segment for the years ended December 31, 1993 and 1994. No one customer represented more than 10% of the Company's consolidated net sales for the years ended December 31, 1993, 1994 and 1995.

                      REPORT OF INDEPENDENT ACCOUNTANTS

BRAC-OPCO, Inc.
Santa Ana, California

   We have audited the accompanying balance sheets of BRAC-OPCO, Inc. (a wholly owned corporation of Budget Rent A Car of Southern California) as of December 31, 1993 and 1994, and the related statements of income, stockholder's equity, and cash flows for each of the three years in the period ended December 31, 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of BRAC-OPCO, Inc. as of December 31, 1993 and 1994, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1994 in conformity with generally accepted accounting principles.

Coopers & Lybrand L.L.P.



Sherman Oaks, California
March 23, 1995

                                BRAC-OPCO, INC.
                                BALANCE SHEETS
                            (DOLLARS IN THOUSANDS)

                            ASSETS
                                                                   DECEMBER 31,
                                                              ---------------------
                                                                  1993       1994
                                                              ----------  ---------
CURRENT ASSETS:
 Cash .......................................................   $  1,442   $  1,159
 Receivables--
  Trade accounts (net of allowance for doubtful accounts of
   $207 in 1993; $234 in 1994) ..............................      2,870      3,295
  Vehicle sales .............................................     13,404      9,691
  Other .....................................................        919      1,120
 Prepaid vehicle licenses ...................................      1,216      1,345
 Other prepaid expenses and current assets ..................        879      1,161
 Rental vehicles (net of accumulated depreciation of
  $9,769 in 1993; $11,319 in 1994) ..........................     99,799    108,622
                                                              ----------  ---------

    TOTAL CURRENT ASSETS ....................................    120,529    126,393

Property and equipment, net of accumulated depreciation  ....      2,040      1,761

OTHER ASSETS:
 Franchise rights at cost (net of accumulated amortization
 of
  $1,114 in 1993; $1,449 in 1994) ...........................     12,307     11,971
 Deposits and other assets ..................................        420        314
                                                              ----------  ---------

    TOTAL ASSETS ............................................   $135,296   $140,439
                                                              ==========  =========

See accompanying notes to financial statements.

                                BRAC-OPCO, INC.
                          BALANCE SHEETS (CONTINUED)
                            (DOLLARS IN THOUSANDS)

     LIABILITIES AND STOCKHOLDER'S EQUITY
                                                     DECEMBER 31,
                                               ----------------------
                                                   1993        1994
                                               ----------  ----------
CURRENT LIABILITIES:
 Vehicle contracts payable ...................   $114,852    $120,110

 Notes payable
  So Cal .....................................        949       1,453
  Robert Steven Investments ..................        133          33
  Other ......................................         58          46

 Accounts payable and accrued expenses  ......      4,685       4,796

 Obligations under capital leases ............        267          25

 Other current liabilities ...................        763       1,288
                                               ----------  ----------

    TOTAL CURRENT LIABILITIES ................    121,707     127,751

LONG-TERM LIABILITIES:
 Notes payable
  So Cal .....................................      7,083       5,801
  Spectrum ...................................      3,558       3,000
  Other ......................................         29
 Obligations under capital leases ............        171          46
                                               ----------  ----------

    TOTAL LIABILITIES ........................    132,548     136,598

Contingencies and commitments (Notes 7 and 8)

STOCKHOLDER'S EQUITY:
 Common stock, no par value--
  Authorized--100,000 shares .................
  Issued and outstanding--3,300 shares  ......      2,783       2,783
 Additional paid-in capital ..................      3,635       3,635
 Deficit .....................................     (3,670)     (2,577)
                                               ----------  ----------
                                                    2,748       3,841
                                               ----------  ----------

    TOTAL LIABILITIES AND STOCKHOLDER'S
 EQUITY ......................................   $135,296    $140,439
                                               ==========  ==========

See accompanying notes to financial statements.

                                BRAC-OPCO, INC.
                             STATEMENTS OF INCOME
                            (DOLLARS IN THOUSANDS)

                                                   YEAR ENDED DECEMBER 31,
                                              -------------------------------
                                                 1992       1993       1994
                                              ---------  ---------  ---------
REVENUES:
 Auto rentals ...............................   $44,391    $56,956    $56,640
 Truck rentals ..............................     4,196      6,886      7,715
 Other ......................................       425        594        700
                                              ---------  ---------  ---------

    TOTAL REVENUES ..........................    49,012     64,436     65,055
                                              ---------  ---------  ---------

OPERATING EXPENSES:
 Direct vehicle expenses--
  Lease expenses ............................       877      1,576      3,140
  Depreciation ..............................    10,786     16,578     19,044
  Interest on vehicle contracts .............     7,731      8,352      8,315
  Other .....................................     7,602     10,205      9,474
  Auto lease income .........................    (1,858)    (2,740)    (4,654)
                                              ---------  ---------  ---------

    TOTAL DIRECT VEHICLE EXPENSES ...........    25,138     33,971     35,319

 Salaries and related overhead ..............    11,241     14,842     14,168
 Occupancy ..................................     5,421      6,785      6,652
 Selling, advertising and promotion  ........     3,602      4,745      4,764
 General and administrative .................     1,528      1,688      1,652
 Bad debts ..................................        78        145        145
 Amortization of franchise rights ...........       255        336        336
 Other interest .............................       304        464        345
                                              ---------  ---------  ---------

    TOTAL OPERATING EXPENSES ................    47,567     62,976     63,381
                                              ---------  ---------  ---------

INCOME FROM OPERATIONS ......................     1,445      1,460      1,674
Other income (expenses):
 Investment income ..........................        24         23         25
 Interest expense--So Cal ...................      (863)      (629)      (606)
                                              ---------  ---------  ---------
    Income before provision for income
 taxes,
     and before extraordinary item ..........       606        854      1,093
Provision for income taxes ..................       264
                                              ---------  ---------  ---------
    Income before extraordinary item  .......       342        854      1,093
Extraordinary item--tax benefit resulting
 from utilization of operating loss
 carryforward ...............................       264
                                              ---------  ---------  ---------

    NET INCOME ..............................   $    606   $    854   $  1,093
                                              =========  =========  =========

See accompanying notes to financial statements.

                               BRAC-OPCO, INC.
                      STATEMENTS OF STOCKHOLDER'S EQUITY
                 FOR THE THREE YEARS ENDED DECEMBER 31, 1994
                  (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)

                                                                       ADDITIONAL
                                                     COMMON STOCK       PAID-IN
                                                 ------------------     CAPITAL
                                                   SHARES    AMOUNT     DEFICIT                  TOTAL
                                                 --------  --------  ------------  ----------
BALANCE AT JANUARY 1, 1992 .....................   1,200     $1,677      $3,435      $(5,130)    $   (18)
Capital contributions from So Cal ..............                            131                     131
Issuance of stock to So Cal in consideration of
 assignment of receivables .....................   2,100      1,106          69                   1,175
Net income .....................................                                         606        606
                                                 --------  --------  ------------  ----------  --------
BALANCE AT DECEMBER 31, 1992 ...................   3,300      2,783       3,635       (4,524)     1,894
Net income .....................................                                         854        854
                                                 --------  --------  ------------  ----------  --------
BALANCE AT DECEMBER 31, 1993 ...................   3,300      2,783       3,635       (3,670)     2,748
Net income .....................................                                       1,093      1,093
                                                 --------  --------  ------------  ----------  --------
BALANCE AT DECEMBER 31, 1994 ...................   3,300     $2,783      $3,635      $(2,577)    $3,841
                                                 ========  ========  ============  ==========  ========


See accompanying notes to financial statements.

                                BRAC-OPCO, INC.
                           STATEMENTS OF CASH FLOWS
                            (DOLLARS IN THOUSANDS)

                                                           YEAR ENDED DECEMBER 31,
                                                   -------------------------------------
                                                       1992         1993         1994
                                                   -----------  -----------  -----------
RECONCILIATION OF NET INCOME TO NET CASH PROVIDED
 BY OPERATING ACTIVITIES:
  Net income .....................................   $      606   $      854   $    1,093
  Adjustments to reconcile net income to net cash
    provided by operating activities--
    Depreciation and amortization ................      17,917       22,182       22,073
    Bad debts ....................................          78          145          145
    (Gain) loss on disposition of assets .........         171         (530)        (796)
    (Increase) in trade receivables ..............        (349)         (28)        (570)
    (Increase) decrease in vehicle
      rebates receivable .........................        (150)         320
    (Increase) decrease in other receivables .....        (311)         (62)        (197)
    (Increase) in prepaid vehicle licenses .......                     (132)        (129)
    (Increase) in prepaid expenses and other
      current assets .............................        (610)          19         (272)
    (Increase) decrease in deposits ..............        (168)          87          (46)
    Increase (decrease) in accounts payable and
      accrued expenses ...........................         994          461          107
    (Decrease) in deferred vehicle rebate income .        (826)        (445)         (51)
    Increase (decrease) in other current
      liabilities ................................         340           (1)         549
                                                   -----------  -----------  -----------
      Net cash provided by operating activities ..      17,692       22,870       21,906
                                                   -----------  -----------  -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Proceeds from sale of rental vehicles ..........     139,525      159,096      140,822
  Repayments of vehicle contracts payable ........    (156,770)    (179,380)    (161,373)
  Payments for purchase of property and equipment         (589)        (480)        (412)
  Proceeds from note receivable ..................                      100          148
  Acquisition of franchise rights ................        (263)
  Proceeds from sale of property and equipment ...          71
                                                   -----------  -----------  -----------
     Net cash used in investing activities .......     (18,026)     (20,664)     (20,815)
                                                   -----------  -----------  -----------

See accompanying notes to financial statements.

                                BRAC-OPCO, INC.
                     STATEMENTS OF CASH FLOWS (CONTINUED)
                            (DOLLARS IN THOUSANDS)

                                                          YEAR ENDED DECEMBER 31,
                                                    ----------------------------------
                                                        1992        1993        1994
                                                    ----------  ----------  ----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Loan from So Cal ................................        314                     729
  Increase (decrease) in interest payable So Cal ..        225    $   (905)       (243)
  Loan from Robert Steven Investments .............        400
  Repayments of principal to--
   So Cal .........................................       (130)       (256)       (793)
   Robert Steven Investments ......................        (50)       (200)       (117)
   Others .........................................       (561)       (271)       (582)
  Payment of obligations under capital leases .....       (197)       (255)       (368)
  Capital contributions from So Cal ...............        131
                                                    ----------  ----------  ----------
     Net cash used in financing activities ........       (132)     (1,887)     (1,374)
                                                    ----------  ----------  ----------
Net increase (decrease) in cash ...................       (202)        319        (283)
Cash, beginning of year ...........................      1,325       1,123       1,442
                                                    ----------  ----------  ----------
Cash, end of year .................................   $   1,123   $   1,442   $   1,159
                                                    ==========  ==========  ==========
SUPPLEMENTAL DISCLOSURE FOR CASH FLOW INFORMATION:
 Cash paid for interest ...........................   $  8,673    $ 10,351    $  9,509
SCHEDULE OF NONCASH INVESTING AND FINANCING
  ACTIVITIES:
  Acquisition of rental vehicles by incurring debt    $192,185    $182,104    $166,165
  Acquisition of franchise rights by incurring debt      3,750
  Acquisition of other assets by incurring debt ...        396
  Acquisition of franchise rights by reducing note
    receivable ....................................                    740
  Acquisition of property and equipment by reducing
    note receivable ...............................                     10
  Issuance of stock to So Cal in consideration of
    assignment of receivables .....................      1,175

See accompanying notes to financial statements.

                               BRAC-OPCO, INC.
                        NOTES TO FINANCIAL STATEMENTS

NOTE 1--ORGANIZATION

   BRAC-OPCO, Inc. (Opco or the Company), a wholly owned subsidiary corporation of Budget Rent A Car of Southern California (So Cal), a California general partnership, was formed on May 23, 1989 to acquire and operate vehicle rental businesses in the name and style of "Budget Rent A Car" as a franchisee of So Cal, and "Budget Rent A Truck" as a franchisee of Transportation and Storage Associates, Inc., an unrelated franchisor.

   So Cal holds the prime franchise rights to operate or sub-franchise auto rental operations in Southern California and certain Nevada territories in the name and style of "Budget Rent A Car". So Cal is owned 75% by The Mirkin Partnership and Mirkin & Family, Inc., and 25% by Rubin Bird and R. & G. Bird, Inc.

NOTE 2 ACQUISITIONS

   The Company has acquired various assets and assumed certain liabilities of several of So Cal's franchisees. Each acquisition was accounted for by the purchase method of accounting. The results of operations of the acquired franchises are included in the Company's statements of income for the periods in which they were owned by the Company.

   Effective August 11, 1992, the Company acquired certain assets, including franchise rights, and assumed certain liabilities of Spectrum Investment Corporation ("Spectrum") for $5,162,000. Spectrum previously operated several franchises in territories covering the San Fernando Valley (including Burbank Airport) and Orange County (other than Orange County Airport) under a franchise agreement with So Cal. The purchase price consisted of $115,000 in cash, $1,297,000 in assumed vehicle contracts payable, and a $3,750,000 note (see Note 6B).

   Effective January 6, 1993, the Company acquired certain assets, including franchise rights, of an existing franchisee of So Cal in territories covering Ventura and Santa Barbara counties for approximately $750,000. The purchase price was paid through the reduction of $750,000 of an existing note receivable which was due from the franchisee.

   In each of the acquisitions, the full purchase price was allocated to tangible assets and franchise rights which are being amortized using the straight line method over 40 years.

NOTE 3--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

A. REVENUE RECOGNITION

   Revenue from vehicle rental operations is recognized as earned under the terms of rental contracts and excludes sales tax. Revenue on open contracts is accrued to the balance sheet date based on the contract rental rates.

B. DEPRECIATION

   Rental vehicles are stated at cost and are classified on the balance sheets as a current asset because, in the ordinary course of business, they are expected to be held for less than one year. Most vehicles are purchased pursuant to guaranteed buy-back agreements with manufacturers, and are depreciated by reference to such buy-back provisions at rates ranging from
 .8% to 2.25% per month in 1992, .85% to 2.5% per month in 1993, and .875% to
2.25% per month in 1994 with the rate most prevalent being approximately 1.5%, 1.6% and 1.8%, in 1992, 1993 and 1994, respectively. Other rental vehicles are depreciated at 2.5% in 1992, and rates ranging from 2.5% to 3% in 1993 and 1994.

   Vehicle rebates from manufacturers are recorded as deferred income on the balance sheet and are amortized as a reduction of depreciation expense over the anticipated holding period of the vehicles which range principally from 6 to 9 months. Depreciation expense is further adjusted by gains or losses on sales of rental vehicles.

                               BRAC-OPCO, INC.
                  NOTES TO FINANCIAL STATEMENTS (CONTINUED)

NOTE 3--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  (Continued)
    Depreciation under "direct vehicle expenses" on the statements of income is summarized as follows (dollars in thousands):

                                          YEAR ENDED DECEMBER 31,
                                     -------------------------------
                                        1992       1993       1994
                                     ---------  ---------  ---------
Depreciation on rental vehicles  ...   $15,512    $19,142    $19,891
Amortization of rebates ............    (4,877)    (2,034)       (51)
Net loss (gain) on sale of vehicles        151       (530)      (796)
                                     ---------  ---------  ---------
                                       $10,786    $16,578    $19,044
                                     =========  =========  =========

   The cost of other property and equipment is depreciated using straight-line and accelerated methods over estimated useful lives ranging from three to 32 years.

C. FRANCHISE RIGHTS

   The Company assesses whether there has been a permanent impairment in the value of franchise rights by considering factors such as expected future operating income and trends, as well as the effects of demand, competition and other economic factors. Management believes no permanent impairment has occurred.

D. VEHICLE LICENSES

   Vehicle license costs are capitalized and are amortized over the expected holding period of the vehicles. The amortization expense is included in "direct vehicle expenses - other" on the statements of income.

E. INCOME TAXES

   Certain items of income and expense are recognized in different periods for income tax and financial reporting purposes. Deferred taxes are provided on such temporary differences. The principal temporary differences relate to depreciation on rental vehicles, vehicle accident claims expenses, bad debts, and amortization of franchise rights.

F. CASH AND CASH EQUIVALENTS

   Cash equivalents are all highly liquid investments with a maturity of three months or less from the date of acquisition.

   The Company maintains its cash in bank accounts which, at times, exceeds federally insured limits. The Company has not experienced any losses in such accounts.

G. AUTO LEASE INCOME

   Opco acts as a conduit in the acquisition of rental vehicles and the leasing of said vehicles to other franchisees of So Cal, to assist such franchisees in the acquisition of fleet. The lease income is reported as a reduction of the related direct vehicle expenses and the net results of this activity is not material to the statements of income.

H. ADVERTISING AND PROMOTION

   Advertising and promotion expenses are reported net of reimbursements from General Motors Corporation under a co-op advertising agreement which expired August 31, 1992 and was not renewed. For the year ended December 31, 1992, the reimbursement totalled $334,000.

                               BRAC-OPCO, INC.
                  NOTES TO FINANCIAL STATEMENTS (CONTINUED)

NOTE 4--PROPERTY AND EQUIPMENT

   Property and equipment, other than rental vehicles, is summarized as follows (dollars in thousands):

                                                       DECEMBER 31,
                                                   ------------------
                                                      1993      1994
                                                   --------  --------
Building improvements ............................   $1,924    $2,157
Furniture, fixtures and equipment ................    2,212     2,484
Vehicles .........................................       52        46
                                                   --------  --------
Total property and equipment (including property
 under capital leases of and $454 in 1993 and
 $165 in 1994) ...................................    4,188     4,687
Less accumulated depreciation and amortization  ..    2,148     2,926
                                                   --------  --------
                                                     $2,040    $1,761
                                                   ========  ========

NOTE 5--VEHICLE CONTRACTS PAYABLE

   The Company purchases and leases its rental vehicles primarily from manufacturers. Financing for the acquisition of the rental vehicles is generally provided by affiliated finance companies of automobile manufacturers. The lenders hold legal title to the vehicles as security for the financing, and have a security interest in all revenue and receivables resulting from vehicle rentals or sales

                               BRAC-OPCO, INC.
                  NOTES TO FINANCIAL STATEMENTS (CONTINUED)

NOTE 5--VEHICLE CONTRACTS PAYABLE  (Continued)
    The terms of the major vehicle financing contracts are summarized as follows:

                                                                   BALANCE AS OF DECEMBER 31,
                                                                   --------------------------
                                                                        1993        1994
                                                                    ----------  ----------
                                                                     (DOLLARS IN THOUSANDS)
GMAC--prime plus .75%, with monthly principal payments of
 approximately $1,193,000 and $871,000, respectively. The maximum allowable borrowings under this line are $100 million and $75
 million in 1993 and 1994, respectively. ..........................   $  75,126   $  59,823
Volvo Car Finance, Inc.--prime plus .75% for program vehicles, and
 1% above prime for non-program vehicles, with monthly principal payments of approximately $440,000 and $680,000, respectively.
 The maximum allowable borrowings under this line are $60 million.      23,686      35,241
Ford Motor Credit Corp.--prime plus 1%, with monthly principal payments of approximately $139,000 and $173,000, respectively.
 The maximum allowable borrowings under this line are $26.5
 million, including other franchisees' borrowings. There were no other franchisees' borrowings outstanding at December 31, 1993
 and 1994. ........................................................      3,346       8,294
1st Source Bank--Trucker's Bank Plan - prime plus .75% to 1%, with monthly principal payments of approximately $92,000 and $88,000, respectively. The maximum allowable borrowings under this line
 are $7 million. ..................................................      5,613       4,192
First Los Angeles Bank--prime plus 1%, with monthly principal payments of approximately $29,000 and $193,000, respectively. The maximum allowable borrowings under this line are $2 million and
 $9 million in 1993 and 1994, respectively. .......................      1,480       5,623
Associates Commercial Corporation--at rates of 8.5% to 8.75%, with monthly principal payments of approximately $35,000 and $68,000,
 respectively. ....................................................      1,820       2,701
So Cal--prime less .25%, with monthly principal payments of
 approximately $16,000. ...........................................         --         466
Robert Steven Investments--greater of 12.5% or Union Bank's
 reference rate plus 2.5%, with monthly principal payments of approximately $39,000. (See Note 6A for description of
 relationship.) ...................................................        307          --
Navistar Financial Corp.--at a rate of 7.75% with principal
 payments of approximately $85,000 and $105,000, respectively.  ...      3,474       3,770
                                                                    ----------  ----------
                                                                      $114,852    $120,110
                                                                    ==========  ==========

   Interest is paid monthly on all of the vehicle financing contracts.

   Certain loan agreements contain provisions limiting the amount that can be used to finance "risk vehicles" (other than manufacturer's buy-back program eligible vehicles), and the GMAC agreement contains a provision which could limit the amount of distributions to the partners of So Cal and provides, under certain circumstances, for a prepayment premium of 3% of any principal paid in advance.

   Included above is approximately $13.4 and $9.7 million of debt related to vehicles which had been sold as of December 31, 1993 and 1994, respectively. This debt is repaid from the collections of the vehicle sales receivables, which are included in current assets. Approximately $1.2 million and $957,000 of the

                               BRAC-OPCO, INC.
                  NOTES TO FINANCIAL STATEMENTS (CONTINUED)

NOTE 5--VEHICLE CONTRACTS PAYABLE  (Continued)

outstanding debt as of December 31, 1993 and 1994 respectively, was for the financing of vehicle licenses, which is related to prepaid vehicle licenses, included in current assets, at December 31, 1993 and 1994.

   The entire balance of the vehicle financing obligations is classified as a current liability on the balance sheets because, in the ordinary course of business, the obligations are expected to be repaid within one year. However, contractually vehicle finance obligations are repayable at varying monthly rates of up to 2.25% of the loan.

   So Cal guarantees the majority of the above loans.

NOTE 6--NOTES PAYABLE

A. ROBERT STEVEN INVESTMENTS (RSI)

   As of December 31, 1993 and 1994, Opco was indebted to RSI, a partnership of Rubin Bird (a partner of So Cal) and his children, in the amount of $150,000 and $33,333, respectively under a note bearing interest at the rate of 12.5% or 2.5% over prime, whichever is greater. The December 31, 1994 balance is payable in monthly installments of $16,667 plus interest at a rate of 9% per annum. This promissory note is guaranteed by So Cal and collateralized by certain equipment.

B. SPECTRUM

   In connection with the acquisition of assets from Spectrum and Cal Fleet, Opco is indebted to Spectrum in the original amount of $3,750,000 evidenced by a promissory note bearing interest, payable quarterly, at 8% per annum. Principal is payable in five equal annual installments of $750,000 commencing August 11, 1995; however, the Company has prepaid $704,000 of principal as of December 31, 1994, which reduces the principal payment otherwise due August 11, 1995. This note is guaranteed by So Cal and collateralized by the franchise right to the territories purchased. The balance as of December 31, 1993 and 1994 was $3,558,000 and $3,046,000, respectively.

C. SUMMARY OF DEBT MATURITIES

   Notes payable are scheduled to mature as of December 31, 1994 as follows (dollars in thousands):

                                           RSI    SPECTRUM    TOTAL
                                         -----  ----------  -------
Current portion ........................ $33       $    46   $    79
                                         -----  ----------  -------
Long-term portion, maturing as follows:
 1996 .................................. --           750       750
 1997 .................................. --           750       750
 1998 .................................. --           750       750
 1999 .................................. --           750       750
 2000 and after ........................ --            --        --
                                         -----  ----------  -------
                                         --         3,000     3,000
                                         -----  ----------  -------
    Total .............................. $33       $3,046    $3,079
                                         =====  ==========  =======

   For current and long-term portion of notes payable to So Cal (see Note
11).

NOTE 7--CONTINGENCIES

A. VEHICLE ACCIDENT CLAIMS

   Under California law, Opco is permissively uninsured with respect to bodily injury and property damage claims arising from accidents involving its vehicles. Except as further provided below, the

                               BRAC-OPCO, INC.
                  NOTES TO FINANCIAL STATEMENTS (CONTINUED)

NOTE 7--CONTINGENCIES  (Continued)

Company's liability generally will not exceed $35,000 per incident when the accident is solely the responsibility of the renter or an unrelated third party. The Company's special legal counsel, engaged specifically to deal with these matters, advises that when such renter has insurance - which is the case in approximately 85% of incidents - the Company has little, if any, potential liability. However, in at least the following three circumstances the Company could have unlimited liability mitigated by insurance coverage as indicated:

   1) Product liability - e.g., if a rented vehicle had not been properly maintained.

   2) Employee negligence - e.g., an accident caused by an employee of the Company.

   3) Negligent entrustment - e.g., renting a vehicle to a customer who, at the time of the rental, is under the influence of alcohol or other controlled substances.

   With respect to either product liability or employee negligence, the Company carries $1,000,000 of primary insurance coverage and an additional $2,000,000 of excess liability coverage.

   Based on the advice of special legal counsel, as well as the Company's recent experience, management has established what it believes to be an adequate provision for estimated losses on known and unreported claims at December 31, 1993 and 1994 totaling $875,000 and $850,000, respectively, which are included in "accounts payable and accrued expenses" on the balance sheets.

B. LEGAL ACTIONS

   The Company is party to a number of legal actions arising in the ordinary course of its business. In management's opinion, based on advice of outside legal counsel, the Company has adequate legal defenses and/or insurance coverage respecting each of these actions and they will not have a material adverse effect on the Company's operations or financial condition.

C. GROUP MEDICAL PLAN

   The Company maintains a group medical insurance plan which, if terminated, would have resulted in a liability as of December 31, 1994 in the amount of approximately $266,000 in the form of a supplemental premium.

NOTE 8--LEASE COMMITMENTS

   Opco leases numerous branch offices and other facilities under operating leases, and various equipment and building improvements under capital leases. The operating leases expire from 1995 to 2004, without regard to renewal options extending beyond such dates. Various leases require payments in excess of minimum base rent for property taxes, insurance, maintenance, and cost of living escalations; or for overages based on percentage of sales. Total rent expense for the years ended December 31, 1992, 1993, and 1994 was approximately $3,900,000, $4,900,000, and $4,900,000, respectively.

   So Cal operates certain of its properties under noncancelable operating leases that, in addition to fixed rental payments, contain escalation clauses that require the tenants to pay for real estate taxes and operating costs.

                               BRAC-OPCO, INC.
                  NOTES TO FINANCIAL STATEMENTS (CONTINUED)

NOTE 8--LEASE COMMITMENTS  (Continued)

    Future minimum annual payments under capital and operating leases as of December 31, 1994 were as follows (dollars in thousands):

                                                          CAPITAL    OPERATING
YEAR                                                      LEASES      LEASES
- ------------------------------------------------------  ---------  -----------
1995 .................................................. $33            $3,274
1996 ..................................................  32             1,717
1997 ..................................................  19             1,149
1998 ..................................................  --               435
1999 ..................................................  --               317
Subsequent years ......................................  --             1,159
                                                        ---------  -----------
  Total minimum lease payments ........................  84            $8,051
                                                                   ===========
Less amount representing interest (rate equals 12.66%)   13
                                                        ---------
  Total obligations under capital leases ..............  71
  Less current portion ................................  25
                                                        ---------
  Long-term obligations under capital leases  ......... $46
                                                        =========

   Opco leases five if its branch office and facilities from So Cal under operating leases which expire from 1995 to 2004, without regard to renewal options extending beyond such dates. Opco paid $243,000, $195,000 and $185,000 in rent to So Cal for the years ended December 31, 1992, 1993 and 1994, respectively.

NOTE 9--RETIREMENT PLAN

   Opco maintains a noncontributory qualified deferred compensation ("401K") plan which enables eligible employees to set aside a portion of their salaries as a contribution to the plan.

NOTE 10--INCOME TAXES

   No net provision for federal or state income taxes has been made due to the utilization of net operating loss carryforwards.

   As of December 31, 1994, for income tax purposes, Opco's federal and state net operating loss carryforwards were approximately $19.4 million and $3.5 million, respectively, which will expire during the years 1995 - 2009. U.S. tax rules impose limitations on the use of net operating losses following certain changes in ownership (see Note 13).

   Effective January 1, 1993, the Company changed its method of accounting for income taxes from the deferred method to the liability method required by Statement of Financial Accounting Standard No. 109, "Accounting of Income Taxes" (SFAS 109). As permitted under the new rules, the prior period's financial statements have not been restated.

   Under SFAS 109, the liability method is used in accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. Prior to the adoption of SFAS 109, income tax expense was determined using the deferred method. Deferred tax expense was based on items of income and expense that were reported in different years in the financial statements and tax returns and were measured at the tax rate in effect in the year the difference originated.

                               BRAC-OPCO, INC.
                  NOTES TO FINANCIAL STATEMENTS (CONTINUED)

NOTE 10--INCOME TAXES  (Continued)

    There was no cumulative or current effect of initial adoption of SFAS 109, on the net income or income tax expense for the year ended December 31, 1993.

   Deferred income taxes reflect the net tax effect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

   The Company's deferred tax assets and liabilities at December 31, 1993 and 1994 are as follows (dollars in thousands):

                                       1993       1994
                                    ---------  ---------
Deferred tax assets:
 Vehicle related accruals .........  $    771   $    579
 Other items ......................       566        557
 Net operating loss carryforwards       8,118      7,177
 Valuation allowance ..............    (3,539)    (3,508)
                                    ---------  ---------
                                        5,916      4,805
Deferred tax liabilities:
 Depreciation of fleet ............    (4,759)    (3,298)
 Amortization of franchise rights      (1,157)    (1,507)
                                    ---------  ---------
    Net ...........................  $      0   $      0
                                    =========  =========

   A full valuation allowance has been established as the potential deferred tax asset above may not be realized.

   A reconciliation between the Company's effective tax rate and the federal income tax rate is as follows:

                                                        1992      1993      1994
                                                     --------  --------  --------
Federal income tax rate ............................  34.0%        35.0%     35.0%
State taxes, net of federal effect .................   6.3          6.6       6.0
Notes receivable and other assets with no tax basis   --            4.8       8.9
Net operating loss carryforwards ................... (41.0)       (47.8)    (52.7)
Other, net .........................................    .7          1.4       2.8
                                                     --------  --------  --------
Total ..............................................     0%           0%        0%
                                                     ========  ========  ========

NOTE 11--OTHER RELATED PARTY TRANSACTIONS

   As of December 31, 1993 and 1994, Opco's total indebtedness to So Cal was $8,032,000 and $7,254,000, respectively. The outstanding balance is comprised of various loans in connection with the financing of one of Opco's initial acquisitions as well as Opco's working capital needs.

                               BRAC-OPCO, INC.
                  NOTES TO FINANCIAL STATEMENTS (CONTINUED)

NOTE 11--OTHER RELATED PARTY TRANSACTIONS  (Continued)
    The notes and loans payable to So Cal are summarized as follows (dollars in thousands):




                             MONTHLY
                             PAYMENT
                            (INCLUDING
INTEREST                  PRINCIPAL AND
  RATE        TERM           INTEREST)
- --------  ------------ -----------------
8.0%        Demand       $130
11.5%       Due 10/96       4
- --          --           --





[TABLE CONTINUED FROM ABOVE]


       1993                    1994

- ----------------------  -----------------------
 CURRENT     LONG-TERM   CURRENT   LONG-TERM
 PORTION      PORTION    PORTION    PORTION
- ----------  ----------- --------- -------------
   $662       $6,993      $1,185      $5,755
     40           90          44          46
    247           --         224          --
- ---------  -----------  ---------  -----------
   $949       $7,083      $1,453      $5,801
=========  ===========  =========  ===========


   Both interest and principal on the 8% promissory notes are payable on demand, or if no demand is made, then the entire balance of unpaid principal and interest is due upon either the sale of more than 49% of the stock of Opco, or substantially all of its assets. No demand has been made and, accordingly, management has classified this liability between current and long-term based on the principal that was anticipated, to be paid within one year (See Note 13). Interest expense to So Cal for the years ended December 31, 1992, 1993, and 1994, was approximately $863,000, $629,000, and $606,000, respectively.

   So Cal has waived its rights to receive franchise fees from Opco until all of the above debt has been repaid.








   In addition, Opco was contingently liable to So Cal, which in turn was contingently liable with respect to certain bank letters of credit issued in the approximate amount of $672,000 as of December 31, 1994 relating to Opco's operations.

   Opco has not been charged for any of So Cal's salaries or other administrative expenses.

NOTE 12--SUBSEQUENT EVENT

   BRAC SOCAL Funding Corporation (Funding Corp.) was formed in December 1994 as a wholly-owned subsidiary of Opco for the purpose of purchasing vehicles and leasing them to Opco and certain other franchisees of So Cal. In March 1995, Funding Corp. issued $40 million of floating rate rental car asset backed notes under a private placement memorandum. In conjunction with this financing, Opco also borrowed $4.5 million from First Los Angeles Bank which was used in part, together with the $40 million, to pay down approximately $42.9 million of the GMAC outstanding vehicle debt (see Note 5).

   Concurrent with the GMAC Corporation prepayment described above, the Company entered into an agreement with GMAC to modify the prepayment clause of the vehicle financing agreement. Under the original agreement the Company would have been subject to a premium of approximately $1.3 millon resulting from the prepayment (see Note 5).

   Under the new agreement, this premium is allocated over the next six years, approximately $215,000 each year. However, the annual premium is waived entirely if the Company maintains an average debt balance of $25 million during that year. If the average debt balance during any given year falls between $20 million and $25 million, a prorated amount of the premium is due GMAC for that year. The full annual premium is due for any year during which the average debt balance falls below $20 million.

NOTE 13--TEAM ACQUISITION (UNAUDITED)

   On April 10, 1995, an agreement in principle between So Cal and Team Rental Group, Inc. (Team) was announced regarding the acquisition by Team or its affiliate of all of Opco's outstanding stock for shares of Team stock to be issued.

                               BRAC-OPCO, INC.
                          CONSOLIDATED BALANCE SHEET
                              SEPTEMBER 30, 1995
                            (DOLLARS IN THOUSANDS)


                     ASSETS                       (UNAUDITED)
Cash and cash equivalents ......................   $    421
Restricted cash ................................     21,769
Trade receivables, net .........................      3,063
Vehicle receivables, net .......................      1,011
Notes receivable ...............................         81
Revenue earning vehicles, net ..................     95,390
Property and equipment, net ....................      1,175
Franchise rights, net ..........................     11,719
Other assets ...................................      3,549
                                                 -----------
 Total assets ..................................   $138,178
                                                 ===========
          LIABILITIES AND STOCKHOLDERS'
                      EQUITY
LIABILITIES:
Vehicle obligations--banks, finance companies  .   $ 79,073
Vehicle obligations--fleet financing facilities      40,000
Accounts payable ...............................      1,766
Accrued and other liabilities ..................      2,873
Auto liability .................................      1,858
Notes due to sellers of acquired businesses  ...      9,500
                                                 -----------
 Total liabilities .............................    135,070
STOCKHOLDERS' EQUITY:
Common stock ...................................      2,783
Additional paid-in-capital .....................      6,470
Accumulated deficit ............................     (6,145)
                                                 -----------
 Total stockholders' equity ....................      3,108
                                                 -----------
    Total liabilities and stockholders' equity     $138,178
                                                 ===========

                                BRAC-OPCO, INC.
                     CONSOLIDATED STATEMENT OF OPERATIONS
                        (DOLLAR AMOUNTS IN THOUSANDS)


                                                     NINE MONTHS ENDED
                                                       SEPTEMBER 30,
                                                  ----------------------
                                                       (UNAUDITED)
                                                      1995       1994
                                                   ---------  ----------
Operating Revenues ..............................   $49,121     $52,698
Operating Expenses:
 Direct vehicle and operating ...................     4,949       7,479
 Depreciation/Lease--vehicles ...................    18,123      16,019
 Depreciation--nonvehicle .......................       545         310
 Advertising, promotion and selling .............     3,988       3,573
 Facilities .....................................     4,885       5,133
 Personnel ......................................    10,209      10,715
 General and administrative .....................     1,539       1,383
 Amortization ...................................       251         252
                                                  ----------  ---------
  Total operating expenses ......................    44,489      44,864
                                                  ----------  ---------
Operating income ................................     4,632       7,834
Other (income) expense:
  Vehicle interest ..............................     7,587       6,058
  Other interest ................................       640         731
  Interest income ...............................       (27)        (18)
                                                  ----------  ---------
   Total other expenses .........................     8,200       6,771
Income (loss) before provision for income taxes      (3,568)      1,063
Provision (benefit) for income taxes ............
                                                  ----------  ---------
Net income (loss) ...............................   $(3,568)    $ 1,063
                                                  ==========  =========

                               BRAC-OPCO, INC.
          CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
              FOR THE NINE-MONTH PERIOD ENDED SEPTEMBER 30, 1995
                                 (UNAUDITED)

                                                          RETAINED
                                           ADDITIONAL     EARNINGS          TOTAL
                                 COMMON     PAID-IN     (ACCUMULATED    STOCKHOLDERS'
                                 STOCK      CAPITAL       DEFICIT)         EQUITY
                               --------  ------------  -------------  ---------------
                                            (DOLLAR AMOUNTS IN THOUSANDS)
Balance at December 31, 1994     $2,783      $3,635        $(2,577)        $ 3,841
Net income ...................                              (3,568)         (3,568)
Capital contribution .........                2,835                          2,835
                               --------  ------------  -------------  ---------------
Balance at September 30, 1995    $2,783      $6,470        $(6,145)        $ 3,108
                               ========  ============  =============  ===============

                               BRAC-OPCO, INC.
                    CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (UNAUDITED)

                                                           FOR THE NINE-MONTHS
                                                       PERIODS ENDED SEPTEMBER 30,
                                                            1995         1994
                                                        -----------  -----------
                                                            (DOLLAR AMOUNTS IN
                                                                THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss) .....................................   $  (3,568)   $   1,063

Adjustments to reconcile net income (loss) to net cash
 provided by operating activities:
Depreciation & amortization ...........................      20,600       15,770
Changes in operating assets and liabilities:
 Accounts receivable ..................................       8,912         (176)
 Other receivable .....................................       1,039         (274)
 Other assets .........................................        (729)         215
 Accounts payable .....................................      (3,030)        (658)
 Auto liability .......................................       1,858
 Other liabilities ....................................       1,514         (165)
                                                        -----------  -----------
  Total adjustments ...................................      30,164       14,712
                                                        -----------  -----------
 Net cash provided by operating activities ............      26,596       15,775

CASH FLOWS FROM OPERATING ACTIVITIES:
Restricted cash .......................................     (21,769)
Proceeds from sale of revenue-earning vehicles  .......      96,450      106,079
Purchases of revenue-earning vehicles .................    (102,736)    (120,518)
Purchases of equipment and improvements ...............        (244)        (346)
                                                        -----------  -----------
 Net cash used in investing activities ................     (28,299)     (14,785)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from borrowings under notes payable  .........      40,750          200
Principal payments:
 Vehicle obligations ..................................     (38,202)      (1,067)
 Borrowings ...........................................      (1,583)
 Capital leases .......................................                     (346)
                                                        -----------  -----------
Net cash provided by (used in) financing activities  ..         965       (1,213)
Net decrease in cash and cash equivalents .............        (738)        (223)
Cash and cash equivalents, beginning of period  .......       1,159        1,372
                                                        -----------  -----------
Cash and cash equivalents, end of period ..............   $     421    $   1,149
                                                        ===========  ===========

                         INDEPENDENT AUDITOR'S REPORT

To the Board of Directors
Arizona Rent-A-Car Systems, Inc. and Subsidiary

   We have audited the accompanying consolidated balance sheets of Arizona Rent-A-Car Systems, Inc. and Subsidiary as of February 28, 1994 and 1995, and February 29, 1996, and the related consolidated statements of income (loss) and retained earnings, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Arizona Rent-A-Car Systems, Inc. and Subsidiary as of February 28, 1994 and 1995, and February 29, 1996, and the results of their operations and their cash flows for the years then ended, in conformity with generally accepted accounting principles.

   As discussed in Note 2 to the consolidated financial statements, the Company changed its method of computing depreciation for rental vehicles in 1996.

Michael Silver & Company
Certified Public Accountants
Skokie, Illinois
May 3, 1996

                ARIZONA RENT-A-CAR SYSTEMS, INC. AND SUBSIDIARY
                         CONSOLIDATED BALANCE SHEETS

                                                       FEBRUARY 28,    FEBRUARY 28,    FEBRUARY 29,
                       ASSETS                              1994            1995            1996
                                                     --------------  --------------  --------------
                                                                        (IN 000'S)
Cash ...............................................     $   947         $   775         $   571
Trade and vehicle receivables (net of allowance for
 doubtful accounts of $60, $83 and $316,
 respectively) .....................................       5,437           5,340           3,066
Used vehicle inventory .............................       1,756           1,392              --
Prepaid expenses ...................................       1,451           2,043           1,308
Other assets .......................................         223             277              83
Goodwill, net of amortization ......................         468             448             429
Cash surrender value of officer's life insurance  ..          --             182              --
Refundable income taxes ............................          --             998              --
Deferred income taxes ..............................          --              --             245
Other intangibles, net of amortization .............          57              40              28
                                                     --------------  --------------  --------------
                                                          10,339          11,495           5,730
                                                     --------------  --------------  --------------
Rental vehicles ....................................      82,384          80,731          73,181
Less: accumulated depreciation .....................       6,147           5,012           6,245
                                                     --------------  --------------  --------------
                                                          76,237          75,719          66,936
                                                     --------------  --------------  --------------
Net property and equipment .........................       7,017           7,025           5,406
                                                     --------------  --------------  --------------
  TOTAL ASSETS .....................................     $93,593         $94,239         $78,072
                                                     ==============  ==============  ==============

                                                   FEBRUARY 28,    FEBRUARY 28,    FEBRUARY 29,
      LIABILITIES AND STOCKHOLDERS' EQUITY             1994            1995            1996
                                                 --------------  --------------  --------------
                                                                    (IN 000'S)
LIABILITIES
 Cash overdraft ................................     $     --        $   952         $     --
 Notes payable -- rental vehicles ..............      76,816          76,695          68,007
 Notes payable -- floor plan ...................       1,062           1,027              --
 Notes payable -- other ........................       1,682           1,488              --
 Accounts payable and accrued expenses  ........       2,845           2,710           2,305
 Vehicle self-insurance reserve ................       1,373           1,331           2,298
 Other liabilities .............................         611             642           1,991
 Income taxes payable ..........................         350              --              50
 Deferred income taxes .........................       1,495           2,175              --
                                                 --------------  --------------  --------------
  TOTAL LIABILITIES                                   86,234          87,020          74,651
                                                 --------------  --------------  --------------
STOCKHOLDERS' EQUITY
 Common stock -- no par value; 2,000 shares
  authorized; 667 shares issued and outstanding           67              67              67
 Additional paid-in capital ....................         493             493             493
 Retained earnings .............................       6,799           6,659           2,861
                                                 --------------  --------------  --------------
  TOTAL STOCKHOLDERS' EQUITY ...................       7,359           7,219           3,421
                                                 --------------  --------------  --------------
  TOTAL LIABILITIES AND   STOCKHOLDERS' EQUITY       $93,593         $94,239         $78,072
                                                 ==============  ==============  ==============

The accompanying notes are an integral part of these consolidated financial statements.

               ARIZONA RENT-A-CAR SYSTEMS, INC. AND SUBSIDIARY
        CONSOLIDATED STATEMENTS OF INCOME (LOSS) AND RETAINED EARNINGS
                             FOR THE YEARS ENDED,

                                                       FEBRUARY 28,    FEBRUARY 28,    FEBRUARY 29,
                                                           1994            1995            1996
                                                     --------------  --------------  --------------
                                                                        (IN 000'S)
Revenue ............................................     $49,934         $51,427         $47,337
Direct expenses ....................................      25,203          28,417          30,039
                                                     --------------  --------------  --------------
Gross profit .......................................      24,731          23,010          17,298
Operating expenses .................................      22,907          22,632          22,187
                                                     --------------  --------------  --------------
Income (loss) from continuing operations before
 provision (benefit) for income taxes and
 cumulative effect of a change in accounting
 principle .........................................       1,824             378          (4,889)
Provision (benefit) for income taxes ...............       1,037              97          (1,880)
                                                     --------------  --------------  --------------
Income (loss) from continuing operations before
 cumulative effect of a change in accounting
 principle .........................................         787             281          (3,009)
Cumulative effect on prior years of changing to
 different depreciation method (less applicable
 income taxes of $215--see note 2) .................          --              --            (335)
                                                     --------------  --------------  --------------
Income (loss) from continuing operations  ..........         787             281          (3,344)
Loss from discontinued operations (less applicable
 income taxes of $272, $146 and $179, respectively)         (202)           (421)           (284)
                                                     --------------  --------------  --------------
Net income (loss) ..................................         585            (140)         (3,628)
Retained earnings--beginning of year ...............       6,214           6,799           6,659
Divident paid to stockholder .......................          --              --            (170)
                                                     --------------  --------------  --------------
Retained earnings--end of year .....................     $ 6,799         $ 6,659         $ 2,861
                                                     ==============  ==============  ==============

The accompanying notes are an integral part of these consolidated financial statements.

APITAL PRINTING SYSTEMS]

                ARIZONA RENT-A-CAR SYSTEMS, INC. AND SUBSIDIARY
                    CONSOLIDATED STATEMENTS OF CASH FLOWS
                             FOR THE YEARS ENDED,

                                                      FEBRUARY 28,    FEBRUARY 28,    FEBRUARY 29,
                                                          1994            1995            1996
                                                    --------------  --------------  --------------
                                                                       (IN 000'S)
INCREASE (DECREASE) IN CASH
  Cash flows from operating activities:
   Net income (loss) ..............................     $   585         $  (140)        $(3,628)
                                                    --------------  --------------  --------------
   Adjustments to reconcile net income (loss) to
   net  cash provided by operating activities:
    Depreciation and amortization .................      16,998          14,102          15,492
    (Gain) loss on sale of rental vehicles and
     property and equipment  ......................      (7,723)         (2,570)            137
    Deferred income taxes .........................          80             680          (2,420)
    Changes in operating assets and liabilities:
     (Increase)/decrease in:
      Trade and vehicle receivables ...............        (645)             98           2,274
      Used vehicle inventory ......................      (1,755)            363           1,392
      Prepaid expenses ............................        (543)           (592)            735
      Other assets ................................           6             (69)             14
      Cash surrender value of officer's life
       insurance  .................................          --            (182)             --
      Refundable income taxes .....................          --            (998)            998
     Increase/(decrease) in:
      Cash overdraft ..............................      (2,062)            952            (953)
      Accounts payable, accrued expenses and
       other liabilities  .........................       1,022            (145)          1,911
      Income taxes payable ........................         335            (350)             50
                                                    --------------  --------------  --------------
       TOTAL ADJUSTMENTS ..........................       5,713          11,289          19,630
                                                    --------------  --------------  --------------
       NET CASH PROVIDED BY      OPERATING
   ACTIVITIES  ....................................       6,298          11,149          16,002
                                                    --------------  --------------  --------------

                                                      FEBRUARY 28,    FEBRUARY 28,    FEBRUARY 29,
                                                          1994            1995            1996
                                                    --------------  --------------  --------------
 Cash flows from investing activities:
  Proceeds from sale of rental vehicles  ..........       95,772          82,437          75,477
  Purchases of rental vehicles ....................      (83,614)       (104,331)        (58,352)
  Purchases of property and equipment .............       (1,290)           (676)           (114)
                                                    --------------  --------------  --------------
    NET CASH PROVIDED BY (USED IN)     INVESTING
 ACTIVITIES .......................................       10,868         (22,570)         17,011
                                                    --------------  --------------  --------------
 Cash flows from financing activities:
  Proceeds from issuance of debt ..................       91,765         107,867          74,548
  Payment of debt .................................     (109,162)        (96,583)       (106,738)
  Net payments of notes payable -- floor plan  ....        1,062             (35)         (1,027)
                                                    --------------  --------------  --------------
    NET CASH PROVIDED BY (USED IN)     FINANCING
 ACTIVITIES .......................................      (16,335)         11,249         (33,217)
                                                    --------------  --------------  --------------
NET INCREASE (DECREASE) IN CASH ...................          831            (172)           (204)
CASH--BEGINNING OF YEAR ...........................          116             947             775
                                                    --------------  --------------  --------------
CASH--END OF YEAR .................................    $     947       $     775       $     571
                                                    ==============  ==============  ==============
Supplemental disclosures of cash flow information:
 Cash paid (received) during the year for:
  Interest ........................................    $   4,138       $   5,140       $   5,455
                                                    ==============  ==============  ==============
  Income taxes ....................................    $     350       $     619       $    (902)
                                                    ==============  ==============  ==============

Non-cash investing and financing activities:

   The Company acquired vehicles under capital lease agreements totaling $22,658, $7,842 and $30,398 in the years ended 1994, 1995 and 1996, respectively. The Company also disposed of vehicles, with a net book value of approximately $19,400 and $7,000, under capital lease agreements during the years ended 1995 and 1996, respectively.

   The Company distributed a non-cash dividend to its former stockholder totaling $170 during the year ended 1996. This dividend consisted of assets in excess of liabilities owed to the former stockholder.

The accompanying notes are an integral part of these consolidated financial statements.

               ARIZONA RENT-A-CAR SYSTEMS, INC. AND SUBSIDIARY
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              FEBRUARY 28, 1994 AND 1995, AND FEBRUARY 29, 1996
                                  (IN 000S)

NOTE 1--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

   DESCRIPTION OF BUSINESS--Arizona Rent-A-Car Systems, Inc. (the Company) is engaged in the business of the daily rental of vehicles, including cars, trucks and passenger vans. The Company operates as the exclusive licensee of Budget Rent-A-Car Corporation (BRAC) for the state of Arizona. The Company is obligated to pay certain monthly fees and meet certain other requirements defined in the license agreement.

   On February 27, 1996, Team Rental Group, Inc. (TEAM) purchased all of the outstanding stock of the Company. TEAM owns and operates Budget vehicle rental franchises granted by BRAC.

   BASIS OF PRESENTATION--The consolidated financial statements include the accounts of the Company and BRAC Car Sales, Inc., a wholly-owned subsidiary of the Company. BRAC Car Sales, Inc. ceased operations in May 1995 and their financial results have been reflected in the financial statements as discontinued operations for 1994, 1995 and 1996. All significant inter-company accounts and transactions have been eliminated.

   USE OF ESTIMATES--The preparation of financial statements in conformity with generally accepted accounting principles requires Company management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

   RENTAL VEHICLES--Rental vehicles are stated at cost less related discounts and are depreciated over their estimated economic lives or at rates corresponding to the manufacturers' repurchase program guidelines, where applicable. Depreciation rates range from 1% to 3% per month. Management periodically reviews depreciable lives and rates based on a variety of factors including general economic conditions and estimated holding periods of the vehicles. Gains and losses upon the sale of rental vehicles are recorded as an adjustment to depreciation expense.

   PROPERTY AND EQUIPMENT--Property and equipment are recorded at cost. Depreciation is being provided on the straight-line and accelerated methods over the following estimated useful lives:

 Buildings                                     31 years
Equipment, furniture and fixtures              3 - 10 years
                                               lesser of estimated useful lives or terms of
Capital leases and leasehold improvements      related leases

   GOODWILL AND OTHER INTANGIBLES--Goodwill represents the excess of purchase price over the fair value of identifiable net assets acquired and is being amortized using the straight-line method over forty years. Other intangibles represent acquisition costs of sub-franchisees allocated to franchise agreements, customer lists and other items, and are being amortized on the straight-line method over their estimated lives, ranging from five to ten years.

   VEHICLE SELF-INSURANCE RESERVE--At February 29, 1996, the Company has automobile liability insurance coverage of up to $1,000 with a $300 retention per occurrence with respect to personal injury and damage claims arising from the use of its vehicles . The Company estimates and records reserves on all reported claims. The Company provides reserves on claims incurred but not reported based on actuarial estimates. The actuarially determined reserves are necessarily based on estimates, and while management believes that the amounts are adequate, the ultimate liability may be in excess of, or less than, the amounts provided. Such estimates are reviewed and evaluated in light of emerging claim experience and existing circumstances. Any changes in estimates from this review process are reflected in operations currently.

               ARIZONA RENT-A-CAR SYSTEMS, INC. AND SUBSIDIARY
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
              FEBRUARY 28, 1994 AND 1995, AND FEBRUARY 29, 1996
                                  (IN 000S)
NOTE 1--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  (Continued)
    ADVERTISING, PROMOTION AND SELLING--Advertising, promotion and selling expenses are charged to expense as incurred. The Company incurred advertising expense of $1,055, $521 and $335 in 1994, 1995 and 1996, respectively.

   INCOME TAXES--Deferred income taxes are provided in amounts sufficient to give effect to timing differences between financial and tax reporting, principally related to depreciation of rental vehicles and property and equipment, self-insurance reserves and income tax credit carryforwards.

   RECLASSIFICATIONS--Certain reclassifications have been made to the 1994 and 1995 consolidated statements to conform to the 1996 presentation.

NOTE 2--CHANGE IN DEPRECIATION METHOD OF RENTAL VEHICLES

   Depreciation of rental vehicles has been computed using the number of days method for the year ended February 29, 1996. Depreciation in prior years was computed using the number of months method. The new method of depreciation was adopted to more accurately reflect the holding cost of rental vehicles. Pro-forma amounts have not been included due to immateriality.

NOTE 3--CHANGE IN ACCOUNTING ESTIMATE

   During the year ended February 28, 1995, the Company revised the estimated rate of depreciation of capital assets. If the Company would have continued to use the prior depreciation rates the Company's net loss before income taxes for the year ended February 28, 1995 would have been increased by approximately $750. The effect for the year ended February 29, 1996 of the revised estimated rate of depreciation of capital leases cannot be accurately determined.

NOTE 4--OTHER PROPERTY AND EQUIPMENT

   Other property and equipment consisted of the following as of:

                                                   FEBRUARY 28,    FEBRUARY 28,    FEBRUARY 29,
                                                       1994            1995            1996
                                                 --------------  --------------  --------------
Land ...........................................      $1,303         $ 1,303          $1,303
Buildings ......................................       3,327           1,679           1,680
Leasehold improvements .........................       1,443           3,419           3,102
Furniture and fixtures .........................         415             434             881
Signs ..........................................         174             202             174
Equipment ......................................       2,413           2,683           2,112
Computer software ..............................         627             658             651
                                                 --------------  --------------  --------------
                                                       9,702          10,378           9,903
Less accumulated depreciation and amortization         2,685           3,353           4,497
                                                 --------------  --------------  --------------
  OTHER PROPERTY AND EQUIPMENT--NET ............      $7,017         $ 7,025          $5,406
                                                 ==============  ==============  ==============

   Effective March 1, 1995, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, which requires that long-lived assets and certain identifiable assets be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amounts of these assets may not be recoverable. Upon adoption of this standard, the Company reduced the useful lives for certain

               ARIZONA RENT-A-CAR SYSTEMS, INC. AND SUBSIDIARY
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
              FEBRUARY 28, 1994 AND 1995, AND FEBRUARY 29, 1996
                                  (IN 000S)
NOTE 4--OTHER PROPERTY AND EQUIPMENT (Continued) leasehold improvements due to changes in the business climate. This change resulted in an increase in amortization expense of approximately $720 for the year ended February 29, 1996. This is included in Operating Expenses in the 1996 Statement of Income and Retained Earnings. Depreciation and amortization expense on property and equipment was $618, $641 and $1,428 for the years ended 1994, 1995 and 1996, respectively.

NOTE 5--NOTES PAYABLE--RENTAL VEHICLES

   The following is a summary of notes payable--rental vehicles as of:

                                   FEBRUARY 28,    FEBRUARY 28,    FEBRUARY 29,
                                       1994            1995            1996
                                 --------------  --------------  --------------
Notes payable ..................     $54,525         $68,830         $37,478
Capital lease obligation--TEAM            --              --          30,472
Capital lease obligation--Other       22,291           7,865              57
                                 --------------  --------------  --------------
  Total ........................     $76,816         $76,695         $68,007
                                 ==============  ==============  ==============

   Notes payable are short-term borrowings with various lenders. The note agreements provide for principal payments ranging from 1 1/2 % to 3% of the original note balance per month, but may be accelerated upon the occurrence of certain events including the sale of vehicles. The notes bear interest on formulas based on prime or the federal reserve 30-day direct commercial paper rate. The rates ranged from 6.00% to 6.75%, 8.55% to 10.75% and 8.85% to 10.75% at the end of fiscal 1994, 1995 and 1996, respectively. The notes are secured by rental vehicles and all inventories and receivables. The Company is responsible for maintaining certain financial ratios under the terms of their loan agreements, of which certain of these ratios have not been satisfied at February 29, 1996. Waivers have been granted or the obligations subsequently satisfied for those ratios not satisfied.

   In December 1995, the Company entered into an arrangement to lease vehicles from TEAM under a capital lease. Lease payments are calculated based on TEAM's borrowing interest rate and depreciation equal to the manufacturers' depreciation rates. The Company entered into another capital lease agreement in December 1994 to acquire rental vehicles with no additional vehicle leases allowed after February 28, 1995. The Company is obligated to make monthly rental payments which are computed in a manner similar to that used in determining the principal and interest payments due under the Company's lending agreement with this lessor. The Company is accounting for both of these lease arrangements as capital leases whereby upon lease inception it records the cost of the related rental vehicles and the entire lease obligation, including the residual guarantee.

   The following is a summary of vehicles under these capital leases as of:

                                   FEBRUARY 28,    FEBRUARY 28,    FEBRUARY 29,
                                       1994            1995            1996
                                 --------------  --------------  --------------
Vehicle cost ...................     $22,064          $7,976         $30,435
Less: accumulated depreciation           533             214             672
                                 --------------  --------------  --------------
  Net ..........................     $21,531          $7,762         $29,763
                                 ==============  ==============  ==============

   Interest expense on the vehicle notes payable and capital lease obligations was $3,894, $5,082 and $5,361 for the years ended 1994, 1995 and 1996, respectively.

               ARIZONA RENT-A-CAR SYSTEMS, INC. AND SUBSIDIARY
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
              FEBRUARY 28, 1994 AND 1995, AND FEBRUARY 29, 1996
                                  (IN 000S)
NOTE 5--NOTES PAYABLE--RENTAL VEHICLES  (Continued)
    Depreciation expense for rental vehicles was approximately $16,326, $13,382 and $13,770 for the years ended 1994, 1995 and 1996, respectively, including amortization for vehicles under capital leases.

NOTE 6--NOTES PAYABLE--OTHER

   Notes payable--other consisted of the following as of:

                                                         FEBRUARY 28,    FEBRUARY 28,    FEBRUARY 29,
                                                             1994            1995            1996
                                                       --------------  --------------  --------------
Mortgages on real estate properties requiring monthly
 principal payments of $29 plus interest at rates
 ranging from 6.25% to 8.75% in 1994 and 9.25% to
 11.75% in 1995. This debt was paid by TEAM in 1996
 (See Note 11) .......................................      $1,497          $1,166     $--
Loan from former stockholder requiring interest
 payments of prime plus .50%. This loan was repaid
 concurrent with the sale of the Company to TEAM  ....         100             322     --
Notes payable on insurance premiums, was secured by
 unearned premiums and unpaid claims, and beared
 interest at 6.61% as of February 28, 1994 ...........          85              --     --
                                                       --------------  --------------  --------------
  TOTAL NOTES PAYABLE--OTHER .........................      $1,682          $1,488     $--
                                                       ==============  ==============  ==============

   Interest expense on the above debt was $166, $146 and $136 for the years ended 1994, 1995 and 1996, respectively; of which $13, $17 and $31 was related to the loan from the stockholder for the years ended 1994, 1995 and 1996, respectively.

NOTE 7--INCOME TAXES

   The components of the provision (benefit) for income taxes are as follows for the years ended:

                                           FEBRUARY 28,    FEBRUARY 28,    FEBRUARY 29,
                                               1994            1995            1996
                                         --------------  --------------  --------------
Current ................................       $685           $(730)         $   146
Deferred ...............................         80             681           (2,420)
                                         --------------  --------------  --------------
  PROVISION (BENEFIT) FOR INCOME TAXES         $765           $ (49)         $(2,274)
                                         ==============  ==============  ==============

               ARIZONA RENT-A-CAR SYSTEMS, INC. AND SUBSIDIARY
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
              FEBRUARY 28, 1994 AND 1995, AND FEBRUARY 29, 1996
                                  (IN 000S)
                      NOTE 7--INCOME TAXES  (Continued)
    The deferred tax asset (liability) consisted of the following as of:

                                                         FEBRUARY 28,    FEBRUARY 28,    FEBRUARY 29,
                                                             1994            1995            1996
                                                       --------------  --------------  --------------
Net deferred tax liabilities resulting primarily from
 tax and financial reporting differences in recording
 depreciation on rental vehicles and property and
 equipment ...........................................     $(3,145)        $(4,345)        $(1,645)
Net deferred tax asset resulting primarily from
 nondeductible self-insurance reserves, bad debt
 allowances and deferred compensation ................         700             695           1,210
Net deferred tax asset resulting from net operating
 loss and credit carryforwards .......................         950           1,475             680
                                                       --------------  --------------  --------------
  NET DEFERRED TAX ASSET (LIABILITY) .................     $(1,495)        $(2,175)        $   245
                                                       ==============  ==============  ==============

   As of February 29, 1996, the Company had an alternative minimum tax credit carryforward for income tax purposes of approximately $400, which has an indefinite carryforward period, and general business tax credit carryovers of approximately $225, which expire through 2001.

   The income tax provisions for the years ended 1994, 1995 and 1996 do not bear the customary relationship to the federal statutory rate due to state taxes, permanent nondeductible expenses and adjustments to the estimates used in computing the income tax provision for the previous year.

NOTE 8--FACILITY LEASE COMMITMENTS

   The Company leases the land for its major airport facility from the city of Phoenix under a noncancellable lease expiring in the year 2004. The base annual rental is $161 with annual increases based on changes in the Consumer Price Index.

   The Company has a license to operate as an auto rental agency in the Phoenix Sky Harbor International Airport which expires on October 31, 2000. Rents due under this agreement are the greater of 10% of gross receipts, or annual minimum rentals of $2,612. In addition, the Company is leasing parking space and other related facilities for $325 per year.

   The Company also leases facilities from former stockholders (see Note 11).

   The Company leases additional rental locations on a month-to-month basis which call for payment of fixed amounts and contingent percentage rentals.

   Future minimum lease payments under all operating leases are as follows:

 YEARS ENDING FEBRUARY 28:
- -------------------------
1997 .....................  $ 2,876
1998 .....................    2,911
1999 .....................    2,937
2000 .....................    2,937
2001 .....................    2,030
Thereafter ...............      565
                           --------
                            $14,256
                           ========

               ARIZONA RENT-A-CAR SYSTEMS, INC. AND SUBSIDIARY
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
              FEBRUARY 28, 1994 AND 1995, AND FEBRUARY 29, 1996
                                  (IN 000S)
               NOTE 8--FACILITY LEASE COMMITMENTS  (Continued)
    Total rent expense on all operating leases for rental locations was $3,821, $3,910 and $3,819 for the years ended 1994, 1995 and 1996, respectively.

NOTE 9--RETIREMENT PLANS

   The Company has a defined contribution employee profit sharing plan. All employees of the Company are eligible upon satisfying entrance requirements. Contributions, not to exceed 15% of qualified compensation, are at the discretion of management. The Company's contribution to the Plan was $100 for the year ended 1994. The Company did not make contributions in 1995 and 1996.

   The Company has also instituted a 401(k) retirement plan whereby all eligible employees may make contributions to the Plan. The Plan also provides for discretionary Company contributions. The Company made plan contributions of $29, $29 and $18 during the years ended 1994, 1995 and 1996, respectively.

NOTE 10--COMMITMENTS AND CONTINGENCIES

   As of February 29, 1996, cash deposits in certain banks exceeded the Federal Deposit Insurance Corporation insured limits by approximately $535.

   At February 28, 1995 and February 29, 1996, the Company has recorded approximately $450 and $650, respectively, for the potential settlement costs of various claims. It is reasonably possible that there may be a change in this estimate in the near term.

NOTE 11--TRANSACTIONS WITH RELATED PARTIES

   Under the terms of sale of the Company's stock to TEAM, the former stockholders accepted promissory notes which are collateralized by the stock of the Company.

   The Company leases a facility from these former stockholders. This lease expires in September 2000, and requires base monthly rentals of $6. The Company is responsible for additional rents based on a percentage of monthly revenues in excess of those defined in the leases, as well as real estate taxes. Rent expense on this location was $217, $310 and $303 for the years ended 1994, 1995 and 1996, respectively.

   The Company also leased facilities associated with BRAC Car Sales, Inc. from the former principal stockholder. This lease was canceled in 1995 (see
Note 12). Rent expense on these locations was $315, $279 and $136 for the years ended 1994, 1995 and 1996, respectively.

   Upon acquiring the Company, TEAM satisfied the outstanding real estate notes. This payable to TEAM of $852 at February 29, 1996 is included in Other Liabilities on the Balance Sheet.

NOTE 12--DISCONTINUED OPERATIONS

   On May 1, 1995, BRAC Car Sales Inc. ceased operations. The Company had leased facilities associated with this operation from the former principal stockholder. These lease obligations were canceled by this stockholder in 1995. In addition, this stockholder purchased the leasehold improvements and certain other assets of BRAC Car Sales, Inc. at their net book values. The used vehicle inventories were sold and the related flooring notes were satisfied with the lenders. All other assets and liabilities of BRAC Car Sales, Inc. were assumed by the Company. Any losses incurred after the disposal date are considered to be losses from operations of the discontinued segment, and are included in the accompanying financial statements.

   NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, ANY SELLING STOCKHOLDER OR ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE SUCH DATE.

                              TABLE OF CONTENTS


                                              PAGE
                                            --------
Prospectus Summary .........................  3
Risk Factors ...............................  9
The Company ................................ 14
Use of Proceeds ............................ 15
Price Range of Common Stock ................ 15
Dividend Policy ............................ 15
Capitalization ............................. 16
Pro Forma Consolidated Financial
 Statements ................................ 17
Selected Financial Data .................... 22
Management's Discussion and Analysis of
 Financial Condition and Results of
 Operations ................................ 24
Business ................................... 30
Management ................................. 40
Certain Transactions ....................... 44
Principal and Selling Stockholders  ........ 47
Description of Capital Stock ............... 49
Shares Eligible for Future Sale ............ 52
Underwriting ............................... 53
Notice to Canadian Residents ............... 54
Legal Matters .............................. 55
Experts .................................... 55
Additional Information ..................... 55
Index to Financial Statements .............. F-1


                              [TEAM RENTAL LOGO]


                               4,000,000 Shares
                             Class A Common Stock
                                  PROSPECTUS

                               CS First Boston
                           The Chicago Corporation
                      McDonald & Company Securities, Inc.

                                   PART II
                  INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

   The following are the estimated expenses in connection with the issuance and distribution of the securities being registered, all of which will be paid by the Company:


   * Securities and Exchange Commission registration fee    $ 23,164
   * NASD filing fee and expenses ........................     7,217
   * Nasdaq Stock Market listing fee .....................    17,500
     Blue Sky qualification fees and expenses ............     1,500
     Transfer agents' fees ...............................    10,000
     Printing and engraving expenses .....................   200,000
     Legal fees and expenses .............................   165,000
     Accounting fees and expenses ........................   175,000
     Miscellaneous .......................................    35,619
                                                           ---------
       Total .............................................  $635,000
                                                           =========


- ------------

   * Actual.

ITEM 14. INDEMNIFICATION OF OFFICERS AND DIRECTORS

   Section 145 of the General Corporation Law of the State of Delaware ("DGCL") provides that a corporation has the power to indemnify any director or officer, or former director or officer, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) against the expenses, (including attorney's fees), judgments, fines or amounts paid in settlement actually and reasonably incurred by them in connection with the defense of any action by reason of being or having been directors or officers, if such person shall have acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, provided that such person had no reasonable cause to believe his conduct was unlawful, except that, if such action shall be in the right of the corporation, no such indemnification shall be provided as to any claim, issue or matter as to which such person shall have been judged to have been liable to the corporation unless and to the extent that the Court of Chancery of the State of Delaware, or any court in which such suit or action was brought, shall determine upon application that, in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as such court shall deem proper.

   As permitted by Section 102(b)(7) of the DGCL, the Amended and Restated Certificate of Incorporation of the Company (filed herewith as Exhibit 3.1) (the "Restated Certificate of Incorporation") provides that no director shall be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director other than (i) for breaches of the director's duty of loyalty to the Company and its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for the unlawful payment of dividends or unlawful stock purchases or redemptions under Section 174 of the DGCL, and
(iv) for any transaction from which the director derived an improper personal benefit.

   The Company's Bylaws provide indemnification of the Company's directors and officers, both past and present, to the fullest extent permitted by the DGCL, and allow the Company to advance or reimburse litigation expenses upon submission by the director or officer of an undertaking to repay such advances or reimbursements if it is ultimately determined that indemnification is not available to such director or officer pursuant to the Bylaws. The Company's Bylaws also authorize the Company to purchase and maintain insurance on behalf of an officer or director, past or present, against any liability asserted against him in any such capacity whether or not the Company would have the power to indemnify him against such liability under Section 145 of the DGCL.

   The Company has entered into indemnification agreements with certain of its directors and executive officers. The indemnification agreements require the Company, among other things, to indemnify such directors and officers against certain liabilities that may arise by reason of their status or service as directors or officers (other than liabilities arising from willful misconduct of a culpable nature), and to advance their expenses incurred as a result of any preceding against them as to which they could be indemnified.

   The Underwriting Agreement filed herewith as Exhibit 1.1 provides for the indemnification by the Underwriters of directors and certain officers of the Company against certain liabilities.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

   On April 21, 1994, Messrs. Miller, Kennedy and Congdon each subscribed for 50 shares of the Class B Common Stock, at a price per share of $2.00 per share (the "Initial Share Subscription"). The Initial Share Subscription was effected pursuant to an exemption from registration under Section 4(2) of the Securities Act in reliance, in part, on each of the subscribers' representations and warranties set forth in their respective subscription agreements and based on their status as the Principal Executive Officers of the Company.

   Concurrent with the initial public offering by the Company, the Company and Messrs. Miller, Congdon, Kennedy, Britton, Hinkle and Sapia (the "Exchange Stockholders") entered into a Share Exchange Agreement (the "Exchange Agreement") providing for the exchange of all of the shares of common stock of the corporations that owned the Albany and Rochester, New York, Richmond, Virginia and San Diego, California Budget franchise operations for shares of Common Stock. Pursuant to the Exchange Agreement, the Exchange Stockholders received the following shares of Common Stock:

 STOCKHOLDER                        SHARES
- --------------------  --------------------------------
Sanford Miller ......    905,750 Class B Common Stock
Jeffrey Congdon  ....    515,350 Class B Common Stock
John Kennedy ........    515,350 Class B Common Stock
Brian Britton .......    215,000 Class A Common Stock
Richard Hinkle ......    150,000 Class A Common Stock
Richard Sapia .......    198,400 Class A Common Stock

   The Share Exchange was effected pursuant to the exemption from registration under Section 4(2) of the Securities Act in reliance, in part, on each of the Exchange Stockholders' representations and warranties set forth in the Exchange Agreement and based on their status as executive managers of the Company.

   In November 1994, the Company issued an aggregate of 18,500 shares of Class A Common Stock to the stockholders of Fort Wayne Rental Group, Inc. ("Fort Wayne") in exchange for all of the outstanding shares of capital stock of Fort Wayne (the "Fort Wayne Acquisition"). The Class A Common Stock issued in the Fort Wayne Acquisition were issued to the following persons: Sanford Miller--7,400 shares, Richard Sapia--6,475 shares, and Andrew Klein--4,625 shares. Such shares of Class A Common Stock were issued pursuant to the exemption from registration under Section 4(2) of the Securities Act in reliance, in part, on the representations and warranties set forth in the Fort Wayne Acquisition agreement.

   In January 1995, the Company issued 13,483 shares of Class A Common Stock to MacKay Car & Truck Rentals, Inc. in partial consideration for all of the outstanding shares of capital stock of McKay Car & Truck Rentals, Inc. (the "Charlotte Acquisition"). The shares of Class A Common Stock issued in the Charlotte Acquisition were issued pursuant to an exemption registration under
Section 4(2) of the Securities Act in reliance, in part, upon the representations and warranties set forth in the Charlotte Acquisition agreement.

    In March 1995, the Company issued 157,333 shares of Class A Common Stock to the shareholders of Rental Car Resources, Inc. ("Resources") in exchange for all of the outstanding shares of Rental Car Resources, Inc. (the "Hartford Acquisition"). The shares of Class A Common Stock issued in the Hartford Acquisition were so issued pursuant to the exemption from registration under Section 4(2) of the Securities Act in reliance, in part, on the representations and warranties set forth in the Hartford Acquisition agreement.

   In October 1995, the Company issued 1,050,000 shares of Class A Common Stock to Budget Rent a Car of Southern California ("SoCal") in exchange for all of the outstanding shares of BRAC-OPCO, Inc. (the "Los Angeles Acquisition"). The shares of Class A Common Stock issued in the Los Angeles Acquisition were issued pursuant to the exemption from registration under
Section 4(2) of the Securities Act in reliance, in part, on SoCal's representations and warranties set forth in the Los Angeles Acquisition agreement.

   In February 1996, the Company issued 272,727 shares of Class A Common Stock to Katzin Investments L.C. in partial consideration for all of the outstanding shares of capital stock of Arizona Rent-A-Car Systems, Inc. (the "Phoenix Acquisition"). The shares of Class A Common Stock issued in the Phoenix Acquisition were issued pursuant to an exemption from registration under Section 4(2) of the Securities Act in reliance, in part, upon the representations and warranties set forth in the Phoenix Acquisition agreement.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

   (a) Exhibits:



  EXHIBIT NO.    DESCRIPTION
- ---------------  -----------------------------------------------------------------------------------------
*1.1             Form of Underwriting Agreement.
2.1              Share Exchange Agreement dated April 25, 1994 among Team Rental Group, Inc., Sanford
                 Miller, Jeffrey Congdon, John Kennedy, Brian Britton, Richard Hinkle and Richard Sapia
                 (incorporated by reference to Exhibit 10.24 to the Company's Registration Statement on
                 Form S-1, File No. 33-78274, dated April 28, 1994).
2.2              First Amendment to Share Exchange Agreement dated June 13, 1994 among Team Rental Group,
                 Inc., Sanford Miller, Jeffrey Congdon, John Kennedy, Brian Britton, Richard Hinkle and
                 Richard Sapia (incorporated by reference to Exhibit 10.36 to Amendment No. 1 to the
                 Company's Registration Statement on Form S-1, File No. 33-78274, dated June 17, 1994).
2.3              Second Amendment to Share Exchange Agreement dated July 5, 1994 among Team Rental Group,
                 Inc., Sanford Miller, Jeffrey Congdon, John Kennedy, Brian Britton, Richard Hinkle and
                 Richard Sapia (incorporated by reference to Exhibit 10.38 to Amendment No. 2 to the
                 Company's Registration Statement on Form S-1, File No. 33-78274, dated July 7, 1994).
2.4              Asset Purchase Agreement, dated April 25, 1994, among Freedom River, Inc., Chrysler
                 Credit Corporation, Team Rental of Cincinnati, Inc., Team Rental of Philadelphia, Inc.
                 and Team Rental of Pittsburgh, Inc. (incorporated by reference to Exhibit 10.21 to the
                 Company's Registration Statement on Form S-1, File No. 33-78274, dated April 28, 1994).
2.5              Agreement, dated October 20, 1995, among Team Rental Group, Inc., Team Rental of Southern
                 California, Inc., BRAC-OPCO, Inc., and Budget Rent a Car of Southern California
                 (incorporated by reference to Exhibit 2.5 to the Company's Annual Report on Form 10-K for
                 the year ended December 31, 1995).

                               II-3





  EXHIBIT NO.    DESCRIPTION
- ---------------  -----------------------------------------------------------------------------------------
2.6              Stock Purchase Agreement, dated as of December 21, 1995, by and among the Company,
                 Arizona Rent-A-Car Systems, Inc., David Katzin, Michael Katzin, Jon David Katzin,
                 Gabrielle De Lavigne, the David Katzin Irrevocable Trust (dated November 17, 1989) and
                 Katzin Investments L.C. (incorporated by reference to Exhibit 2.1 to the Company's
                 Current Report on Form 8-K dated December 21, 1995).
2.7              Stock Purchase Agreement, dated as of November 1, 1994, by and between Team Rental of Ft.
                 Wayne, Inc., Sanford Miller, Richard Sapia and Andrew Klein (incorporated by reference to
                 Exhibit 10.38 to the Company's Annual Report on Form 10-K for the year ended December 31,
                 1994).
2.8              Agreement, dated as of December 20, 1994, among the Company, MacKay Car & Truck Rentals,
                 Inc. and Kenneth V. MacKay (incorporated by reference to Exhibit 10 to the Company's
                 Current Report on Form 8-K dated January 13, 1995).
2.9              Agreement, dated December 22, 1994, by and among Don Kremer Lincoln Mercury, Inc.,
                 Richard E. Hagopian, and Team Rental Group, Inc. (incorporated by reference to Exhibit
                 10.30 to the Company's Annual Report on Form 10-K for the year ended December 31, 1995).
2.10             Agreement, dated as of March 8, 1995, among Team Rental of Connecticut, Inc., Team Rental
                 Group, Inc., Rental Car Resources Inc. and James Salatto and Joseph Salatto (incorporated by reference to Exhibit 10.31 to the Company's Annual Report on Form 10-K for the year ended December 31, 1995).
3.1              Amended and Restated Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.1 to the Company's Registration Statement on Form S-1, File No.
                 33-78274, dated April 28, 1994).
3.2              By-Laws of the Company (incorporated by reference to Exhibit 3.2 to the Company's
                 Registration Statement on Form S-1, File No. 33-78274, dated April 28, 1994).
4.1              Specimen Stock Certificate (incorporated by reference to Exhibit 4.1 to the Company's
                 Annual Report on Form 10-K for the year ended December 31, 1995).
4.2              Base Indenture between Team Fleet Financing Corporation, as Issuer, Team Rental Group,
                 Inc., as Servicer and Team Interestholder, and Bankers Trust Company, as Trustee,
                 relating to Rental Car Asset Backed Notes (incorporated by reference to Exhibit 4.1 to the Company's Annual Report on Form 10-K for the year ended December 31, 1994).
4.3              Supplemental Indenture relating to Rental Car Asset Backed Notes (incorporated by reference to Exhibit 4.2 to the Company's Annual Report on Form 10-K for the year ended
                 December 31, 1994).
4.4              Base Indenture among BRAC SOCAL Funding Corporation, as Issuer, BRAC-OPCO, Inc., as
                 Servicer and Retained Interestholder, and Bankers Trust Company, as Trustee (incorporated by reference to Exhibit 4.5 to the Company's Annual Report on Form 10-K for the year ended December 31, 1995).
4.5              Series 1995-1 Supplement to Base Indenture among BRAC SOCAL Funding Corporation, as
                 Issuer, BRAC-OPCO, Inc., as Servicer and Retained Interestholder, and Bankers Trust
                 Company, as Trustee (incorporated by reference to Exhibit 4.6 to the Company's Annual
                 Report on Form 10-K for the year ended December 31, 1995).

                               II-4





  EXHIBIT NO.    DESCRIPTION
- ---------------  -----------------------------------------------------------------------------------------
4.6              Supplement No. 1 to Indenture, dated as of October 20, 1995, among BRAC SOCAL Funding
                 Corporation, BRAC-OPCO, Inc., Team Rental of Southern California, Inc., and Bankers Trust
                 Company (incorporated by reference to Exhibit 4.7 to the Company's Annual Report on Form
                 10-K for the year ended December 31, 1995).
4.7              Master Motor Vehicle Lease and Servicing Agreement by and among Team Fleet Financing
                 Corporation, as Lessor, Team Rental Group, Inc., as Guarantor, and Tranex Rentals of New
                 York, Inc., Capital City Leasing, Inc., Lee-Al, Inc., Westeam Enterprises, Inc., Team
                 Rental of Philadelphia, Inc., Team Rental of Pittsburgh, Inc. and Team Rental of
                 Cincinnati, Inc., as Lessees (incorporated by reference to Exhibit 4.3 to the Company's
                 Annual Report on form 10-K for the year ended December 31, 1994).
*4.8             Master Motor Vehicle Lease and Servicing Agreement, dated February 15, 1995 among BRAC
                 SOCAL Funding Corporation, as Lessor, BRAC OPCO, Inc. and certain other affiliates, as
                 Lessees, relating to the Second Fleet Financing Facility.
4.9              First Amendment to Registration Rights Agreement, dated as of November 1, 1994, among the
                 Company, Brian Britton, Jeffrey Congdon, Richard Hinkle, John Kennedy, Sanford Miller and
                 Richard Sapia (incorporated by reference to Exhibit 10.24 to the Company's Annual Report on Form 10-K for the year ended December 31, 1994).
4.10             Letter Agreement, dated as of November 1, 1994, between Andrew Klein and the Company acknowledging that Andrew Klein is a party to the Registration Rights Agreement, dated as of August 25, 1994, as amended (incorporated by reference to Exhibit 10.25 to the
                 Company's Annual Report on Form 10-K for the year ended December 31, 1994).
4.11             Registration Rights Agreement, dated March 8, 1995, by and among Team Rental Group, Inc.
                 and James Salatto (incorporated by reference to Exhibit 4.12 to the Company's Annual
                 Report on Form 10-K for the year ended December 31, 1995).
4.12             Registration Rights Agreement, dated as of October 20, 1995, between Team Rental Group,
                 Inc. and Budget Rent a Car of Southern California (incorporated by reference to Exhibit
                 4.13 to the Company's Annual Report on Form 10-K for the year ended December 31, 1995).
4.13             Registration Rights Agreement, dated as of February 27, 1996, between Team Rental Group,
                 Inc. and Katzin Investments L.C. (incorporated by reference to Exhibit 4.1 to the
                 Company's Current Report on Form 8-K dated February 27, 1996).
4.14             Warrant No. 1-1994, dated as of August 24, 1994, to purchase 175,000 shares of Class A
                 Common Stock, par value $.01 per share, of the Company, issued to Budget Rent a Car
                 Corporation (incorporated by reference to Exhibit 10.26 to the Company's Annual Report on
                 Form 10-K for the year ended December 31, 1994).
***5.1           Opinion of King & Spalding.
10.1             Sublicense Agreement dated April 1, 1987 between Budget Rent A Car of Southern California and Westeam Enterprises, Inc. (incorporated by reference to Exhibit 10.1 to the Company's
                 Registration Statement on Form S-1, File No. 33-78274, dated April 28, 1994).

                               II-5





  EXHIBIT NO.    DESCRIPTION
- ---------------  -----------------------------------------------------------------------------------------
10.2             Sublicense Agreement dated October 28, 198 between Budget Rent A Car of Southern
                 California and Lee-Al, Inc. (incorporated by reference to Exhibit 10.3 to the Company's
                 Registration Statement on Form S-1, File No. 33-78274, dated April 28, 1994).
*10.3            Letter Agreement dated October 23, 1989 between Transportation and Storage Associates
                 d/b/a Budget Rent a Truck of Southern California and Budget Rent a Car of Southern
                 California.
10.4             Prime License Agreement dated August 25, 1994 between Budget Rent A Car Corporation and
                 Team Rental of Pittsburgh, Inc. d/b/a Budget Rent A Car of Pittsburgh, Pennsylvania,
                 together with Addendum to License Agreement: Right of First Refusal, dated August 25,
                 1994 (incorporated by reference to Exhibit 10.5 to the Company's Annual Report on form
                 10-K for the year ended December 31, 1994).
10.5             Prime License Agreement dated August 25, 1994 between Budget Rent A Car Corporation and
                 Team Rental of Cincinnati, Inc. d/b/a Budget Rent A Car of Cincinnati, Ohio (incorporated by reference to Exhibit 10.6 to the Company's Annual Report on form 10-K for the year ended December 31, 1994).
10.6             Prime License Agreement dated August 25, 1994 between Budget Rent A Car Corporation and
                 Team Rental of Philadelphia, Inc. d/b/a Budget Rent A Car of Philadelphia, Pennsylvania,
                 together with Addendum to License Agreement dated August 25, 1994 and Addendum to License
                 Agreement: Right of First Refusal, dated August 25, 1994 (incorporated by reference to
                 Exhibit 10.7 to the Company's Annual Report on Form 10-K for the year ended December 31,
                 1994).
10.7             Prime License Agreement dated July 1, 1985 between Budget Rent a Car Corporation and
                 Capital City Leasing, Inc. d/b/a Budget Rent a Car of Richmond, Virginia, as amended by the Letter dated April 26, 1994 from Budget Rent a Car Corporation to Team Rental Group together with Consent Agreement Assignment of Prime License dated December 5, 1991 among
                 Budget Rent a Car Corporation, JHF Enterprises, Inc. and Capital City Leasing, Inc. d/b/a
                 Budget Rent a Car of Richmond, Virginia (incorporated by reference to Exhibit 10.9 to the
                 Company's Registration Statement on Form S-1, File No. 33-78274, dated April 28, 1994).
10.8             Prime License Agreement dated November 8, 1991 between Budget Rent a Car Corporation and
                 Tranex Rentals of New York, Inc. d/b/a Budget Rent a Car of Rochester, New York
                 (incorporated by reference to Exhibit 10.10 to the Company's Registration Statement on
                 Form S-1, File No. 33-78274, dated April 28, 1994).
10.9             Prime License Agreement dated August 1, 1991, between Budget Rent A Car Corporation and
                 Tranex Rentals of New York, Inc. d/b/a Budget Rent A Car of Albany, New York
                 (incorporated by reference to Exhibit 10.2 to the Company's Registration Statement on
                 Form S-1, File No. 33-78274, dated April 28, 1994).
10.10            Budget Rent a Car System Prime License Agreement, dated August 25, 1994, between Budget
                 Rent a Car Corporation and Westeam Enterprises, Inc. d/b/a Budget Rent a Truck of San
                 Diego, California (incorporated by reference to Exhibit 10.8 to the Company's Annual
                 Report on Form 10-K for the year ended December 31, 1994).

                               II-6





  EXHIBIT NO.    DESCRIPTION
- ---------------  -----------------------------------------------------------------------------------------
10.11            Amended and Restated Sublicense Agreement, dated as of October 20, 1995, between Budget
                 Rent a Car of Southern California and Team Rental of Southern California, Inc., along with Corporate Guaranty of Team Rental Group, dated as of October 20, 1995 (incorporated by reference to Exhibit 10.11 to the Company's Annual Report on Form 10-K for the year ended December 31, 1995).
10.12            Car Rental Operating License dated October 1, 1982 between the City of Philadelphia,
                 Automotive Rentals, Inc. d/b/a Budget Rent A Car of Philadelphia and Budget Rent A Car
                 Corporation (incorporated by reference to Exhibit 10.11 to the Company's Registration
                 Statement on Form S-1, File No. 33-78274, dated April 28, 1994).
10.13            Prime License Agreement dated February 1, 1995 by and between Budget Rent a Car
                 Corporation and Team Rental of Connecticut, Inc. d/b/a Budget Rent a Car of Hampden,
                 Massachusetts (incorporated by reference to Exhibit 10.13 to the Company's Annual Report on Form 10-K for the year ended December 31, 1995).
10.14            Prime License Agreement dated February 1, 1995 by and between Budget Rent a Car
                 Corporation and Team Rental of Connecticut, Inc. d/b/a Budget Rent a Car of Hartford and
                 New Haven, Connecticut (incorporated by reference to Exhibit 10.14 to the Company's
                 Annual Report on Form 10-K for the year ended December 31, 1995).
10.15            Prime License Agreement dated December 22, 1994 by and between Budget Rent a Car
                 Corporation and Team Rental of Dayton, Inc. d/b/a Budget Rent a Car of Dayton and Budget
                 Car Sales (incorporated by reference to Exhibit 10.15 to the Company's Annual Report on
                 Form 10-K for the year ended December 31, 1995).
10.16            Prime License Agreement dated December 22, 1994 by and between Budget Rent a Car
                 Corporation and Team Rental of Dayton, Inc. d/b/a Budget Rent a Car of Richmond, Indiana
                 (incorporated by reference to Exhibit 10.16 to the Company's Annual Report on Form 10-K
                 for the year ended December 31, 1995).
10.17            Prime License Agreement dated January 4, 1995 by and between Budget Rent a Car
                 Corporation and Team Rental of Charlotte, Inc. d/b/a Budget Rent a Car of Hickory, North
                 Carolina (incorporated by reference to Exhibit 10.17 to the Company's Annual Report on
                 Form 10-K for the year ended December 31, 1995).
10.18            Prime License Agreement dated January 4, 1995 by and between Budget Rent a Car
                 Corporation and Team Rental of Charlotte, Inc. d/b/a Budget Rent a Car of Charlotte,
                 North Carolina (incorporated by reference to Exhibit 10.18 to the Company's Annual Report on Form 10-K for the year ended December 31, 1995).
10.19            Prime License Agreement dated January 4, 1995 by and between Budget Rent a Car
                 Corporation and Team Rental of Charlotte, Inc. d/b/a Budget Rent a Car of Asheville,
                 North Carolina (incorporated by reference to Exhibit 10.19 to the Company's Annual Report on Form 10-K for the year ended December 31, 1995).
10.20            Prime License Agreement dated October 1, 1976 by and between Budget Rent a Car
                 Corporation of America and Don Kremer, Inc. d/b/a Budget Rent a Car of Dayton, as amended by Amendment to License Agreement dated November 1, 1991 (incorporated by reference to
                 Exhibit 10.20 to the Company's Annual Report on Form 10-K for the year ended December 31,
                 1995).

                               II-7





  EXHIBIT NO.    DESCRIPTION
- ---------------  -----------------------------------------------------------------------------------------
***10.21         Agreement dated November 23, 1960 between Rent-A-Car Services Corporation and Frank
                 Katzin, Ernst Sielaff and Harry Verblen, as co-partners, d/b/a Budget Rent-A-Car of
                 Arizona, as amended by the Addendum dated November 23, 1960, the Agreement dated October
                 , 1961, the Release Agreement dated December 30, 1963, the Amendatory Agreement dated
                 November 1, 1966, the Amendment to Franchise Agreement dated March 18, 1968, the Addendum to License Agreement dated April 4, 1969, the Amendatory Agreement dated August 31, 1979, the Second Amendatory Agreement dated August 31, 1979 and the letter agreement dated
                 January 27, 1981, together with the Consent to and Agreement of Assignment dated December
                 , 1962 among Budget Rent-A-Car Corporation of America, Frank Katzin, Harry Verblen and
                 Ernst Sielaff, as co-partners d/b/a Budget Rent-A-Car of Arizona, and David Katzin and
                 Charles H. Juliusburg, and the Consent to and Agreement of Assignment dated April 3, 1968 among Budget Rent-A-Car Corporation of America, Frank Katzin, Ernst Sielaff, David Katzin
                 and Charles Juliusburg, as co-partners d/b/a budget Rent-A-Car of Arizona, Margaret F
                 Katzin.
10.22            Lease Agreement dated September 1, 1993 between Tranex Partners and Tranex Rentals of New
                 York, Inc., as amended by First Agreement dated as of July 1, 1994 (incorporated by reference to Exhibit 10.40 to the Company's Registration Statement on Form S-1, File No.
                 33-78274).
*10.23           Airport Concession Agreement between City of Phoenix (Aviation Department) and Arizona
                 Rent-a-Car Systems, Inc. dated November 1, 1990.
10.24            Lease Agreement dated September 1, 1993 between Miller and Hinkle, a Florida general partnership, and Capital City Leasing, Inc., as amended by First Amendment dated as of
                 July 1, 1994 (Henrico County, Virginia) (incorporated by reference to Exhibit 10.41 to
                 Amendment No. 3 to the Company's Registration Statement on Form S-1, File No. 33-78274,
                 dated August 12, 1994).
*10.25           Lease Agreement dated June 1, 1994 between Miller and Hinkle, a Florida general partnership, and Capital City Leasing, Inc. (Chesterfield County, Virginia).
10.26            Lease Agreement dated as of September 12, 1995 between MCK Real Estate Corporation, Team
                 Car Sales of Richmond, Inc. and Team Rental Group, Inc. (incorporated by reference to
                 Exhibit 10.24 to the Company's Annual Report on Form 10-K for the year ended December 31,
                 1995).
10.27            Agreement of Lease dated as of August 31,1995 between MCK Real Estate Corporation and
                 Team Rental of Philadelphia, Inc. (incorporated by reference to Exhibit 10.25 to the
                 Company's Annual Report on Form 10-K for the year ended December 31, 1995).
10.28            Environmental Remediation Agreement between Chrysler Credit Corporation and Team Rental
                 Group, Inc. (incorporated by reference to Exhibit 10.17 to the Company's Annual Report on
                 Form 10-K for the year ended December 31, 1994).
10.29            Agreement between Team Rental Group, Inc. and Transportation & Storage Associates dated
                 April 5, 1994 (incorporated by reference to Exhibit 10.5 to the Company's Registration
                 Statement on Form S-1, File No. 33-78274, dated April 28, 1994).
10.30            Share Purchase Agreement dated January 11, 1996 between Chrysler Corporation and the
                 Company (incorporated by reference to Exhibit 2.2 to the Company's Form 10-Q for the quarter ended March 31, 1996).

                               II-8





  EXHIBIT NO.    DESCRIPTION
- ---------------  -----------------------------------------------------------------------------------------
10.31            First Amended and Restated Credit Agreement, dated as of January 12, 1995, among Team
                 Fleet Services Corporation, the Company and NBD Bank, N.A. (incorporated by reference to
                 Exhibit 10.40 to the Company's Annual Report on Form 10-K for the year ended December 31,
                 1994).
10.32            First Amendment to Credit Agreement dated May 23, 1995 (incorporated by reference to
                 Exhibit 10.38 to the Company's Annual Report on Form 10-K for the year ended December 31,
                 1995).
10.33            Second Amendment to Credit Agreement dated July 11, 1995 (incorporated by reference to
                 Exhibit 10.39 to the Company's Annual Report on Form 10-K for the year ended December 31,
                 1995).
10.34            Third Amendment to Credit Agreement dated December 29, 1995 (incorporated by reference to
                 Exhibit 10.40 to the Company's Annual Report on Form 10-K for the year ended December 31,
                 1995).
10.35            Fourth Amendment to Credit Agreement dated February 27, 1996 (incorporated by reference to Exhibit 10.41 to the Company's Annual Report on Form 10-K for the year ended December
                 31, 1995).
10.36            Fifth Amendment to Credit Agreement dated March 28, 1996 (incorporated by reference to
                 Exhibit 10.3 to the Company's Form 10-Q for the quarter ended March 31, 1996)
*10.37           Sixth Amendment to Credit Agreement dated May 1, 1996.
*10.38           Seventh Amendment to Credit Agreement dated May 31, 1994
10.39            Credit Agreement dated May 16, 1995 by and among Team Rental Group, Inc., Team Fleet
                 Services Corporation and BankOne Indianapolis, N.A. (incorporated by reference to Exhibit
                 10.42 to the Company's Annual Report on Form 10-K for the year ended December 31, 1995).
10.40            First Amendment to BankOne Credit Agreement dated November 1, 1995 (incorporated by reference to Exhibit 10.43 to the Company's Annual Report on Form 10-K for the year ended
                 December 31, 1995).
10.41            Second Amendment to BankOne Credit Agreement dated February 2, 1996 (incorporated by reference to Exhibit 10.44 to the Company's Annual Report on Form 10-K for the year ended
                 December 31, 1995).
10.42            Form of World Omni, Inc. Term Note (incorporated by reference to Exhibit 10.45 to the
                 Company's Annual Report on Form 10-K for the year ended December 31, 1995).
10.43            Promissory Note, dated February 27, 1996, from Team Rental of Southern California, Inc.
                 to Budget Rent a Car of Southern California in the principal amount of approximately
                 $4,775,000 (incorporated by reference to Exhibit 10.46 to the Company's Annual Report on
                 Form 10-K for the year ended December 31, 1995).
10.44            Promissory Note, dated February 27, 1996, from the Company to Katzin Investments L.C. in the aggregate principal amount of $10,000,000 (incorporated by reference to Exhibit 10.47 to the Company's Annual Report on Form 10-K for the year ended December 31, 1995).
10.45            Term Note dated February 27, 1996 from NationsBank, N.A. (South) to the Company
                 (incorporated by reference to Exhibit 10.48 to the Company's Annual Report on Form 10-K
                 for the year ended December 31, 1995).

                               II-9





  EXHIBIT NO.    DESCRIPTION
- ---------------  -----------------------------------------------------------------------------------------
10.46            Amendment No. 1 to Team Note dated April 2, 1996 from NationsBank, N.A. (South) to the
                 Company (incorporated by reference to Exhibit 10.2 to Form 10-Q for the quarter ended
                 March 31, 1996).
*10.47           Amendment No. 2 to Team Note dated May 27, 1996 from NationsBank, N.A. (South) to the
                 Company.
10.48            Revolving Credit Agreement by and between VPSI, Inc. and NationsBank, N.A. (South) dated
                 February 6, 1996 (incorporated by reference to Exhibit 10.4 to the Company's Form 10-Q for the quarter ended March 31, 1996).
10.49            Amendment and Waiver No. 1 to Revolving Credit Agreement and Security Agreement by and
                 between VPSI, Inc. and NationsBank, N.A. (South) dated March 28, 1996 (incorporated by reference to Exhibit 10.5 to the Company's Form 10-Q for the quarter ended March 31,
                 1996).
*10.50           Revolving Credit Agreement dated as of May 31, 1996 among Team Fleet Services
                 Corporation, NationsBank, N.A. (South) and certain Lenders.
10.51            Subordination Agreement, dated as of October 20, 1995, among Budget Rent a Car of
                 Southern California, BRAC-OPCO, Inc., Team Rental Group, Inc. and Team Rental of Southern
                 California (incorporated by reference to Exhibit 10.49 to the Company's Annual Report on
                 Form 10-K for the year ended December 31, 1995).
10.52            Shareholders' Agreement, dated as of October 20, 1995, by and among Team Rental Group,
                 Inc., the holders of the Company's Class B Common Stock, and Budget Rent a Car of
                 Southern California (incorporated by reference to Exhibit 10.50 to the Company's Annual
                 Report on Form 10-K for the year ended December 31, 1995).
10.53            1994 Option Plan (incorporated by reference to Exhibit 10.27 to the Company's
                 Registration Statement on Form S-1, File No. 33-78274, dated April 28, 1994).
10.54            1994 Director's Plan (incorporated by reference to Exhibit 10.28 to the Company's
                 Registration Statement on Form S-1, File No. 33-78274, dated April 28, 1994).
10.55            Indemnification Agreement dated April 25, 1994 between the Company and Sanford Miller
                 (incorporated by reference to Exhibit 10.29 to the Company's Registration Statement on
                 Form S-1, File No. 33-78274, dated April 28, 1994).
10.56            Indemnification Agreement dated April 25, 1994 between the Company and John Kennedy
                 (incorporated by reference to Exhibit 10.30 to the Company's Registration Statement on
                 Form S-1, File No. 33-78274, dated April 28, 1994).
10.57            Indemnification Agreement dated April 25, 1994 between the Company and Jeffrey Congdon
                 (incorporated by reference to Exhibit 10.31 to the Company's Registration Statement on
                 Form S-1, File No. 33-78274, dated April 28, 1994).
10.58            Indemnification Agreement dated April 25, 1994 between the Company and Ronald Agronin
                 (incorporated by reference to Exhibit 10.32 to the Company's Registration Statement on
                 Form S-1, File No. 33-78274, dated April 28, 1994).
10.59            Indemnification Agreement dated April 25, 1994 between the Company and Stephen Weber
                 (incorporated by reference to Exhibit 10.33 to the Company's Registration Statement on
                 Form S-1, File No. 33-78274, dated April 28, 1994).
**11.1           Statement re computation of per share earnings.
**21.1           Subsidiaries of the Company.
*23.1            Consent of Deloitte & Touche LLP

                              II-10





  EXHIBIT NO.    DESCRIPTION
- ---------------  -----------------------------------------------------------------------------------------
*23.2            Consent of Michael Silver & Company
*23.3            Consent of Coopers & Lybrand L.L.P.
***23.4          Consent of King & Spalding (included in Exhibit 5.1).
**27.1           Financial Data Schedule.

- ------------

   *   Filed herewith.
   **  Previously filed.
   *** To be filed by Amendment.


   (b) Financial Statement Schedules of Team Rental Group, Inc. and subsidiaries:

       Independent Auditors' Report.

       Schedule I--Condensed Financial Statements of the Company.

       Schedule II--Schedule of Valuation and Qualifying Accounts.

 INDEPENDENT AUDITORS' REPORT

To the Stockholders and Board of Directors of Team Rental Group, Inc.:

   We have audited the consolidated financial statements of Team Rental Group, Inc. as of December 31, 1995 and 1994, and for each of the three years in the period ended December 31, 1995, and have issued our report thereon dated April 12, 1996 (included elsewhere in this Registration Statement). Our audits also included the financial statement schedules listed in Item 16 of this Registration Statement. These financial statement schedules are the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, such financial statement schedules, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.

DELOITTE & TOUCHE LLP

Indianapolis, Indiana
April 12, 1996

                                                                    SCHEDULE I

                           TEAM RENTAL GROUP, INC.
                           CONDENSED BALANCE SHEETS
             (DOLLAR AMOUNTS IN THOUSANDS EXCEPT PER SHARE DATA)

                                                                            DECEMBER 31,
                                                                       --------------------
                                                                          1994       1995
                                                                       ---------  ---------
ASSETS
Cash and cash equivalents ............................................   $   635    $ 2,138
Investment in subsidiaries ...........................................    31,152     47,730
Other assets .........................................................     1,500      2,701
                                                                       ---------  ---------
  TOTAL ASSETS .......................................................   $33,287    $52,569
                                                                       =========  =========

LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES:
 Notes payable .......................................................   $ 2,610    $ 9,455
 Accounts payable and accrued liabilities ............................     1,929      1,522
                                                                       ---------  ---------
  Total liabilities ..................................................     4,539     10,977
                                                                       ---------  ---------

COMMON STOCK WARRANT .................................................     2,000      2,000
                                                                       ---------  ---------

STOCKHOLDERS' EQUITY
 Preferred stock, $.01 par value, 250,000 shares authorized, no shares  issued ......................................................
 Class A common stock, $.01 par value, one vote per share, 17,500,000
  shares authorized, 4,036,300 and 5,257,116 shares issued  ..........        40         52
 Class B common stock, $.01 par value, ten votes per share, 2,500,000
  shares authorized, 1,936,600 shares issued and outstanding  ........        20         20
 Additional paid-in capital ..........................................    29,159     41,984
 Accumulated deficit .................................................    (2,471)    (2,134)
 Treasury stock at cost (36,667 shares of Class A common stock)  .....                 (330)
                                                                       ---------  ---------
  Total stockholders' equity .........................................    26,748     39,592
                                                                       ---------  ---------
  Total ..............................................................   $33,287    $52,569
                                                                       =========  =========

                      See notes to financial statements.

                           TEAM RENTAL GROUP, INC.
                      CONDENSED STATEMENTS OF OPERATIONS
                        (DOLLAR AMOUNTS IN THOUSANDS)

                                          YEARS ENDED
                                         DECEMBER 31,
                                      -----------------
                                        1994     1995
                                      ------  ---------
REVENUE:
 Equity in earnings of subsidiaries     $749    $ 1,264
                                      ------  ---------
EXPENSES:
 Personnel ..........................    295      1,301
 General and administrative .........    517        724
                                      ------  ---------
                                         812      2,025
                                      ------  ---------
 Loss from operations ...............    (63)      (761)
OTHER (INCOME) EXPENSE:
 Interest expense ...................     20        852
 Interest income ....................               (69)
                                      ------  ---------
 Other expense--net .................     20        783
                                      ------  ---------
Loss before income taxes ............    (83)    (1,544)
Benefit for income taxes ............    333      1,881
                                      ------  ---------
Net income ..........................   $250    $   337
                                      ======  =========

                      See notes to financial statements.

                           TEAM RENTAL GROUP, INC.
                      CONDENSED STATEMENTS OF CASH FLOWS
                            (AMOUNTS IN THOUSANDS)

                                                                 YEAR ENDED DECEMBER 31,
                                                             -----------------------------
                                                               1993      1994       1995
                                                             -------  ---------  ---------
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net income ................................................            $   250    $   337
 Adjustments to reconcile net income to net cash provided
 by  operating activities:
  Equity in earnings of subsidiaries .......................                749      1,264
  (Increase) decrease in other assets ......................             (1,436)     1,201
  Increase in accounts payable and accrued liabilities  ....              1,901        407
                                                                      ---------  ---------
  Net cash provided by operations ..........................              1,464      3,209
                                                                      ---------  ---------
CASH FLOWS USED IN INVESTING ACTIVITIES:
 Increase in investments in subsidiaries ...................   $(56)     (3,403)    (8,221)
                                                             -------  ---------  ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
 Proceeds from notes payable ...............................     39       2,571      6,845
 Purchase of treasury stock ................................                          (330)
 Cash received from stockholder advances, net ..............     20
                                                             -------  ---------  ---------
  Net cash provided by financing activities ................     59       2,571      6,515
                                                             -------  ---------  ---------
Net increase in cash and cash equivalents ..................      3         632      1,503
Cash and cash equivalents, beginning of period .............                  3        635
                                                             -------  ---------  ---------
Cash and cash equivalents, end of period ...................   $  3     $   635    $ 2,138
                                                             =======  =========  =========

                      See notes to financial statements.

                           TEAM RENTAL GROUP, INC.
                   NOTES TO CONDENSED FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

   Basis of Presentation

   These condensed financial statements consist of the parent company financial statements only of Team Rental Group, Inc. (the "Company") unconsolidated for any subsidiaries or divisions of the consolidated group. For the purpose of these stand alone parent company financial statements, the Company accounts for its investments in subsidiaries under the equity method of accounting. These financial statements should be read in conjunction with the consolidated financial statements of the Company for each of the three years in the period ended December 31, 1995. The Company was formed on December 31, 1992 as a holding company for a number of companies engaged in the rental of vehicles, including cars, trucks and passenger vans. For the year ended December 31, 1993 the Company had no operations.

                                                                   SCHEDULE II

                           TEAM RENTAL GROUP, INC.
                SCHEDULE OF VALUATION AND QUALIFYING ACCOUNTS
          FOR THE THREE YEARS IN THE PERIOD ENDED DECEMBER 31, 1995
                            (AMOUNTS IN THOUSANDS)


                                                               COLUMN C--ADDITIONS
                                                           --------------------------
                                               COLUMN B                    CHARGED TO
                                              BALANCE AT     CHARGED TO      OTHER       COLUMN D--     COLUMN E--
                                             BEGINNING OF    COSTS AND      ACCOUNTS     DEDUCTIONS   BALANCE AT END
COLUMN A--DESCRIPTION                           PERIOD        EXPENSES     DESCRIBED     DESCRIBED       OF PERIOD
- -----------------------------------------  --------------  ------------  ------------  ------------  ---------------
Allowance for doubtful accounts--trade
 and vehicle receivable--1993 activity  ..       $385                                      $(112)         $  273
Allowance for doubtful accounts--trade
 and vehicle receivable--1994 activity  ..       $273          $  228                                     $  501
Allowance for doubtful accounts--trade
 and vehicle receivable--1995 activity  ..       $501          $1,796                                     $2,297

 ITEM 17. UNDERTAKINGS

   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the provisions referred to in Item 14 or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against the public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

   The Company hereby undertakes that:

       1. For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be a part of this Registration Statement as of the time it was declared effective.

       2. For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES


   Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment to its Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of New York, State of New York on June 13, 1996.

                                          TEAM RENTAL GROUP, INC.
                                          By: /s/ Sanford Miller
                                          ----------------------------
                                                  Sanford Miller
                                          Chairman and Chief
                                            Executive Officer

   Pursuant to the requirements of the Securities Act of 1933, this Amendment to Registration Statement has been signed below by the following persons in the capacities indicated on June 13, 1996.

       SIGNATURE                                 TITLE
- ----------------------  -----------------------------------------------------
/s/ Sanford Miller
- ----------------------
 Sanford Miller         Chairman of the Board and Chief Executive Officer
                        (Principal Executive Officer) and Director

           *
- ----------------------
 John P. Kennedy        President, Chief Operating Officer and Director

           *
- ----------------------
 Jeffrey D. Congdon     Chief Financial Officer (Principal Financial and
                        Accounting Officer), Secretary and Director

           *
- ----------------------
 Ronald D. Agronin      Director

           *
- ----------------------
 James F. Calvano       Director

           *
- ----------------------
 Stephen L. Weber       Director

           *
- ----------------------
 Jeffrey R. Mirkin      Director

           *
- ----------------------
 Alan D. Liker          Director


* By: /s/ Sanford Miller
- -------------------------
Sanford Miller
Attorney-in-fact

                                EXHIBIT INDEX




  EXHIBIT NO.    DESCRIPTION
- ---------------  -----------------------------------------------------------------------------------------
*1.1             Form of Underwriting Agreement.
2.1              Share Exchange Agreement dated April 25, 1994 among Team Rental Group, Inc., Sanford
                 Miller, Jeffrey Congdon, John Kennedy, Brian Britton, Richard Hinkle and Richard Sapia
                 (incorporated by reference to Exhibit 10.24 to the Company's Registration Statement on
                 Form S-1, File No. 33-78274, dated April 28, 1994).
2.2              First Amendment to Share Exchange Agreement dated June 13, 1994 among Team Rental Group,
                 Inc., Sanford Miller, Jeffrey Congdon, John Kennedy, Brian Britton, Richard Hinkle and
                 Richard Sapia (incorporated by reference to Exhibit 10.36 to Amendment No. 1 to the
                 Company's Registration Statement on Form S-1, File No. 33-78274, dated June 17, 1994).
2.3              Second Amendment to Share Exchange Agreement dated July 5, 1994 among Team Rental Group,
                 Inc., Sanford Miller, Jeffrey Congdon, John Kennedy, Brian Britton, Richard Hinkle and
                 Richard Sapia (incorporated by reference to Exhibit 10.38 to Amendment No. 2 to the
                 Company's Registration Statement on Form S-1, File No. 33-78274, dated July 7, 1994).
2.4              Asset Purchase Agreement, dated April 25, 1994, among Freedom River, Inc., Chrysler
                 Credit Corporation, Team Rental of Cincinnati, Inc., Team Rental of Philadelphia, Inc.
                 and Team Rental of Pittsburgh, Inc. (incorporated by reference to Exhibit 10.21 to the
                 Company's Registration Statement on Form S-1, File No. 33-78274, dated April 28, 1994).
2.5              Agreement, dated October 20, 1995, among Team Rental Group, Inc., Team Rental of Southern
                 California, Inc., BRAC-OPCO, Inc., and Budget Rent a Car of Southern California
                 (incorporated by reference to Exhibit 2.5 to the Company's Annual Report on Form 10-K for
                 the year ended December 31, 1995).






  EXHIBIT NO.    DESCRIPTION
- ---------------  -----------------------------------------------------------------------------------------
2.6              Stock Purchase Agreement, dated as of December 21, 1995, by and among the Company,
                 Arizona Rent-A-Car Systems, Inc., David Katzin, Michael Katzin, Jon David Katzin,
                 Gabrielle De Lavigne, the David Katzin Irrevocable Trust (dated November 17, 1989) and
                 Katzin Investments L.C. (incorporated by reference to Exhibit 2.1 to the Company's
                 Current Report on Form 8-K dated December 21, 1995).
2.7              Stock Purchase Agreement, dated as of November 1, 1994, by and between Team Rental of Ft.
                 Wayne, Inc., Sanford Miller, Richard Sapia and Andrew Klein (incorporated by reference to
                 Exhibit 10.38 to the Company's Annual Report on Form 10-K for the year ended December 31,
                 1994).
2.8              Agreement, dated as of December 20, 1994, among the Company, MacKay Car & Truck Rentals,
                 Inc. and Kenneth V. MacKay (incorporated by reference to Exhibit 10 to the Company's
                 Current Report on Form 8-K dated January 13, 1995).
2.9              Agreement, dated December 22, 1994, by and among Don Kremer Lincoln Mercury, Inc.,
                 Richard E. Hagopian, and Team Rental Group, Inc. (incorporated by reference to Exhibit
                 10.30 to the Company's Annual Report on Form 10-K for the year ended December 31, 1995).
2.10             Agreement, dated as of March 8, 1995, among Team Rental of Connecticut, Inc., Team Rental
                 Group, Inc., Rental Car Resources Inc. and James Salatto and Joseph Salatto (incorporated by reference to Exhibit 10.31 to the Company's Annual Report on Form 10-K for the year ended December 31, 1995).
3.1              Amended and Restated Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.1 to the Company's Registration Statement on Form S-1, File No.
                 33-78274, dated April 28, 1994).
3.2              By-Laws of the Company (incorporated by reference to Exhibit 3.2 to the Company's
                 Registration Statement on Form S-1, File No. 33-78274, dated April 28, 1994).
4.1              Specimen Stock Certificate (incorporated by reference to Exhibit 4.1 to the Company's
                 Annual Report on Form 10-K for the year ended December 31, 1995).
4.2              Base Indenture between Team Fleet Financing Corporation, as Issuer, Team Rental Group,
                 Inc., as Servicer and Team Interestholder, and Bankers Trust Company, as Trustee,
                 relating to Rental Car Asset Backed Notes (incorporated by reference to Exhibit 4.1 to the Company's Annual Report on Form 10-K for the year ended December 31, 1994).
4.3              Supplemental Indenture relating to Rental Car Asset Backed Notes (incorporated by reference to Exhibit 4.2 to the Company's Annual Report on Form 10-K for the year ended
                 December 31, 1994).
4.4              Base Indenture among BRAC SOCAL Funding Corporation, as Issuer, BRAC-OPCO, Inc., as
                 Servicer and Retained Interestholder, and Bankers Trust Company, as Trustee (incorporated by reference to Exhibit 4.5 to the Company's Annual Report on Form 10-K for the year ended December 31, 1995).
4.5              Series 1995-1 Supplement to Base Indenture among BRAC SOCAL Funding Corporation, as
                 Issuer, BRAC-OPCO, Inc., as Servicer and Retained Interestholder, and Bankers Trust
                 Company, as Trustee (incorporated by reference to Exhibit 4.6 to the Company's Annual
                 Report on Form 10-K for the year ended December 31, 1995).






  EXHIBIT NO.    DESCRIPTION
- ---------------  -----------------------------------------------------------------------------------------
4.6              Supplement No. 1 to Indenture, dated as of October 20, 1995, among BRAC SOCAL Funding
                 Corporation, BRAC-OPCO, Inc., Team Rental of Southern California, Inc., and Bankers Trust
                 Company (incorporated by reference to Exhibit 4.7 to the Company's Annual Report on Form
                 10-K for the year ended December 31, 1995).
4.7              Master Motor Vehicle Lease and Servicing Agreement by and among Team Fleet Financing
                 Corporation, as Lessor, Team Rental Group, Inc., as Guarantor, and Tranex Rentals of New
                 York, Inc., Capital City Leasing, Inc., Lee-Al, Inc., Westeam Enterprises, Inc., Team
                 Rental of Philadelphia, Inc., Team Rental of Pittsburgh, Inc. and Team Rental of
                 Cincinnati, Inc., as Lessees (incorporated by reference to Exhibit 4.3 to the Company's
                 Annual Report on form 10-K for the year ended December 31, 1994).
*4.8             Master Motor Vehicle Lease and Servicing Agreement, dated February 15, 1995 among BRAC
                 SOCAL Funding Corporation, as Lessor, BRAC OPCO, Inc. and certain other affiliates, as
                 Lessees, relating to the Second Fleet Financing Facility.
4.9              First Amendment to Registration Rights Agreement, dated as of November 1, 1994, among the
                 Company, Brian Britton, Jeffrey Congdon, Richard Hinkle, John Kennedy, Sanford Miller and
                 Richard Sapia (incorporated by reference to Exhibit 10.24 to the Company's Annual Report on Form 10-K for the year ended December 31, 1994).
4.10             Letter Agreement, dated as of November 1, 1994, between Andrew Klein and the Company acknowledging that Andrew Klein is a party to the Registration Rights Agreement, dated as of August 25, 1994, as amended (incorporated by reference to Exhibit 10.25 to the
                 Company's Annual Report on Form 10-K for the year ended December 31, 1994).
4.11             Registration Rights Agreement, dated March 8, 1995, by and among Team Rental Group, Inc.
                 and James Salatto (incorporated by reference to Exhibit 4.12 to the Company's Annual
                 Report on Form 10-K for the year ended December 31, 1995).
4.12             Registration Rights Agreement, dated as of October 20, 1995, between Team Rental Group,
                 Inc. and Budget Rent a Car of Southern California (incorporated by reference to Exhibit
                 4.13 to the Company's Annual Report on Form 10-K for the year ended December 31, 1995).
4.13             Registration Rights Agreement, dated as of February 27, 1996, between Team Rental Group,
                 Inc. and Katzin Investments L.C. (incorporated by reference to Exhibit 4.1 to the
                 Company's Current Report on Form 8-K dated February 27, 1996).
4.14             Warrant No. 1-1994, dated as of August 24, 1994, to purchase 175,000 shares of Class A
                 Common Stock, par value $.01 per share, of the Company, issued to Budget Rent a Car
                 Corporation (incorporated by reference to Exhibit 10.26 to the Company's Annual Report on
                 Form 10-K for the year ended December 31, 1994).
***5.1           Opinion of King & Spalding.
10.1             Sublicense Agreement dated April 1, 1987 between Budget Rent A Car of Southern California and Westeam Enterprises, Inc. (incorporated by reference to Exhibit 10.1 to the Company's
                 Registration Statement on Form S-1, File No. 33-78274, dated April 28, 1994).






  EXHIBIT NO.    DESCRIPTION
- ---------------  -----------------------------------------------------------------------------------------
10.2             Sublicense Agreement dated October 28, 198 between Budget Rent A Car of Southern
                 California and Lee-Al, Inc. (incorporated by reference to Exhibit 10.3 to the Company's
                 Registration Statement on Form S-1, File No. 33-78274, dated April 28, 1994).
*10.3            Letter Agreement dated October 23, 1989 between Transportation and Storage Associates
                 d/b/a Budget Rent a Truck of Southern California and Budget Rent a Car of Southern
                 California.
10.4             Prime License Agreement dated August 25, 1994 between Budget Rent A Car Corporation and
                 Team Rental of Pittsburgh, Inc. d/b/a Budget Rent A Car of Pittsburgh, Pennsylvania,
                 together with Addendum to License Agreement: Right of First Refusal, dated August 25,
                 1994 (incorporated by reference to Exhibit 10.5 to the Company's Annual Report on form
                 10-K for the year ended December 31, 1994).
10.5             Prime License Agreement dated August 25, 1994 between Budget Rent A Car Corporation and
                 Team Rental of Cincinnati, Inc. d/b/a Budget Rent A Car of Cincinnati, Ohio (incorporated by reference to Exhibit 10.6 to the Company's Annual Report on form 10-K for the year ended December 31, 1994).
10.6             Prime License Agreement dated August 25, 1994 between Budget Rent A Car Corporation and
                 Team Rental of Philadelphia, Inc. d/b/a Budget Rent A Car of Philadelphia, Pennsylvania,
                 together with Addendum to License Agreement dated August 25, 1994 and Addendum to License
                 Agreement: Right of First Refusal, dated August 25, 1994 (incorporated by reference to
                 Exhibit 10.7 to the Company's Annual Report on Form 10-K for the year ended December 31,
                 1994).
10.7             Prime License Agreement dated July 1, 1985 between Budget Rent a Car Corporation and
                 Capital City Leasing, Inc. d/b/a Budget Rent a Car of Richmond, Virginia, as amended by the Letter dated April 26, 1994 from Budget Rent a Car Corporation to Team Rental Group together with Consent Agreement Assignment of Prime License dated December 5, 1991 among
                 Budget Rent a Car Corporation, JHF Enterprises, Inc. and Capital City Leasing, Inc. d/b/a
                 Budget Rent a Car of Richmond, Virginia (incorporated by reference to Exhibit 10.9 to the
                 Company's Registration Statement on Form S-1, File No. 33-78274, dated April 28, 1994).
10.8             Prime License Agreement dated November 8, 1991 between Budget Rent a Car Corporation and
                 Tranex Rentals of New York, Inc. d/b/a Budget Rent a Car of Rochester, New York
                 (incorporated by reference to Exhibit 10.10 to the Company's Registration Statement on
                 Form S-1, File No. 33-78274, dated April 28, 1994).
10.9             Prime License Agreement dated August 1, 1991, between Budget Rent A Car Corporation and
                 Tranex Rentals of New York, Inc. d/b/a Budget Rent A Car of Albany, New York
                 (incorporated by reference to Exhibit 10.2 to the Company's Registration Statement on
                 Form S-1, File No. 33-78274, dated April 28, 1994).
10.10            Budget Rent a Car System Prime License Agreement, dated August 25, 1994, between Budget
                 Rent a Car Corporation and Westeam Enterprises, Inc. d/b/a Budget Rent a Truck of San
                 Diego, California (incorporated by reference to Exhibit 10.8 to the Company's Annual
                 Report on Form 10-K for the year ended December 31, 1994).






  EXHIBIT NO.    DESCRIPTION
- ---------------  -----------------------------------------------------------------------------------------
10.11            Amended and Restated Sublicense Agreement, dated as of October 20, 1995, between Budget
                 Rent a Car of Southern California and Team Rental of Southern California, Inc., along with Corporate Guaranty of Team Rental Group, dated as of October 20, 1995 (incorporated by reference to Exhibit 10.11 to the Company's Annual Report on Form 10-K for the year ended December 31, 1995).
10.12            Car Rental Operating License dated October 1, 1982 between the City of Philadelphia,
                 Automotive Rentals, Inc. d/b/a Budget Rent A Car of Philadelphia and Budget Rent A Car
                 Corporation (incorporated by reference to Exhibit 10.11 to the Company's Registration
                 Statement on Form S-1, File No. 33-78274, dated April 28, 1994).
10.13            Prime License Agreement dated February 1, 1995 by and between Budget Rent a Car
                 Corporation and Team Rental of Connecticut, Inc. d/b/a Budget Rent a Car of Hampden,
                 Massachusetts (incorporated by reference to Exhibit 10.13 to the Company's Annual Report on Form 10-K for the year ended December 31, 1995).
10.14            Prime License Agreement dated February 1, 1995 by and between Budget Rent a Car
                 Corporation and Team Rental of Connecticut, Inc. d/b/a Budget Rent a Car of Hartford and
                 New Haven, Connecticut (incorporated by reference to Exhibit 10.14 to the Company's
                 Annual Report on Form 10-K for the year ended December 31, 1995).
10.15            Prime License Agreement dated December 22, 1994 by and between Budget Rent a Car
                 Corporation and Team Rental of Dayton, Inc. d/b/a Budget Rent a Car of Dayton and Budget
                 Car Sales (incorporated by reference to Exhibit 10.15 to the Company's Annual Report on
                 Form 10-K for the year ended December 31, 1995).
10.16            Prime License Agreement dated December 22, 1994 by and between Budget Rent a Car
                 Corporation and Team Rental of Dayton, Inc. d/b/a Budget Rent a Car of Richmond, Indiana
                 (incorporated by reference to Exhibit 10.16 to the Company's Annual Report on Form 10-K
                 for the year ended December 31, 1995).
10.17            Prime License Agreement dated January 4, 1995 by and between Budget Rent a Car
                 Corporation and Team Rental of Charlotte, Inc. d/b/a Budget Rent a Car of Hickory, North
                 Carolina (incorporated by reference to Exhibit 10.17 to the Company's Annual Report on
                 Form 10-K for the year ended December 31, 1995).
10.18            Prime License Agreement dated January 4, 1995 by and between Budget Rent a Car
                 Corporation and Team Rental of Charlotte, Inc. d/b/a Budget Rent a Car of Charlotte,
                 North Carolina (incorporated by reference to Exhibit 10.18 to the Company's Annual Report on Form 10-K for the year ended December 31, 1995).
10.19            Prime License Agreement dated January 4, 1995 by and between Budget Rent a Car
                 Corporation and Team Rental of Charlotte, Inc. d/b/a Budget Rent a Car of Asheville,
                 North Carolina (incorporated by reference to Exhibit 10.19 to the Company's Annual Report on Form 10-K for the year ended December 31, 1995).
10.20            Prime License Agreement dated October 1, 1976 by and between Budget Rent a Car
                 Corporation of America and Don Kremer, Inc. d/b/a Budget Rent a Car of Dayton, as amended by Amendment to License Agreement dated November 1, 1991 (incorporated by reference to
                 Exhibit 10.20 to the Company's Annual Report on Form 10-K for the year ended December 31,
                 1995).






  EXHIBIT NO.    DESCRIPTION
- ---------------  -----------------------------------------------------------------------------------------
***10.21         Agreement dated November 23, 1960 between Rent-A-Car Services Corporation and Frank
                 Katzin, Ernst Sielaff and Harry Verblen, as co-partners, d/b/a Budget Rent-A-Car of
                 Arizona, as amended by the Addendum dated November 23, 1960, the Agreement dated October
                 , 1961, the Release Agreement dated December 30, 1963, the Amendatory Agreement dated
                 November 1, 1966, the Amendment to Franchise Agreement dated March 18, 1968, the Addendum to License Agreement dated April 4, 1969, the Amendatory Agreement dated August 31, 1979, the Second Amendatory Agreement dated August 31, 1979 and the letter agreement dated
                 January 27, 1981, together with the Consent to and Agreement of Assignment dated December
                 , 1962 among Budget Rent-A-Car Corporation of America, Frank Katzin, Harry Verblen and
                 Ernst Sielaff, as co-partners d/b/a Budget Rent-A-Car of Arizona, and David Katzin and
                 Charles H. Juliusburg, and the Consent to and Agreement of Assignment dated April 3, 1968 among Budget Rent-A-Car Corporation of America, Frank Katzin, Ernst Sielaff, David Katzin
                 and Charles Juliusburg, as co-partners d/b/a budget Rent-A-Car of Arizona, Margaret F
                 Katzin.
10.22            Lease Agreement dated September 1, 1993 between Tranex Partners and Tranex Rentals of New
                 York, Inc., as amended by First Agreement dated as of July 1, 1994 (incorporated by reference to Exhibit 10.40 to the Company's Registration Statement on Form S-1, File No.
                 33-78274).
*10.23           Airport Concession Agreement between City of Phoenix (Aviation Department) and Arizona
                 Rent-a-Car Systems, Inc. dated November 1, 1990.
10.24            Lease Agreement dated September 1, 1993 between Miller and Hinkle, a Florida general partnership, and Capital City Leasing, Inc., as amended by First Amendment dated as of
                 July 1, 1994 (Henrico County, Virginia) (incorporated by reference to Exhibit 10.41 to
                 Amendment No. 3 to the Company's Registration Statement on Form S-1, File No. 33-78274,
                 dated August 12, 1994).
*10.25           Lease Agreement dated June 1, 1994 between Miller and Hinkle, a Florida general partnership, and Capital City Leasing, Inc. (Chesterfield County, Virginia).
10.26            Lease Agreement dated as of September 12, 1995 between MCK Real Estate Corporation, Team
                 Car Sales of Richmond, Inc. and Team Rental Group, Inc. (incorporated by reference to
                 Exhibit 10.24 to the Company's Annual Report on Form 10-K for the year ended December 31,
                 1995).
10.27            Agreement of Lease dated as of August 31,1995 between MCK Real Estate Corporation and
                 Team Rental of Philadelphia, Inc. (incorporated by reference to Exhibit 10.25 to the
                 Company's Annual Report on Form 10-K for the year ended December 31, 1995).
10.28            Environmental Remediation Agreement between Chrysler Credit Corporation and Team Rental
                 Group, Inc. (incorporated by reference to Exhibit 10.17 to the Company's Annual Report on
                 Form 10-K for the year ended December 31, 1994).
10.29            Agreement between Team Rental Group, Inc. and Transportation & Storage Associates dated
                 April 5, 1994 (incorporated by reference to Exhibit 10.5 to the Company's Registration
                 Statement on Form S-1, File No. 33-78274, dated April 28, 1994).
10.30            Share Purchase Agreement dated January 11, 1996 between Chrysler Corporation and the
                 Company (incorporated by reference to Exhibit 2.2 to the Company's Form 10-Q for the quarter ended March 31, 1996).






  EXHIBIT NO.    DESCRIPTION
- ---------------  -----------------------------------------------------------------------------------------
10.31            First Amended and Restated Credit Agreement, dated as of January 12, 1995, among Team
                 Fleet Services Corporation, the Company and NBD Bank, N.A. (incorporated by reference to
                 Exhibit 10.40 to the Company's Annual Report on Form 10-K for the year ended December 31,
                 1994).
10.32            First Amendment to Credit Agreement dated May 23, 1995 (incorporated by reference to
                 Exhibit 10.38 to the Company's Annual Report on Form 10-K for the year ended December 31,
                 1995).
10.33            Second Amendment to Credit Agreement dated July 11, 1995 (incorporated by reference to
                 Exhibit 10.39 to the Company's Annual Report on Form 10-K for the year ended December 31,
                 1995).
10.34            Third Amendment to Credit Agreement dated December 29, 1995 (incorporated by reference to
                 Exhibit 10.40 to the Company's Annual Report on Form 10-K for the year ended December 31,
                 1995).
10.35            Fourth Amendment to Credit Agreement dated February 27, 1996 (incorporated by reference to Exhibit 10.41 to the Company's Annual Report on Form 10-K for the year ended December
                 31, 1995).
10.36            Fifth Amendment to Credit Agreement dated March 28, 1996 (incorporated by reference to
                 Exhibit 10.3 to the Company's Form 10-Q for the quarter ended March 31, 1996)
*10.37           Sixth Amendment to Credit Agreement dated May 1, 1996.
*10.38           Seventh Amendment to Credit Agreement dated May 31, 1994
10.39            Credit Agreement dated May 16, 1995 by and among Team Rental Group, Inc., Team Fleet
                 Services Corporation and BankOne Indianapolis, N.A. (incorporated by reference to Exhibit
                 10.42 to the Company's Annual Report on Form 10-K for the year ended December 31, 1995).
10.40            First Amendment to BankOne Credit Agreement dated November 1, 1995 (incorporated by reference to Exhibit 10.43 to the Company's Annual Report on Form 10-K for the year ended
                 December 31, 1995).
10.41            Second Amendment to BankOne Credit Agreement dated February 2, 1996 (incorporated by reference to Exhibit 10.44 to the Company's Annual Report on Form 10-K for the year ended
                 December 31, 1995).
10.42            Form of World Omni, Inc. Term Note (incorporated by reference to Exhibit 10.45 to the
                 Company's Annual Report on Form 10-K for the year ended December 31, 1995).
10.43            Promissory Note, dated February 27, 1996, from Team Rental of Southern California, Inc.
                 to Budget Rent a Car of Southern California in the principal amount of approximately
                 $4,775,000 (incorporated by reference to Exhibit 10.46 to the Company's Annual Report on
                 Form 10-K for the year ended December 31, 1995).
10.44            Promissory Note, dated February 27, 1996, from the Company to Katzin Investments L.C. in the aggregate principal amount of $10,000,000 (incorporated by reference to Exhibit 10.47 to the Company's Annual Report on Form 10-K for the year ended December 31, 1995).
10.45            Term Note dated February 27, 1996 from NationsBank, N.A. (South) to the Company
                 (incorporated by reference to Exhibit 10.48 to the Company's Annual Report on Form 10-K
                 for the year ended December 31, 1995).






  EXHIBIT NO.    DESCRIPTION
- ---------------  -----------------------------------------------------------------------------------------
10.46            Amendment No. 1 to Team Note dated April 2, 1996 from NationsBank, N.A. (South) to the
                 Company (incorporated by reference to Exhibit 10.2 to Form 10-Q for the quarter ended
                 March 31, 1996).
*10.47           Amendment No. 2 to Team Note dated May 27, 1996 from NationsBank, N.A. (South) to the
                 Company.
10.48            Revolving Credit Agreement by and between VPSI, Inc. and NationsBank, N.A. (South) dated
                 February 6, 1996 (incorporated by reference to Exhibit 10.4 to the Company's Form 10-Q for the quarter ended March 31, 1996).
10.49            Amendment and Waiver No. 1 to Revolving Credit Agreement and Security Agreement by and
                 between VPSI, Inc. and NationsBank, N.A. (South) dated March 28, 1996 (incorporated by reference to Exhibit 10.5 to the Company's Form 10-Q for the quarter ended March 31,
                 1996).
*10.50           Revolving Credit Agreement dated as of May 31, 1996 among Team Fleet Services
                 Corporation, NationsBank, N.A. (South) and certain Lenders.
10.51            Subordination Agreement, dated as of October 20, 1995, among Budget Rent a Car of
                 Southern California, BRAC-OPCO, Inc., Team Rental Group, Inc. and Team Rental of Southern
                 California (incorporated by reference to Exhibit 10.49 to the Company's Annual Report on
                 Form 10-K for the year ended December 31, 1995).
10.52            Shareholders' Agreement, dated as of October 20, 1995, by and among Team Rental Group,
                 Inc., the holders of the Company's Class B Common Stock, and Budget Rent a Car of
                 Southern California (incorporated by reference to Exhibit 10.50 to the Company's Annual
                 Report on Form 10-K for the year ended December 31, 1995).
10.53            1994 Option Plan (incorporated by reference to Exhibit 10.27 to the Company's
                 Registration Statement on Form S-1, File No. 33-78274, dated April 28, 1994).
10.54            1994 Director's Plan (incorporated by reference to Exhibit 10.28 to the Company's
                 Registration Statement on Form S-1, File No. 33-78274, dated April 28, 1994).
10.55            Indemnification Agreement dated April 25, 1994 between the Company and Sanford Miller
                 (incorporated by reference to Exhibit 10.29 to the Company's Registration Statement on
                 Form S-1, File No. 33-78274, dated April 28, 1994).
10.56            Indemnification Agreement dated April 25, 1994 between the Company and John Kennedy
                 (incorporated by reference to Exhibit 10.30 to the Company's Registration Statement on
                 Form S-1, File No. 33-78274, dated April 28, 1994).
10.57            Indemnification Agreement dated April 25, 1994 between the Company and Jeffrey Congdon
                 (incorporated by reference to Exhibit 10.31 to the Company's Registration Statement on
                 Form S-1, File No. 33-78274, dated April 28, 1994).
10.58            Indemnification Agreement dated April 25, 1994 between the Company and Ronald Agronin
                 (incorporated by reference to Exhibit 10.32 to the Company's Registration Statement on
                 Form S-1, File No. 33-78274, dated April 28, 1994).
10.59            Indemnification Agreement dated April 25, 1994 between the Company and Stephen Weber
                 (incorporated by reference to Exhibit 10.33 to the Company's Registration Statement on
                 Form S-1, File No. 33-78274, dated April 28, 1994).
**11.1           Statement re computation of per share earnings.
**21.1           Subsidiaries of the Company.
*23.1            Consent of Deloitte & Touche LLP






  EXHIBIT NO.    DESCRIPTION
- ---------------  -----------------------------------------------------------------------------------------
*23.2            Consent of Michael Silver & Company
*23.3            Consent of Coopers & Lybrand L.L.P.
***23.4          Consent of King & Spalding (included in Exhibit 5.1).
**27.1           Financial Data Schedule.

- ------------

   *   Filed herewith.
   **  Previously filed.
   *** To be filed by Amendment.